                               Amendment No. 1 to
                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant To Section 14 (C)
                     of the Securities Exchange Act of 1934

        Filed by the Registrant [X]

        Filed by a Party other than the Registrant [ ]

        Check the appropriate box:

        [X] Preliminary Information Statement

        [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

        [ ] Definitive Information Statement


--------------------------------------------------------------------------------
                        CENTRAL FINANCIAL ACCEPTANCE CORP
--------------------------------------------------------------------------------

        Payment of Filing Fee (Check the appropriate box):

        [ ] No fee required.

        [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and
        0-11.

        1)      Title of each class of securities to which transaction applies:

                ----------------------------------------------------------------

        2)      Aggregate number of securities to which transaction applies:

                ----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                ----------------------------------------------------------------

        4)      Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------

        5)      Total fee paid:

                ----------------------------------------------------------------

        [X] Fee previously paid with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

                ----------------------------------------------------------------

        2)      Form, Schedule or Registration Statement No.:

                ----------------------------------------------------------------

        3)      Filing Party:

                ----------------------------------------------------------------

        4)      Date Filed:
                            ----------------------------------------------------

                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION
                            5480 EAST FERGUSON DRIVE
                           COMMERCE, CALIFORNIA 90022



Dear Stockholder:

        This letter and the accompanying Information Statement are being sent to you to inform you that your Board of Directors and stockholders owning a majority of the outstanding common stock of Central Financial Acceptance Corporation, or Central Financial, have approved a Plan of Complete Dissolution, Liquidation and Distribution, or the Plan.


        The Plan provides for the dissolution and liquidation of Central Financial, and the liquidating distribution to you of all of the common stock of our two subsidiaries, Hispanic Express, Inc. and Banner Central Finance Company. Hispanic Express and Banner Central Finance operate all of our businesses through their subsidiaries.


        - Hispanic Express operates our businesses which provide consumers financial products and services and travel services; and


        - Banner Central Finance operates our businesses which originate, sell and service mortgage loans, and purchase consumer receivables, which are generated from the sale of consumer products.



        Under the Plan, you will become the owner of one share of common stock of each of Hispanic Express and Banner Central Finance for every share of Central Financial common stock that you own on the date that Central Financial dissolves and liquidates under the Plan, or the Liquidation Date. It is anticipated that the Liquidation Date will be February 28, 2001. We will notify you when the Liquidation Date is certain. On the Liquidation Date:


        -       Central Financial will dissolve and liquidate under the Plan;

        - no further transfers of your shares of common stock of Central Financial will be made on our stock books; and

        - Central Financial will transfer to its exchange agent certificates representing all of the outstanding shares of the common stock of Hispanic Express and Banner Central Finance for the benefit of holders of record of Central Financial common stock as of the Liquidation Date.


        It is contemplated that when the shares of common stock of Hispanic Express and Banner Central Finance are distributed to you, each of Hispanic Express and Banner Central Finance will become a separate publicly held company. Each of the companies will be headquartered in Commerce, California.



        As discussed in more detail in the Information Statement, we are liquidating, dissolving and distributing the common stock of Hispanic Express and Banner Central Finance to enhance the values of Hispanic Express and Banner Central Finance to their ultimate stockholders, by allowing each company to focus on the pursuit of its independent business objectives.


        I encourage you to read the attached Information Statement carefully as it provides more details about the dissolution and liquidation of Central Financial and the distribution of the shares of common stock of Hispanic Express and Banner Central Finance. We believe this transaction presents exciting opportunities for both companies and you as their future stockholders. I thank you for your past support of Central Financial and would encourage you to continue to support Hispanic Express and Banner Central Finance as we move forward.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this information statement. Any representation to the contrary is a criminal offense.

        This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.



        The date of this Information Statement is January 31, 2001. We are sending this Information Statement to Central Financial stockholders on or around January 31, 2001.


                                   Best regards,



                                   /s/ Gary M. Cypres
                                   -------------------------------
                                   Gary M. Cypres
                                   Chairman of the Board

                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION

                       INFORMATION STATEMENT PERTAINING TO
                       THE DISSOLUTION AND LIQUIDATION OF
                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION
                                       AND
                     THE DISTRIBUTION OF THE COMMON STOCK OF
                             HISPANIC EXPRESS, INC.
                                       AND
                         BANNER CENTRAL FINANCE COMPANY



                                       TO

                                THE STOCKHOLDERS
                                       OF
                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION




                                JANUARY 31, 2001

                                TABLE OF CONTENTS



                                                                                             PAGE
Plan Of Complete Dissolution, Liquidation And Distribution.................................      1

Certain Relationships and Agreements Among Central Financial, Hispanic Express,
        Banner Central Finance and Affiliates..............................................      6

Stock Ownership of Central Financial.......................................................     10

Discussion Of Hispanic Express, Inc........................................................     12

Management's Discussion And Analysis Of Financial Condition
        And Results Of Operations -- Hispanic Express, Inc.................................     30

Management -- Hispanic Express, Inc........................................................     42

Discussion of Capital Stock And Certain Applicable Corporate Law -- Hispanic Express,
        Inc................................................................................     48

Consolidated Financial Statements -- Hispanic Express, Inc.................................     51

Discussion Of Banner Central Finance Company...............................................     71

Management's Discussions And Analysis Of Financial Condition
        And Results Of Operations -- Banner Central Finance Company........................     79

Management -- Banner Central Finance Company...............................................     87

Discussion of Capital Stock And Certain Applicable
        Corporate Law -- Banner Central Finance Company....................................     91

Consolidated Financial Statements -- Banner Central Finance Company........................     94

Forward - Looking Statements And Available Information.....................................    111



                              INFORMATION STATEMENT

        This Information Statement is being furnished solely to provide information to our stockholders who will receive shares of common stock of Hispanic Express and Banner Central Finance in connection with the liquidation and dissolution of Central Financial. This document is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Central Financial, Hispanic Express or Banner Central Finance. We believe the information contained in this Information Statement to be accurate as of the date set forth on its cover. Changes may occur after that date. We will not update the information except in the normal course of our respective public disclosures.



                             ADDITIONAL INFORMATION



        For questions relating to the liquidation and dissolution of Central Financial and the distribution and delivery of Hispanic Express and Banner Central Finance's common stock certificates, call Gary M. Cypres at (323) 720-8600.


        We have not authorized any person to give any information or to make any representations other than those contained in this information statement. Therefore, if given or made, such information or representations must not be relied upon as having been authorized.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION
           PLAN OF COMPLETE DISSOLUTION, LIQUIDATION AND DISTRIBUTION

GENERAL


        On September 6, 2000, the Board of Directors of Central Financial Acceptance Corporation, or Central Financial, approved a Plan of Complete Dissolution, Liquidation and Distribution, or the Plan, which provides for the dissolution and liquidation of Central Financial, and the liquidating distribution, or the Distribution, to you of all the common stock of our two wholly-owned subsidiaries, one of which is Hispanic Express, Inc., or Hispanic Express, and the other of which is Banner Central Finance Company, or Banner Central Finance. Pursuant to the Plan, each holder of our common stock will, for every share of our common stock owned by such holder on the date that we dissolve and liquidate under the Plan, or the Liquidation Date, become the owner of one share of common stock of each of Hispanic Express and Banner Central Finance. Throughout this "PLAN OF COMPLETE DISSOLUTION, LIQUIDATION AND DISTRIBUTION" section, and the following sections "CERTAIN RELATIONSHIPS AMONG CENTRAL FINANCIAL, HISPANIC EXPRESS, BANNER CENTRAL FINANCE AND AFFILIATES" and "STOCK OWNERSHIP OF CENTRAL FINANCIAL," we use the terms "Central Financial," "we," "our" and "us" to refer to Central Financial.



        As further described below, the various businesses that are conducted by each of Hispanic Express and Banner Central Finance are conducted through their respective subsidiaries. These subsidiaries were, prior to the formation of Hispanic Express and Banner Central Finance, owned by us (see the "before" chart below). In September 2000, we formed Hispanic Express and Banner Central Finance as part of the Plan, under which we will ultimately dissolve and liquidate, leaving Hispanic Express and Banner Central Finance to own their respective subsidiaries (see the "after" chart below) and to carry on the businesses that were previously conducted when such subsidiaries were owned directly by us (see the "after" chart below). As of the date of this Information Statement, the Plan is partially completed, which means that we have formed the two new wholly-owned subsidiaries (Hispanic Express and Banner Central Finance) and have contributed our previously-existing subsidiaries to these new subsidiaries. However, because the Plan has not been fully consummated, we have not dissolved and liquidated and are still the parent company of Hispanic Express and Banner Central Finance.



        In connection with the adoption of the Plan, we contributed all of our assets and business to Hispanic Express and Banner Central Finance.
Specifically:



        - We contributed to Hispanic Express all of the issued and outstanding capital stock of Central Consumer Finance Company, Centravel, Inc. and BCE Properties I, Inc., all of which are wholly-owned subsidiaries of Hispanic Express. Central Consumer Finance Company has four wholly-owned subsidiaries, namely, Central Check Cashing, Inc., Central Financial Acceptance Corporation Accidental & Health Reinsurance, Limited, Central Finance Reinsurance, Ltd. and Central Consumer Company of Nevada. As a result of these contributions, Hispanic Express through its subsidiaries will be engaged in the consumer financial products business and the travel services business. It is anticipated that Hispanic Express will not conduct any business activities apart from those of its subsidiaries.



        - We contributed to Banner Central Finance all of the issued and outstanding capital stock of Central Installment Credit Corporation, Central Financial Acceptance/Insurance Agency and Central Premium Finance Company, all of which are wholly-owned subsidiaries of Banner Central Finance. In addition, we contributed to Central Installment Credit Corporation the assets and liabilities of the mortgage business owned by Central Consumer Finance Company. As a result of these contributions, Banner Central Finance through its subsidiaries will be engaged in the purchased consumer receivables business, the mortgage business and the sale and financing of automobile insurance. It is anticipated that Banner Central Finance will not conduct any business activities apart from those of its subsidiaries.



        Set forth below are charts that illustrate the relationships among the companies discussed above, before and after the consummation of the Plan.

                                  [FLOWCHART]



                                     BEFORE*




                                  [FLOWCHART]




                                     AFTER*




* Each subsidiary is wholly-owned by its representative parent company.

        On September 29, 2000, West Coast Private Equity Partners, L.P., or West Coast, owning a majority of the outstanding shares of our common stock, voted to approve the Plan. It is anticipated that the Liquidation Date will be February 28, 2001. We will notify you when the Liquidation Date is certain.



        The dissolution and liquidation of Central Financial and the distribution of the common stock of Hispanic Express and Banner Central Finance under the Plan is intended to separate Central Financial into two publicly held companies and to enhance stockholder value over the long term. The businesses of Hispanic Express and Banner Central Finance have distinct investment, operating and financial characteristics. The Board of Directors of Central Financial believes that implementing the Plan will enable the investment community to analyze more effectively the investment characteristics, performance and future prospects of each business, enhancing the likelihood that each will achieve appropriate market recognition of its value. The Board also believes that the implementation of the Plan will allow Hispanic Express and Banner Central Finance to concentrate on their respective businesses and provide each company with greater flexibility in pursuing their independent business objectives.



        A stockholder of Central Financial will have the same percentage ownership interest in Hispanic Express and Banner Central Finance after the consummation of the Plan (though on a direct basis) as he or she had in Central Financial before the consummation of the Plan. We believe that after the consummation of the Plan current stockholders and future investors will have the ability to make separate investment decisions regarding each of Hispanic Express and Banner Central Finance and their respective businesses.


MANNER OF EFFECTING THE PLAN


        Under the Plan, Central Financial will distribute to you one share of common stock of each of Hispanic Express and Banner Central Finance for each share of Central Financial common stock that you hold of record as of the Liquidation Date. On the Liquidation Date:



                -       we will dissolve and liquidate under the Plan;



                - no further transfers of your shares of our common stock will be made on our stock books; and



                - we will transfer to our exchange agent, certificates representing all of the issued and outstanding shares of the common stock of Hispanic Express and Banner Central Finance, for the benefit of and distribution to the holders of record of our common stock as of the Liquidation Date.


        You will not have to pay anything for the shares of Hispanic Express and Banner Central Finance common stock that we distribute to you. You will not have any rights of dissent with respect to any part of the transactions that are discussed in this Information Statement.

        The Board of Directors of Central Financial has reserved the right to abandon, defer or modify the Plan, including the distribution of the common stock of Hispanic Express and Banner Central Finance, at any time prior to the date of the Distribution.


        The consummation of the Plan and the Distribution are subject to a number of conditions including:


        - the common stock of Hispanic Express and Banner Central Finance must have been registered under the Exchange Act; and


        - Central Financial, on the one hand, and Hispanic Express and Banner Central Finance, on the other hand, must have furnished to the other all documents, agreements and assignments necessary to consummate the Plan and the Distribution.

TRADING OF COMMON STOCK


        There is currently no public market for the shares of the common stock of Hispanic Express and Banner Central Finance, and we do not know whether a trading market will develop on or after the date on which such shares are distributed to you. The common stock of Central Financial currently trades on the OTC Bulletin Board. We would expect the shares of common stock of Hispanic Express and Banner Central Finance Common Stock to also trade on the OTC Bulletin Board under the respective symbols "HEXI" and "BCFC" if, after the Liquidation Date, at least one market maker submits application to the OTC Bulletin Board in which it represents that:


        - it desires to represent Hispanic Express and Banner Finance Company as a market maker; and

        - it has satisfied all applicable requirements of the Securities and Exchange Commission and the National Association of Securities Dealers.


        Immediately after the Distribution, there are expected to be approximately 7,166,000 shares each of Hispanic Express and Banner Central Finance common stock issued and outstanding. Based on the current ownership of our common stock, we expect there to be approximately 138 initial beneficial holders and approximately six initial holders of record of the common stock of each of Hispanic Express and Banner Central Finance, and that the public float for each of the companies will be approximately 1,939,000 shares of common stock.


        Shares of Hispanic Express and Banner Central Finance common stock distributed to you will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Hispanic Express and Banner Central Finance under the Securities Act of 1933, as amended, or the Securities Act. Persons who may be deemed to be affiliates of Hispanic Express and Banner Central Finance after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Hispanic Express and Banner Central Finance, and may include the directors of Hispanic Express and Banner Central Finance as well as principal stockholders of Hispanic Express and Banner Central Finance. Persons who are affiliates of Hispanic Express and Banner Central Finance will be permitted to sell their shares of Hispanic Express and Banner Central Finance common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder. However, under applicable law and because of the substantial control it has over Hispanic Express and Banner Central Finance, West Coast will have "restricted securities" under Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE DISTRIBUTION

INTRODUCTION

        The following is a summary of the material U.S. Federal income tax consequences of the liquidation of Central Financial under the Internal Revenue Code of 1986, as amended, or the Revenue Code, in effect at the date of this Information Statement. This summary is included for general information purposes only. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder in light of his or her personal tax circumstances and does not discuss all of the tax consequences that may be relevant to certain types of stockholders (such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States, stockholders who acquire their shares through the exercise of any employee stock options or otherwise as compensation, and persons who receive payments in respect of options to acquire shares) subject to special treatment under the federal income tax laws. This summary also does not discuss the tax consequences to subsequent purchasers of Hispanic Express and Banner Central Finance Common Stock and is limited to stockholders that hold Central Financial Common Stock as capital assets within the meaning of Section 1221 of the Revenue Code.

        All Central Financial stockholders should consult their own tax advisors regarding the appropriate income tax treatment of them as a result of the liquidation of Central Financial, including the application of federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the income tax consequences described below.

TAX TREATMENT OF DISTRIBUTION OF HISPANIC EXPRESS AND BANNER CENTRAL STOCK


        The stockholders of Hispanic Express and Banner Central Finance will be treated as having sold their shares of Central Financial, for federal tax purposes, in an amount equal to the fair market value of Hispanic Express and Banner Central Finance common stock at the time of Distribution. After the Distribution, Central Financial will notify its stockholders and the Internal Revenue Service, or the IRS, of the fair market value of Hispanic Express and Banner Central Finance common stock. For this purpose, Central Financial will determine the fair market value of Hispanic Express and Banner Central Finance common stock based upon an evaluation of all relevant factors, including the trading price of the Hispanic Express and Banner Central Finance common stock following the date of the Distribution. Central Financial's determination of the fair market value of Hispanic Express and Banner Central common stock is not binding on the IRS.


        The basis of Hispanic Express and Banner Central Finance common stock received by a stockholder will be equal to its fair market value as of the date of liquidation. Stockholders will commence a new holding period for shares of Hispanic Express and Banner Central Finance common stock upon the liquidation of Central Financial.

        The liquidation of Central Financial and the distribution of shares of Hispanic Express and Banner Central Finance in the liquidation will not qualify as a tax-free split up under Section 355 of the Revenue Code. Accordingly, Central Financial will recognize gain or loss on the distribution of the Hispanic Express and Banner Central Finance shares in the liquidation. Central Financial expects that the result in this instance will be a capital loss that is not expected to be utilized by Central Financial.

        The former Central Financial stockholders will report gain or loss on the distribution to them of the Hispanic Express shares and the Banner Central Finance shares. This gain or loss will be equal to the difference between their tax basis for their Central Financial shares and the value of the Hispanic Express shares and Banner Central Finance shares distributed to them in the liquidation of Central Financial.

        Central Financial stockholders who hold their Central Financial shares as capital assets will have a capital gain or capital loss as a result of the Central Financial liquidation. The gain or loss will be long term or short term depending on whether or not their holding period for their Central Financial shares is in excess of one year. For individuals, long term capital gains are taxed at a maximum federal rate of 20%. Capital losses may only offset capital gains in the case of a corporate taxpayer. Capital losses may only offset capital gains plus up to $3,000 in ordinary income in the case of an individual taxpayer. Unused capital losses are subject to carryover rules.

TAX TREATMENT OF INCOME OR LOSS OF HISPANIC EXPRESS AND BANNER CENTRAL

        Hispanic Express and Banner Central Finance will each be classified as a corporation for federal income tax purposes and their income will be subject to the federal corporate income tax.

        The consummation of the dissolution and liquidation of Central Financial is not conditioned upon the receipt of any ruling from the IRS or any opinion of counsel as to tax matters.

                   CERTAIN RELATIONSHIPS AND AGREEMENTS AMONG
                      CENTRAL FINANCIAL, HISPANIC EXPRESS,
                           BANNER CENTRAL FINANCE AND
                                   AFFILIATES

INTRODUCTION


        In connection with the Plan, Central Financial, Hispanic Express, Banner Central Finance and Banner's Central Electric (which operates five installment credit stores in greater Los Angeles) have entered into various agreements for the purpose of defining the ongoing relationships among them. Since Central Financial currently owns both Hispanic Express and Banner Central Finance, these agreements are not the result of arm's-length negotiations. We believe, however, that these agreements are at least as favorable to Hispanic Express and Banner Central Finance as those that could have been obtained from unaffiliated third parties. The following is a summary of the material terms of the agreements. See Notes 1 and 10 to Hispanic Express's Consolidated Financial Statements and Notes 1 and 7 to Banner Central Finance's Consolidated Financial Statements appearing later in this Information Statement.



CONTRIBUTION AGREEMENTS



        Central Financial entered into separate contribution agreements, each referred to as the Contribution Agreement, with each of Hispanic Express and Banner Central Finance. The Contribution Agreements cover the following matters:



        Contribution of Central Financial Subsidiaries. Each Contribution Agreement provides for the contribution of all of the assets and businesses of Central Financial to Hispanic Express and Banner Central Finance. Specifically:


        - Central Financial contributed to Hispanic Express all of the issued and outstanding capital stock of Central Consumer Finance Company, Centravel, Inc. and BCE Properties I, Inc. Central Consumer Finance Company has four wholly-owned subsidiaries, namely, Central Check Cashing, Inc., Central Financial Acceptance Corporation Accident & Health Reinsurance, Limited, Central Finance Reinsurance, Ltd. and Central Consumer Company of Nevada; and

        - Central Financial contributed to Banner Central Finance all of the issued and outstanding capital stock of Central Installment Credit Corporation, Central Financial Acceptance/Insurance Agency and Central Premium Finance Company.


        Contribution of Additional Property. Each Contribution Agreement provides for the contribution by Central Financial of additional property from time to time, prior to or upon its dissolution and liquidation, if Central Financial should choose to do so.



        Assumption of Liabilities. The Hispanic Express Contribution Agreement provides for the assumption by Hispanic Express of all of the liabilities of Central Financial, whether these liabilities are known or unknown, or existed at the time that the Hispanic Express Contribution Agreement became effective or come into existence at a later time.



        Indemnification. The Hispanic Express Contribution Agreement provides for the indemnification of Central Finance by Hispanic Express against all liabilities, such as lawsuits or other claims by third parties. In addition, the Hispanic Express Contribution Agreement provides for the indemnification of the Central Financial stockholders at the Liquidation Date by Hispanic Express upon the dissolution and liquidation of Central Financial. However, there is always the possibility that Hispanic Express will cease to exist or that it will not have sufficient assets to fully indemnify Central Financial or the Central Financial stockholders. There is also the possibility that the indemnification obligations discussed in this section may not be enforceable under applicable law. In any such case, there would be the possibility that the Central Financial stockholders would be personally liable after the Liquidation Date for third party claims made against Central Financial, on a pro-rata basis and to the extent of the amount distributed to such stockholders in the Distribution.

FINANCING AGREEMENT

        Banner's Central Electric and Banner Central Finance have entered into an agreement, referred to as the Financing Agreement, pursuant to which Banner's Central Electric grants Banner Central Finance the exclusive right, at Banner Central Finance's option, to purchase without recourse consumer finance receivables originated by Banner's Central Electric for sales of merchandise at Banner's Central Electric stores in operation on the date of the Financing Agreement and for all stores which Banner's Central Electric may determine to open in the future during the term of the Financing Agreement. Banner Central Finance is not obligated to provide financing to any particular Banner's Central Electric customers, or to offer financing at any Banner's Central Electric location or locations. As part of this agreement, Banner Central Finance will agree to provide Banner's Central Electric with up to $6 million of inventory or inventory financing as long as the Financing Agreement remains in effect and Banner's Central Electric will agree to provide Banner Central Finance, at no charge, an amount of floor space at Banner's Central Electric's stores as Banner Central Finance may from time to time request. The Financing Agreement has a term of 10 years. Banner Central Finance or Banner's Central Electric may terminate the Financing Agreement at any time upon one-year's prior written notice to either party.

OPERATING AGREEMENT

        Hispanic Express and Banner Central Finance have entered into an agreement, referred to as the Operating Agreement, which covers the following matters:

        Allocation of Business Opportunities. Due to the potential conflicts of interest resulting from the relationships among Hispanic Express and Banner Central Finance, the Operating Agreement provides that Hispanic Express and its subsidiaries and Banner Central Finance and its subsidiaries will not, without prior written consent of each other, directly or indirectly, engage in or enter any business which the other is currently engaged in.

        Management and Other Services. The Operating Agreement provides that Hispanic Express and its subsidiaries are obligated to provide to Banner Central Finance and its subsidiaries and Banner Central Finance and its subsidiaries are obligated to utilize, certain services, including management information systems, employee benefit plans, legal and accounting, insurance, computer and data processing systems. These arrangements will continue until terminated by Hispanic Express or Banner Central Finance upon one-year's prior written notice. Termination may be made on a service-by-service basis or in its entirety. Banner Central Finance will pay Hispanic Express its actual cost of providing services to Banner Central Finance. If such services involve an allocation of expenses, Hispanic Express shall determine the allocation on the basis of the percentage utilization of such service or Hispanic Express's management's best estimate thereof.


        Employee Benefits. The Operating Agreement provides that Hispanic Express and Banner Central Finance will assume all liabilities under the existing employee welfare benefit and profit sharing plans of Central Financial with respect to the employees of Hispanic Express and Banner Central Finance and their subsidiaries who have become employees of each company. The Operating Agreement also provides that the employment by Hispanic Express and Banner Central Finance of individuals who were employees of Central Financial and the subsidiaries prior to the Distribution will not be deemed a severance of employment from Central Finance and the subsidiaries for the purpose of any policy, plan, program or agreement that provides for the payment of severance, salary continuation or similar benefits. The Operating Agreement also provides for Hispanic Express to assume Central Financial's Supplemental Executive Retirement Plan.


        Guaranty of Banner Central Finance Debt. The Operating Agreement provides that so long as the Financing Agreement is in effect Hispanic Express will guarantee up to $4 million of bank or similar financing which Banner Central Finance may borrow in connection with the purchases of consumer receivables generated from Banner's Central Electric.

TAX SHARING AGREEMENT

        Central Financial, Hispanic Express and Banner Central Finance have entered into a tax sharing agreement, referred to as the Tax Sharing Agreement, providing for:

        - the payment of federal, state and other income tax remittances or refunds for periods during which Hispanic Express and Banner Central Finance are included in the same consolidated group for federal income tax purposes;

        - the allocation of responsibility for the filing of such tax returns;

        -       the conduct of tax audits and the handling of tax controversies;
                and

        -       various related matters.

        For periods during which Hispanic Express and Banner Central Finance were included in Central Financial's consolidated federal and state income tax returns, Hispanic Express and Banner Central Finance will each be required to pay its allocable portion of the consolidated federal, state and other income tax liabilities and will be entitled to receive refunds determined as if Hispanic Express and Banner Central Finance and its subsidiaries had filed separate income tax returns. With respect to Central Financial's liability for payment of taxes for all periods during which Hispanic Express and Banner Central Finance were so included in Central Financial's consolidated federal income tax returns, Hispanic Express and Banner Central Finance will indemnify Central Financial for all federal, state, and other income tax liabilities for such periods. The date of the Distribution will be the last day on which Hispanic Express and Banner Central Finance are required to be included in Central Financial's consolidated federal income tax returns.


SERVICE MARK LICENSE AGREEMENTS



        Banner's Central Electric, on the one hand, and each of Hispanic Express, Banner Central Finance and Central Rents, Inc., an affiliate of Central Financial, on the other hand, have entered into separate service mark license agreements, collectively referred to as the Service Mark License Agreements. Under the Service Mark License Agreements, Banner's Central Electric grants to, as applicable, Hispanic Express, Banner Central Finance and Central Rents, Inc. and each of their subsidiaries, whether such subsidiaries exist now or come into existence at a later time, the right to license the federally registered trademark "CFAC." The Service Mark License Agreements are non-exclusive and each has an initial term of one year. The Service Mark License Agreements can be terminated by any applicable party to it upon one year's written notice, and Banner's Central Electric can terminate the Service Mark License Agreements at any time if there is a change in control of Hispanic Express, Banner Central Finance or Central Rents, Inc.


OTHER TRANSACTIONS WITH AFFILIATES

        Hispanic Express and Banner Central Finance, or their respective subsidiaries, may enter into additional agreements, arrangements and transactions or agreements that modify the agreements described above, after the consummation of the Distribution. Any such agreements, arrangements and transactions will be determined through negotiations between Hispanic Express and Banner Central Finance or their respective subsidiaries. Since West Coast may control both Hispanic Express and Banner Central Finance, such negotiations will not be at arm's length. See "Certain Relationships."

CERTAIN RELATIONSHIPS


        After the consummation of the Plan, West Coast and its coinvestors will beneficially own or otherwise control an aggregate of approximately 72% of the outstanding common stock of each of Hispanic Express and Banner Central Finance. In addition, Gary Cypres, the managing general partner of West Coast, will be the Chairman of the Board, Chief Executive Officer and President of Hispanic Express, and Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Banner Central Finance and Banner's Central Electric. As such, West Coast will be able to elect the entire Board of Directors, adopt amendments to Hispanic Express's and Banner Central Finance's certificate of incorporation, or effect a merger, sale of assets or other fundamental corporate transactions without the approval of Hispanic Express's and Banner Central Finance's other stockholders. West Coast will be able to control the direction and future operations of Hispanic Express and Banner Central Finance, including decisions regarding the issuance of additional shares of common stock and other securities. As long as West Coast is a majority stockholder of Hispanic Express and Banner Central Finance, it will be impossible for third parties to obtain control of Hispanic Express and Banner Central Finance through purchases of Common Stock not beneficially owned or otherwise controlled by West Coast. West Coast and Mr. Cypres may also have conflicts of interest with respect to transactions concerning Hispanic Express, Banner Central Finance, Banner's Central Electric, and other affiliates, which companies may have divergent interests.

                               STOCK OWNERSHIP OF
                                CENTRAL FINANCIAL



BENEFICIAL STOCK OWNERSHIP OF DIRECTORS AND OFFICERS



        The following table shows, as of December 13, 2000, the Central Financial common stock that our directors and executive officers beneficially own and those shares of our common stock owned by all executive officers and directors as a group.




                                                       COMMON STOCK
                                                    BENEFICIALLY OWNED(1)
                                                  -----------------------
                                                  NUMBER OF   PERCENT OF
NAME OF BENEFICIAL OWNER                          SHARES(2)    CLASS(3)
------------------------                          ---------   ----------
Gary M. Cypres(4) ............................     5,312,500      72.6%
Steve J. Olman(5) ............................         4,000      *
Edward Valdez(6) .............................         8,500      *
Donald Keys(7) ...............................         5,000      *
Howard Weitzman(8) ...........................         5,000      *
William R. Sweet(9) ..........................         3,800      *
Jose de Jesus Legaspi(10) ....................         2,800      *
Salvatore J. Caltagirone(10) .................         2,800      *
All directors and executive officers as a
group (8 persons)(11) ........................     5,344,400      72.8%



---------------
*   Less than 1%



(1) "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. So, for example, you "beneficially" own our common stock not only if you hold it directly, but also if you directly or indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have (or share) the power to vote the stock, to invest it, to sell it or you currently have the right to acquire it or the right to acquire it, for the purposes of this table, within 60 days of December 13, 2000.



(2) Except as otherwise noted below, each individual named in the table directly or indirectly has sole voting and investment power with respect to the shares shown which each such individual beneficially owns.



(3) Shares of our common stock issuable upon exercise of stock options exercisable within 60 days of December 13, 2000 are considered outstanding for computing the percentage of the person holding those options but are not considered outstanding for computing the percentage of any other person.



(4) Consists of 5,150,000 shares that are held as of December 13, 2000 by West Coast, Wells Fargo & Company and WCEP Pte. Ltd., for which Mr. Cypres has voting power, 77,500 shares that are held of record as of December 13, 2000 directly by Mr. Cypres, 12,500 shares that are held of record as of December 13, 2000 by Mr. Cypres' spouse and 12,500 shares that are held of record as of December 13, 2000 by or in trust by Mr. Cypres and his spouse for their children. An additional 60,000 shares are included representing options exercisable within 60 days of December 13, 2000. Of the 5,312,500 shares, Mr. Cypres will share voting and investment power of 25,000 shares with his spouse.



(5) Consists of 4,000 shares issuable upon exercise of stock options exercisable within 60 days of December 13, 2000 that will be held directly by Mr. Olman.



(6) Consists of 2,100 shares that are held of record as of December 13, 2000 directly by Mr. Valdez and 6,400 shares issuable upon exercise of stock options exercisable within 60 days of December 13, 2000.



(7) Consists of 5,000 shares issuable upon exercise of stock options exercisable within 60 days of December 13, 2000 that will be held directly by Mr. Keyes.



(8) Consists of 5,000 shares issuable upon exercise of stock options exercisable within 60 days of December 13, 2000 that will be held directly by Mr. Weitzman.



(9) Consists of 1,000 shares that are held of record as of December 13, 2000 directly by Mr. Sweet and 2,800 shares issuable upon exercise of stock options exercisable within 60 days of December 13, 2000.



(10) Consists of 2,800 shares issuable upon exercise of stock options exercisable within 60 days of December 13, 2000.



(11) Consists of 91,200 shares issuable upon exercise of stock options exercisable within 60 days of December 13, 2000.

BENEFICIAL STOCK OWNERSHIP OF 5% STOCKHOLDER



        The following table shows, as of December 13, 2000, all persons or entities we know to be "beneficial owners" of more than five percent of our common stock.




                                                         COMMON STOCK
                                                      BENEFICIALLY OWNED(1)
                                                   -------------------------
                                                   NUMBER OF       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(2)            SHARES(3)        CLASS(4)
---------------------------------------            ---------       ---------
Gary M. Cypres(5) ...........................      5,312,500         72.6%
West Coast Private Equity Partners, L.P. ....      3,665,047         51.15%
Wells Fargo & Company .......................      1,104,933         15.42%
WCEP Pte. Ltd. ..............................        380,020          5.30%
Wellington Management Company, LLP(6) .......        684,200          9.3%




(1)     See footnote 1 in table included above.



(2) The address for Mr. Cypres, and West Coast is 5480 East Ferguson Drive, Commerce, California 90022, and the address for Wellington Management Company, LLP, or Wellington Management, is 75 State Street, Boston, Massachusetts 02109. The address for Wells Fargo & Company is 421 Montgomery Street, San Francisco, California 94103 and the address for WCEP Pte. Ltd. is c/o West Coast, 5480 East Ferguson Drive, Commerce, California 90022.


(3) Except as otherwise noted below, each person and entity named in the table directly or indirectly has sole voting and investment power with respect to the shares shown which each such person or entity beneficially owns.


(4) Shares of our common stock issuable upon exercise of stock options exercisable within 60 days of December 13, 2000 are considered outstanding for computing the percentage of the person or entity holding those options but are not considered outstanding for computing the percentage of any other person or entity.



(5) Consists of 5,150,000 shares that are held as of December 13, 2000 by West Coast, Wells Fargo & Company, and WCEP Pte. Ltd., for which Mr. Cypres has voting control, 77,500 shares that are held of record as of December 13, 2000 directly by Mr. Cypres, 12,500 shares that are held of record as of December 13, 2000 by Mr. Cypres' spouse and 12,500 shares that are held of record as of December 13, 2000 by or in trust by Mr. Cypres and his spouse for their children. An additional 60,000 shares is included representing options exercisable within 60 days of December 13, 2000. Of the 5,312,500 shares, Mr. Cypres will share voting and investment power of 25,000 shares with his spouse.



(6) Based on a Schedule 13G filed with the SEC on February 11, 2000 relating to beneficial ownership of Central Financial's common stock by Wellington Management's clients. Of the 684,200 shares, Wellington Management shares the power to vote 436,000 of these shares and shares the power to dispose of all of these shares in its capacity as investment advisor to these clients.

                                  DISCUSSION OF
                             HISPANIC EXPRESS, INC.

INTRODUCTION


        Certain matters discussed in this Information Statement may constitute forward-looking statements under Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which Hispanic Express and its subsidiaries operate in, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision. Our actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements. For discussion of the factors that might cause such a difference, see "Business -- Business Considerations and Certain Factors that May Affect Future Results of Operations and Stock Price." Hispanic Express and its subsidiaries may be referred to collectively as "Hispanic Express," "we," "our" or "us" in this "DISCUSSION OF HISPANIC EXPRESS, INC." section and the following sections that relate to Hispanic Express.


COMPANY OVERVIEW


        Hispanic Express was incorporated in Delaware on September 5, 2000. Our principal executive offices are located at 5480 East Ferguson Drive, Commerce, California 90022, and our telephone number is (323) 720-8600. Our wholly-owned subsidiaries are BCE Properties I, Inc, Central Consumer Finance Company and Centravel, Inc. Through these subsidiaries, we will be engaged in two principal businesses: consumer financial products and travel services.


CONSUMER FINANCIAL PRODUCTS BUSINESS

        Through our consumer financial products business, we have served the Hispanic population, primarily in California, and we:

        -       provide small, unsecured, personal loans;

        -       finance travel related services sold by our travel business;

        -       provide insurance products; and

        -       provide check cashing and money transfer services.

        Our consumer financial products business caters to the low-income Hispanic population by locating our facilities primarily in Hispanic communities, advertising in Spanish, and employing Spanish as the primary language spoken at our locations.

        Our customers typically have been between the ages of 21 and 45, earn less than $25,000 per year, have little or no savings, and have limited or short-term employment histories. In addition, customers of our consumer financial products business typically have no or limited prior credit histories and are generally unable to secure credit from traditional lending sources.


        Historically, our consumer financial products business has grown by introducing financial products we felt would well serve the low-income Hispanic community. In December of 1992, we began offering, our unsecured, closed-end, small loans, generally ranging from $350 to $1,500, for personal, family or household purposes.


        In May 1997, we introduced a new financial product involving the issuance of a card, called an "Efectiva Card." The Efectiva Card provides our customers with the ability to access their established lines of credit with us by withdrawing cash from our cash dispensing machines. Our cash dispensing machines are proprietary and are not part of any network system.

        In October 1997, we entered into an agreement with Kmart Corporation, or Kmart, to install our cash dispensing machines at 10 Kmart locations in Southern California. In January 1998, we agreed to expand our relationship with Kmart and install cash dispensing machines in additional Kmart stores, and had machines in 35 locations at the end of December 31, 1999. At certain times of the year, we also place our employees at the Kmart stores in kiosks to receive and process applications for the Efectiva Card. The agreement, which can be terminated for any reason by either Kmart or us, upon 30 days' written notice, requires us to pay a monthly license fee to Kmart for each location, plus certain monetary incentives for each loan we make, and to pay all costs and expenses related to the installation and maintenance of our cash dispensing machines and our on-site employees. In September 2000, we made a decision to reduce the number of Kmart locations, in which we have our cash dispensing machines to 20, and may make further reductions or curtail the program depending on business conditions.


        As a complementary business line in 1995, we began to offer financing of travel tickets which we sell at our travel locations. In 1998, we began to offer fee based check cashing and money transfer services in stand alone check cashing centers we operate.


        In our consumer financial products business we also act as an intermediary for an independent insurance carrier that sells credit life and credit accident and health insurance to our customers. Beginning in mid-1996, the independent insurance carrier reinsured the credit life and credit accident and health risk with a newly formed subsidiary we established. As a result of this reinsurance arrangement, the credit risk remains with us.


TRAVEL SERVICES BUSINESS


        Through our travel business we are a leading retail seller of discount airline tickets to Hispanics residing in the United States who travel to Latin America. In 1999, our travel service operations generated gross bookings of approximately $144 million. We began our travel business in July 1995 with a single location and through the assumption of leases in real estate, which had previously held travel offices, have grown to 131 travel locations. We presently have 115 travel locations in California and also operate in Arizona, Colorado, Nevada, Illinois and Texas. We cater to the Hispanic population by locating our travel stores in Hispanic communities, advertising in Spanish and employing Spanish as the primary language spoken at our locations.


        We sell both published and non-published fares. Non-published fares are tickets we buy from airlines, under special price contracts, and resell to consumers at discounts off the airlines' published fares. We have rights to buy these non-published fares under contracts from 11 airlines, including, American, Delta, United, Continental, Mexicana, Aeromexico and Taca. Our contracts are generally for one year or less and can be canceled on short notice. In addition, these contracts do not require the airlines to deal with us exclusively or provide us with a specific quantity of tickets. Under our contracts, we purchase tickets only when we have an order and, therefore, we do not have inventory costs. We also offer a full complement of regular published fares for both domestic and Latin American air travel on which we earn a commission. Our travel business also earns significant performance-based incentive compensation, referred to as "override commissions" from certain airlines with whom we do business. The price at which we purchase our tickets and the commission we earn on published fares are determined by the individual airlines and are subject to frequent change and cancellation.


        In June 1999, we made a decision to conduct our travel business on the Internet targeting bilinguals, Hispanic and English-speaking non-Hispanics, who are increasingly utilizing the Internet to purchase travel to Latin America. To accomplish this, we established two Internet sites, VuelaBarato.com (fly cheap) and 4GreatFares.com, and began to advertise these sites in both Spanish and English newspapers and on outdoor billboards in California. For the twelve months ended December 31, 1999 and the nine months ended September 30, 2000 we spent $0.3 million and $0.7 million, respectively, on Internet advertising.



        However, reacting to changing market conditions, we made a decision in May 2000 to significantly curtail our Internet operations and to reduce both our related future advertising and personnel expenses. As a result of this decision, our Internet sales experienced a significant decrease in activity in the second and third quarter of 2000 and we expect that future levels of business will be at lower levels than experienced in the first quarter of 2000.

DEMOGRAPHIC TRENDS AND MARKET OPPORTUNITY

        Since 1950, Hispanics have been the fastest growing minority group in the United States. The Hispanic population in Latin America has also experienced strong growth and this trend is expected to continue. As an established provider of consumer financial products and travel services to the Hispanic community, we believe we are well positioned to capitalize on the projected growth in the Hispanic population in the United States.

        - As of 1998, the U.S. Hispanic population totaled approximately 30 million people (11% of the U.S. population) and is expected to grow to approximately 41 million people by the year 2010;

        - Total U.S. Hispanic purchasing power exceeded $270 billion in 1998, up from $94 billion in 1984, and is expected to continue to rise; and

        - Ten major markets account for over 60% of the Hispanic population and purchasing power in the U.S. These markets are Los Angeles, San Francisco/San Jose, San Diego, New York, Houston, San Antonio, McAllen/Brownsville, Dallas/Fort Worth, Miami and Chicago.

BUSINESS STRATEGY


        Recognizing the demographic trends, our strategy is to establish ourselves as a leading Spanish-language provider of consumer financial products and travel services to the Hispanic population residing in the United States. To achieve this objective, we plan on continuing to implement the following initiatives for the foreseeable future.



        - To open travel agencies in the United States, which cater to the growing Hispanic population;



        - To use our increasing market share to continue to negotiate favorably discounted non-published fares from the airlines;



        - To sell these discounted fares through our travel agencies and via the Internet both to Hispanics and non-Hispanics seeking travel to Latin America;



        - To establish new strategic relationships that will permit us to offer additional travel products, hotels and tours, which we will sell through our travel stores and our Internet sites; and



        - To increase our distribution network through new stand-alone travel locations.


COMPANY OPERATIONS

SMALL LOAN BUSINESS


        In December 1992, we began offering unsecured, closed-end, small loans ranging from $350 to $1,500 for personal, family or household purposes at Banner's Central Electric's flagship retail store. Prior to beginning this business, we determined that there was a significant demand for small loans, and that financial institutions in our geographic market were not making loans of less than $1,500 and did not have adequate underwriting experiences to serve the low-income Hispanic population. Beginning in May 1997, we began offering unsecured open-end small loans that can be accessed through our ATM network with our Efectiva Card. At September 30, 2000, our small loan business was operating through 47 facilities, 26 of which were our finance centers, 20 of which were at Kmart locations, and one of which is at a Wal-Mart location.


TRAVEL SALES AND FINANCE


        As a complementary business line, in mid-1995 we began our travel business, offering sales of airline tickets, as well as the financing of such purchases. We believe that we are currently the largest providers of travel services to the Hispanic population in California. Substantially all of our ticket sales are for international travel, which generally provides a higher commission structure than does domestic travel. At September 30, 2000, we operated through 131 locations, of which 115 are located in California and 16 are located outside of California. We believe that both our small loan and travel product lines can be offered out of 1,000 -- 1,500 square foot locations, and that these locations can efficiently offer additional financial products and services which we anticipate we will make available in the future.



OTHER BUSINESS ACTIVITIES



        We act as an intermediary for an independent insurance carrier that sells credit life and credit accident and health insurance to our customers. Through this arrangement, we sell policies to our customers within limitations established by agency contracts with that insurer. Credit life insurance provides for the payment in full of the borrower's credit obligation to the lender if the borrower dies. Credit accident and health insurance provides for repayment of loan installments to the lender during the insured's period of involuntary unemployment resulting from disability, illness or injury. Premiums for such credit insurance are at the maximum authorized rates and are stated separately in our disclosure to customers, as required by the Truth-in-Lending Act and applicable state statutes. We do not act as an intermediary with respect to the sale of credit insurance to non-borrowers. We earn a commission from the insurance carrier on the sale of credit insurance, which is based in part on the claims experience on policies that the insurance carrier sells through us. Beginning in mid-1996, the independent insurance carrier reinsured the credit life and credit accident and health risk with a newly formed subsidiary of ours. As a result of this reinsurance arrangement, the credit risk remains with us. In 1998, we began to charge our customers a fee on payroll checks that they cash at our facilities and to offer check cashing services at certain of our financial centers.


CREDIT PROCEDURES

        In late 1996, we took a number of steps to improve collections and credit quality. We hired a senior executive in the credit and collections field. In December 1996, we installed an autodialer to assist our collections personnel in successfully contacting past due borrowers.

        We have developed uniform guidelines and procedures for evaluating credit applications for installment credit travel sales and small loans. We take credit applications at all of our locations, at each of Banner's Central Electric's stores and at each Kmart location that has our cash dispensing machines. We then generally transmit them electronically through our computer system or facsimile machines to our credit processing facility, where all credit approval and verification is centralized. We believe that our underwriting policies and procedures allow us to respond quickly to credit requests. We typically respond to credit applicants within one hour. We believe that because of our prompt response, many customers prefer to deal with us instead of our competitors.


        Our credit managers and credit approvers make their decisions on a case by case basis and are influenced by, among other things, whether an applicant is a new or existing customer. New applicants complete standardized credit applications which contain information concerning income level, employment history, stability of residence, driver's license or state identification card, social security number, capacity to pay and personal references. We also verify the applicant's employment and residence with our credit verifiers and depending on the relevant factor may verify other pertinent information. We also obtain a credit bureau report and rating, if available, and seek to confirm other credit-related information. For an established customer, the credit process currently includes a review of the customer's credit and payment history with us, and depending on the size of the transaction an updated verification of employment and residence. Because we offer multiple lines of credit, we review the aggregate amount that a customer owes. In cases where a customer makes a request for a substantial increase in his or her aggregate outstanding balance, we will obtain an updated credit bureau report and will seek to confirm employment. In instances where the applicant has no or limited credit history, we may require a co-signer with appropriate credit status to sign the contract and may, in the travel installment credit business, also require a down payment. See -- "Business Considerations and Credit Factors that May Affect Future Results of Operations and Stock Price -- Credit Risk Associated with Customers; Lack of Collateral."


PAYMENT AND COLLECTIONS


        Industry studies estimate that a significant amount of the adult population in the United States does not maintain a checking account, which is a standard prerequisite for obtaining a consumer loan, credit card or other form of credit from most consumer credit sources. Our customers are required to make their monthly payments using a payment schedule that we provide to them. The vast majority of our customers make their payments in cash at our locations or at our payment facilities in Banner's Central Electric's stores. For our customers who are paid their wages by check but who do not maintain checking accounts, we cash such checks for a fee in order to facilitate account payments.


        We consider payments past due if a borrower fails to make any payment in full on or before its due date, as specified in the installment credit or small loan contract or mortgage the customer signs. We currently attempt to contact borrowers whose payments are not received by the due date within 10 days after such due date. We contact these borrowers by both letter and telephone. In December 1996, we installed an autodialer which makes up to 500 telephone calls per hour to assist our collections personnel in successfully contacting past due borrowers. If no payment is remitted to us after the initial contact, we make additional contacts every seven days, and, after a loan becomes 31 days delinquent, we generally turn over the account to our credit collectors. Under our guidelines, we generally charge off and turn over an account to a collection agency when we determine that the account is uncollectible, which is typically when the account is 150 days past due.

THIRD PARTY SYSTEMS

        The travel information we utilize to conduct our business is provided to each of our travel stores and our Internet business through global distribution systems, operated by SABRE, Amadeus, and Worldspan. SABRE, Amadeus and Worldspan are world leaders in the electronic distribution of travel-related products and services. Global distribution systems provide us with electronic booking systems and databases containing flight schedules and availability, and published fares information for approximately 400 airlines located throughout the world.

        The global distribution systems are provided to us under three to five-year contracts, without charges, as long as we maintain a certain level of booking. Our contracts also provide for incentives if we exceed certain performance criteria.

ADVERTISING

        We actively advertise primarily in Hispanic newspapers targeting both our present and former customers, and potential customers who have used other travel agencies to book travel. We also advertise in English newspapers to promote our English-language Internet site.

EMPLOYEES


        At November 30, 2000, we employed a total of 386 full-time employees and 173 part-time employees in its businesses. Our employees are not represented by a union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.


SUPERVISION AND REGULATION

CONSUMER FINANCE OPERATIONS REGULATION

        Our consumer finance operations are subject to extensive regulation. Violation of statutes and regulations applicable to us may result in actions for damages, claims for refunds of payments made, certain fines and penalties, injunctions against certain practices and the potential forfeiture of rights to repayment of loans. Changes in state and federal statutes and regulations may affect us. We, together with industry associations, actively lobby in the states in which we operate. Although we are not aware of any pending or proposed legislation that could have a material adverse effect on our business, we cannot assure that future regulatory changes will not adversely affect our lending practices, operations, profitability or prospects.


STATE REGULATION OF CONSUMER PRODUCT AND TRAVEL FINANCE


        In California, the California Retail Installment Sales Act, or the Unruh Act, regulates our installment travel finance and small loan business. The Unruh Act requires us to disclose to our customers, among other matters:

        -       the conditions under which we may impose a finance charge;

        - the method of determining the balance which is subject to a finance charge;

        -       the method used to determine the amount of the finance charge;
                and

        -       the minimum periodic payment required.

In addition, the Unruh Act provides consumer protection against unfair or deceptive business practices by:

        -       regulating the contents of installment sales contracts;

        - setting forth the respective rights and obligations of buyers and sellers; and

        - regulating the maximum legal finance rate or charge and limiting other fees on installment sales.

SMALL LOAN BUSINESS

        Small loan consumer finance companies are subject to extensive regulation, supervision and licensing under various federal and state statutes, ordinances and regulations. In general, these statutes establish maximum loan amounts and interest rates and the types and maximum amounts of fees and other costs that may be charged. In addition, state laws regulate collection procedures, the keeping of books and records and other aspects of the operation of small-loan consumer finance companies. State agency approval generally is required to open new branch offices. Accordingly, our ability to expand by acquiring existing offices and opening new offices has depended, in part, on obtaining the necessary regulatory approvals.

        Each facility that offers small loans must be separately licensed under the laws of California. Licenses granted by the regulatory agencies are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations. In California, licenses may be revoked only after an administrative hearing.

INSURANCE BUSINESSES

        In California, the State of California Department of Insurance regulates our insurance businesses. In general, this agency issues regulations which require us to, among other things, maintain fiduciary fund and trust accounts and follow specific market, general business and claims practices.

FEDERAL LENDING REGULATION


        We are subject to extensive federal regulation as well, including the Truth-in-Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and the regulations thereunder and the Federal Trade Commission's Credit Practices Rule. These laws require us to provide full disclosure of the principal terms of each loan to every prospective borrower, prohibit misleading advertising, protect against discriminatory lending practices and proscribe unfair credit practices. Among the key disclosure items under the Truth-in-Lending Act are the terms of repayment, the total finance charge and the annual rate of finance charge or "Annual Percentage Rate" on each loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on certain bases, including race, color, sex, national origin, age or marital status. Regulation B issued under the Equal Credit Opportunity Act requires creditors to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer-reporting agency. The Credit Practices Rule limits the types of property a creditor may accept as collateral to secure a consumer loan.

CHECK CASHING REGULATION


        The California Department of Justice regulates our check cashing business. In general, state law and regulations set forth requirements and procedures which require us to, among other things, limit the amount of fees we may charge, renew our check casher's permit annually and post a schedule of the fees we charge for check cashing services in each of our locations.

TRAVEL AGENCY REGULATION

        Each of our travel locations are travel agencies that are regulated by the Airline Reporting Corporation, or ARC. The ARC represents the major scheduled airline carriers and sets the operating rules for travel agencies. We are required to submit weekly reports to the ARC and to meet certain procedural, funding and bonding requirements that the ARC sets. In California, under the Seller of Travel Act, we are required to register as a seller of travel, comply with certain disclosure requirements and participate in the State's restitution fund. We also are subject to regulation by the United States Department of Transportation, or the DOT, by regulations applicable to business generally and by laws or regulations directly applicable to access online commerce. However, it is possible that laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. Such laws would likely impose additional burdens on companies conducting business online.

        Moreover, in many states, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. Tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Federal legislation imposing certain limitations on the ability of states to impose taxes on Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, imposes on electronic commerce a three-year moratorium on state and local taxes imposed after October 1, 1998, but only where such taxes are discriminatory on Internet access.

BUSINESS CONSIDERATIONS AND CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS AND STOCK PRICE


        Discussions of certain matters contained in this Information Statement may constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate in, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision. Our actual results, performance and achievements may differ significantly from the results, performance or achievements expressed or implied in such forward-looking statements. The following is a summary of some of the important factors that could affect our future results of operations and/or our stock price, and should be considered carefully.


ABSENCE OF OPERATING HISTORY

        Hispanic Express was formed on September 5, 2000 and we do not have an operating history as a separate stand-alone company. Our success will depend, in large part, of the ability of the management to implement its business strategy.

ABSENCE OF TRADING MARKET

        There is currently no public market for the shares of our common stock, and we do not know whether a trading market will develop on or after the date such shares are distributed to you. If we do become a publicly traded company, the price at which our common stock would trade cannot be predicted. The price at which our common stock would trade will be determined by the market place and may be influenced by many factors, including the limited amount of public float for Hispanic Express common stock, investors' perception of our dividend policy (See "Absence of Dividend" and "DIVIDEND") and general economic and market considerations, particularly in California. We anticipate that if we become a publicly traded company, we will have approximately 138 initial beneficial holders and approximately six initial holders of record of our common stock, and that the public float will be 1,939,000 common shares.


ABSENCE OF DIVIDEND

        We do not currently intend to pay regular cash dividends on our Common Stock. Our dividend policy will be reviewed from time to time by our Board of Directors in light of our earnings and financial position and other business considerations that our Board of Directors considers relevant.

LIABILITY FOR THIRD PARTY CLAIMS

        The Contribution Agreement provides for the indemnification of Central Financial by Hispanic Express against all liabilities, such as lawsuits or other claims by third parties. In addition, the Contribution Agreement provides for your indemnification at the Liquidation Date by Hispanic Express upon the dissolution and liquidation of Central Financial. However, there is always the possibility that Hispanic Express will cease to exist or that it will not have sufficient assets to fully indemnify Central Financial or you. There is also the possibility that the indemnification obligations of Hispanic Express may not be enforceable under applicable law. In any such case, there would be the possibility that you would be personally liable after the Liquidation Date for third party claims made against Central Financial, on a pro-rata basis and to the extent of the amount distributed to you in the Distribution.

CREDIT RISK ASSOCIATED WITH CUSTOMERS; LACK OF COLLATERAL


        Our customers are typically between the ages of 21 and 45, earn less than $25,000 per year, have little or no savings, and have limited or short-term employment histories. In addition, our customers typically have no prior credit histories and are unable to secure credit from traditional lending sources. We base our credit decisions primarily on our assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, we generally consider a customer's income level, type and length of employment, stability of residence, personal references and prior credit history with us. We, however, are more susceptible to the risk that our customers will not satisfy their repayment obligations than are less specialized consumer finance companies or consumer finance companies that have more stringent underwriting criteria.



        Because we rely on the creditworthiness of our customers for repayment and do not rely on collateral securing the debt, we experience actual rates of losses higher than lenders who have collateral which they can repossess in the event of a borrower's default. At September 30, 2000 and 1999 our gross finance receivables had accounts with payments 31 days or more past due, as a percentage of end of period gross receivables, of 7.2% and 5.6%, respectively. At December 31, 1999, 1998 and 1997 gross finance receivables had accounts with payments 31 days or more past due as a percentage of end of period gross receivables of 5.1%, 4.1% and 8.1%, respectively. For the nine months ended September 30, 2000 and 1999, and the twelve months ended December 31, 1999, 1998 and 1997, the portfolios comprising the finance receivables had net write-offs of $4.4 million, $4.6 million, $6.6 million, $8.7 million and $5.3 million, respectively. We cannot assure that we will not experience increases in delinquencies and net write-offs which would require additional increases in the provisions for credit losses. Such increases would adversely affect results of operations if we were not able to increase the rate charged on receivables to reflect the additional risks in its portfolios. Since we presently charge the maximum allowable interest rates on our small loan products, further increases in delinquencies and write-offs will adversely affect results of our operations. For information concerning our credit quality experience, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Trends", and "Delinquency Experience and Allowance for Credit Losses."


GENERAL ECONOMIC RISK

        The risks associated with our businesses become more significant in an economic slowdown or recession. During periods of economic slowdown or recession we have experienced and may again experience a decreased demand for our financial products and travel services and an increase in rates of delinquencies and the frequency and severity of losses. Our actual rates of delinquencies and frequency and severity of losses have been in the past and may be in the future higher under adverse economic conditions than those generally experienced in the consumer finance industry. Any sustained period of economic slowdown or recession could materially adversely affect our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Trends", and "Delinquency Experience and Allowance for Credit Losses."


INTEREST RATE RISK

        The net interest spread, which is the difference between the average interest rate on average net receivables and the average interest rate on average interest bearing liabilities, or the Net Interest Spread, partially determines our profitability in our consumer financial products business. Because we pay a floating interest rate on borrowings under our Line of Credit (as defined below), increases in such rate have at times decreased, and in the future may decrease, our Net Interest Spread. This may have a material adverse effect on our results of operations and financial condition.


        The interest rate we are allowed to charge our customers on our small loans is limited under California law. Presently, we generally charge the maximum interest rate permitted in California on the majority of our small loan portfolios. There is no corresponding interest rate limitation on installment travel sales. Increases in the interest rate we charge our customers could reduce demand for our financial products and services which, in turn, could decrease our net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Supervision and Regulation -- Small Loan Business."


NEED FOR SENIOR CREDIT FACILITY

        We require substantial capital to finance our business. Consequently, our ability to maintain our current level of operations and to expand our operations will be affected by the availability of financing and the terms thereof.


        Currently, we fund our business activities under a revolving loan agreements dated August 11, 2000 with several banks, including, Union Bank of California, N.A. as agent, or the Line of Credit, which expires August 11, 2003. Although the Line of Credit permits us to borrow up to $55 million, the amount of credit available at any one time is limited to 70% of "eligible contracts" as defined in our credit agreement.



        In addition, our inability at any time to renew or replace our Line of Credit or other senior credit facilities on acceptable terms could have a material adverse effect on our results of operations and financing condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


RESTRICTIONS IMPOSED BY THE LINE OF CREDIT

        All of the assets and stock of Central Consumer Finance Company, or Central Consumer (which is our wholly-owned subsidiary), and its subsidiaries have been pledged as collateral for the amounts that Central Consumer borrows under its Line of Credit.


        The Line of Credit requires, among other things, that we maintain specific financial ratios and satisfy certain financial tests with respect to Central Consumer. At September 30, 2000, Central Consumer and subsidiaries had total assets of approximately $62 million and stockholders' equity of approximately $31 million. Our ability to meet these financial ratios and financial tests can be affected by events beyond our control, and we cannot assure that we will meet these tests. The Line of Credit also restricts, among other things, Central Consumer's ability to:


        -       incur additional indebtedness;

        -       pay indebtedness prior to the date when due;

        - pay dividends, make certain other restricted payments or consummate certain asset sales;

        -       merge or consolidate with any other person;

        -       enter into certain transactions with affiliates; and

        - incur indebtedness that is subordinate in priority and right of payment to amounts outstanding under the Line of Credit.


At present time, Central Consumer is in compliance with the financial ratios and tests. However, the breach of any of these covenants could result in a default under the Line of Credit. In the event of a default under the Line of Credit, the lenders could seek to declare all amounts outstanding under the Line of Credit, together with accrued and unpaid interest, to be immediately due and payable. If we were unable to repay the amounts, the lenders under the Line of Credit could proceed against the collateral that we granted to them to secure our indebtedness, which is a significant portion all of our and our subsidiaries' tangible assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


RELATIONSHIPS WITH AIRLINES

        We derive substantially all of our travel services revenue from a combination of:

        -       sales of discounted air fares;

        - commissions on published fares for both domestic travel and travel to Latin America; and

        - performance based compensation referred to as "override commissions."

        We depend on our airlines for access to non-published fares for which we have no long-term or exclusive contracts. Our business could be hurt if the airlines we do business with:

        -       refuse to renew our contracts for non-published fares;

        -       renew the contracts on less favorable terms; or

        -       cancel our contracts.

Non-published fares are tickets we acquire from the airlines and resell to our customers at discounts off published fares. We have contracts with 11 airlines that permit us to acquire non-published fares. These contracts are typically for a short period, are cancelable on short notice and do not require the airlines to provide us with a specific quantity of tickets or deal with us exclusively.

        A significant portion of our revenue depends on regular and override commissions paid to us by the airlines for bookings made through our travel stores and Internet sites. The airlines we do business with are not obligated to pay any specific commissions, or to pay commissions at all.

        Most recently, there has been a general trend by the airlines to reduce commissions paid to travel agents in order to reduce their distribution costs, and many travel experts believe that airlines will eliminate all commissions in the near future. In response to these changes, many travel agencies, including us, have begun to charge service fees to their customers.


        Although our domestic travel business has been subject to the same downward trends on commission rates, our commission rates on tickets to Latin America, which account for approximately 75% of our travel business, have not, historically, been subject to these general trends. From time to time, however, certain airlines have reduced commission rates on Latin American routes, but have generally reinstated them in order to meet competitive conditions. We believe that the pressure on airlines to reduce their distribution costs will continue and affect our present Latin American commission rates, and we have begun to charge service fees in certain markets where commissions have been reduced and are prepared to introduce service charges throughout all of our travel stores should conditions warrant it.


        A large percentage of our travel business depends upon a limited number of airlines and our business could be hurt if any of these carriers temporarily curtail operations, were shut down, or went out of business. In November of 1999, Taesa Airlines, one of the major Mexican carriers, was shut down by the Mexican government and eventually was declared bankrupt. The suspension and ultimate cessation of Taesa Airlines had a significant adverse effect on our operations in the fourth quarter of 1999, our busiest travel season. Results for the year ending December 31, 2000 will also be adversely impacted and will remain as such until the Taesa route system is absorbed by other airline carriers. In response to the cessation of Taesa, Mexicana and Aeromexico, which are controlled by a common parent company, reduced commissions on routes from Tijuana to other parts of Mexico. To offset this decline in commissions, we have begun to charge our customers a service charge.


ABILITY OF THE COMPANY TO EXECUTE ITS BUSINESS STRATEGY


        Our financial performance will depend in part on our ability to:


        - successfully develop and introduce new financial products and services;

        -       integrate new travel locations into our operations;

        - generate satisfactory performance or enhance performance at these locations;

        - maintain our airline contracts and commission rates or increase our fees;

        - enter contracts with other providers of travel and travel-related services; and

        -       maintain our present relationship with Kmart.

Expansion of our business may negatively impact our operating results, particularly during periods immediately following the expansions. In addition, we cannot assure that we will be able to profitably implement our business strategy in new geographical areas. Furthermore, we may compete for expansion with companies that may have significantly greater financial resources than we do. We cannot assure that we will be able to locate suitable new locations for our travel business, or that any operations that we open or acquire will be effectively and profitably integrated into our existing operations.

DEPENDENCE ON CALIFORNIA MARKET

        The majority of our consumer financial products business, our mortgage business, and our travel facilities are located in California and the majority of our revenues are generated in California. Therefore, our performance depends upon general economic conditions in California and Southern California, in particular, and may be adversely affected by social factors or natural disasters in California. A decline in the California economy could have a material adverse effect on our results of operations and financial condition.


COMPETITION


        The small loan consumer finance industry is a highly fragmented segment of the consumer finance industry. There are numerous small loan consumer finance companies operating in the United States. Many of these companies have substantially greater resources than we do and their entry or expansion within our markets could have a material adverse effect on our business strategy and results of our operations and financial condition. We do not believe we compete with commercial banks, savings and loans and most other consumer finance lenders, because these institutions typically do not make loans of less than $1,500.

        We compete with traditional travel agencies, ticket consolidators, Internet travel companies and with the airlines. In the United States Hispanic market, we believe that we are the largest providers of leisure air travel to



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
Hispanic customers traveling to Latin America. We face strong competition on a regional basis from local retail operators, and also face potential competition from larger more traditional travel agencies, who may establish travel agencies or form strategic alliances in Hispanic areas in the future. Some of these agencies have greater financial and marketing resources then we do. We cannot assure that our present or future competitors will not exert significant competitive pressures on us, which could have a material adverse effect on our results of operations and financial condition.

        We compete in our recently established Internet travel business with a variety of Internet travel companies such as CheapTickets, Inc., Priceline.com, Inc. and Previewtravel.com, all of which have greater brand recognition, significantly greater financial, marketing and other resources than we do. Certain of these companies may also be able to secure airline contracts from our travel providers on more favorable terms than we can obtain. We cannot be assured that we will be able to compete successfully against current and future competitors. We also face competition from travel consolidators, who also sell their services directly to customers by telephone and on the Internet. As the market for online travel grows, there can be no assurance that our ticket providers will permit us to continue to sell airline tickets online.

        Among other factors, our success depends heavily on our access to non-published fares, on our brand recognition and on the ability of our systems to integrate our non-published fares with published fares to offer customers a broad choice. Our competitors may enter into strategic or commercial relationships with larger, established and well-financed companies. Some of our competitors have agreements to buy non-published fares from our major suppliers. Our competitors may be able to induce one or more of our suppliers of non-published fares, through pricing, equity or other incentives, to cease doing business with us, or to do business with us on less favorable terms. They might also be able to build strong brand recognition in the Hispanic leisure travel market, through widespread advertising and other marketing efforts. Certain of our competitors may be able to devote greater resources to marketing and promotional campaigns on the Internet if they began to promote Hispanic travel opportunities. Competitors may also devote substantially more resources to website and systems development than we do. Any or all of these developments could bring heavy competitive pressures to bear on us.

SEASONALITY


        Our businesses are seasonal, reflecting fluctuations in leisure travel patterns and consumer demand for small loans. Historically, travel sales increase in the second and fourth quarter of the year, reflecting summer and Christmas travel, and decline in the first and third quarter. The summer and Christmas seasonal cycles are fairly predictable, but may shift or be altered, reflecting changes in the economy, availability of airline capacity and travel prices. These seasonal fluctuations in our business directly impact our operating results and cash flow. Travel sales in general may be impacted by political instability in Latin America, terrorism, fuel price escalation, weather, airline or other travel related strikes and news of airline disasters. We experience the highest demand for our financial products and services between October and December and experience the lowest demand between January and March.


RELIANCE ON THIRD PARTY SYSTEMS

        Our travel business is limited to those airlines that provide comprehensive travel information through the global distribution systems we utilize. There can be no assurance that the airlines we currently have contracts with will continue to sell their services through SABRE, Amadeus and Worldspan, or that we would be able to establish new relationships to ensure uninterrupted access to a comprehensive supply of travel information should the airlines that we have relationships with elect to not use the global distribution systems, that we currently employ. In addition, we are dependent on our global distribution system supplier to continue to offer and maintain their service. Any discontinuation of its service or any reduction in its performance, that requires us to replace such service would be disruptive to our business and could require substantial expenditures and time to transition us to an alternative global distribution system.

TRAVEL INDUSTRY DISRUPTIONS

        A decline in leisure travel or disruptions in travel generally could hurt our business. Leisure travel is highly sensitive to personal discretionary spending levels and thus tends to decline during general economic downturns. In addition, other adverse trends or events that tend to reduce leisure travel are likely to hurt our business. These may include political instability, regional hostilities, terrorism, fuel price escalation, travel-related accidents, bad weather, and airline or other travel-related strikes.

        A number of airlines are currently in various stages of negotiation with unions representing their employees. If those negotiations fail and the unions elect to strike or effect a slowdown, our business could be harmed.

E-COMMERCE

        Major online service providers and the Internet itself have experienced outages and other delays as a result of software and hardware failures and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on the VuelaBarato.com and 4GreatFares.com websites. It is unlikely that we could make up for the level of orders lost in those circumstances by increased phone orders. In addition, the Internet could lose its viability by reason of delays in the development or adoption of new standards to handle increased levels of activity or of increased government regulation. The adoption of new standards or government regulation may require us to incur substantial compliance costs.

GROWTH MANAGEMENT

        We have rapidly and significantly expanded our operations and anticipate further significant expansion. Our inability to manage growth effectively could hurt our business.

        We have recently added a number of key managerial and technical employees, and we expect to add additional key personnel in the future. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. To manage the expected growth of our operations and personnel, we plan to:

        - improve and upgrade transaction-processing, operational, customer service and financial systems and financial procedures and controls;


        - maintain and expand our relationships with various travel service suppliers, Internet portals and other travel-related website companies and other third parties necessary to our business;


        -       continue to attract, train and manage our employee base; and

        -       implement a disaster recovery program.

TECHNOLOGY

        We may not be able to keep up with the Internet's rapid technological and other changes. The Internet travel industry in which we compete is characterized by:

        -       rapid technological change;

        -       changes in user and customer requirements and preferences;

        - frequent new product and service introductions embodying new technologies;

        -       the emergence of new industry standards and practices; and

        - the emerging importance of the Internet and the proliferation of companies offering Internet-based products and services.

        These developments could quickly render our existing online sites and proprietary technology and systems obsolete. Our inability to modify or adapt our infrastructure in a timely manner or the expenses incurred in making such adaptations could hurt our Internet business.

        As a result, we will be required to continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. The success of our Internet travel business will depend, in part, on our ability to enhance our existing services and develop new services in a cost-effective and timely manner. The development of proprietary technology entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to adapt successfully to customer requirements or emerging industry standards. In addition, the widespread adoption of Internet, networking or telecommunications technologies or other technologies could require us to incur substantial expenditures to modify or adapt our Internet travel services or infrastructure.

        In addition, our computer and communications systems are vulnerable to business interruptions. Our ability to receive and fill orders through our travel call center and provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. The occurrence of interruptions, delays, loss of data or the inability to accept and confirm customer reservations could hurt our travel business.

        Our online servers and our call center are located in Commerce, California; the SABRE Group's computers are located in Tulsa, Oklahoma. These systems and operations are vulnerable to damage or interruption from power loss, telecommunications failure, hacker break-ins, natural disasters and similar events.

        Although we have adopted network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These kinds of events could lead to interruptions, delays, loss of data or the inability to accept and confirm customer reservations. The occurrence of any of the foregoing risks could hurt our business.


DOMAIN NAMES


        We currently hold the Internet domain names "www.VuelaBarato.com" and "www.4GreatFares.com." Third parties may acquire domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights that may hurt our business. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain the "www.VuelaBarato.com" and "www.4GreatFares.com" domain names in all the countries in which we conduct business.

SERVICE INTERRUPTIONS

        We rely on certain third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline industry to make airline ticket reservations. Any interruption in these third-party services or a deterioration in their performance could hurt our business. If our arrangement with any of these third parties is terminated, we may not find an alternative source of systems support on a timely basis or on commercially reasonable terms. We rely on third parties to print our airline tickets and arrange for their delivery. We rely on third parties to host our online system's infrastructure, web and database servers. We predominately rely on SABRE for our general reservations system, including customer profiling, making reservations and credit card verification and confirmations. Currently, over 90% of our computing transactions are processed through the SABRE systems.

        If we, or SABRE, ever elect to terminate the existing relationship, we would be forced to convert to another provider. This conversion could require a substantial commitment of time and resources and hurt our business.

SECURITY BREACHES

        Online security breaches could hurt our business. In our Internet travel business, secured transmission of confidential information over public networks is essential to maintain consumer and supplier confidence. If any compromise of our security were to occur, it could hurt our business. Concerns over the security of transactions conducted on the Internet and the potential compromise of customer privacy may inhibit the growth of commercial online services as a means of conducting commercial transactions. We have expended resources to protect against security breaches and to alleviate problems caused by such breaches, and we may need to make further expenditures for this purpose in the future. We maintain an extensive confidential database of customer profiles and transaction information. Our current security measures may not be adequate and advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the methods we use to protect customer transaction and personal data.

        A party who can circumvent our security might be able to misappropriate proprietary information or cause disruptions in our operations. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information.

MANAGEMENT AND KEY EMPLOYEE DEPENDENCE


        Our management team is headed by Gary Cypres, our Chairman of the Board, Chief Executive Officer and President and consists of a number of key corporate employees, who as executive officers of Hispanic Express and its predecessors have contributed to the development of the businesses that now comprise Hispanic Express. All of our executive officers are, and following the date of the Distribution will continue to be executive officers of Hispanic Express. The loss of the services of any of these executive officers or other key employees could hurt our business. If we lose our key personnel or cannot recruit additional personnel, our business may suffer.


        Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense. We may not be able to attract, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in attracting a sufficient number of qualified software developers for our future online services and transaction-processing systems. The failure to retain and attract necessary technical, managerial, marketing and customer service personnel could hurt our business and impair our growth strategy. Although none of our employees are represented by a labor union, our employees may join or form a labor union.

BUSINESS EXPANSION

        Our business could be hurt if we do not offer new products and services successfully. We plan to introduce new and expanded products and services. Our inability to generate revenues from such expanded products and services or products sufficient to offset their development or offering cost could hurt our business. Such additional products and services may include secured financing products, as well as hotel, tour, cruise reservations and car rentals. We may not be able to offer such products or services in a cost-effective or timely manner and our efforts may not be successful.

        Further, any new product or service that is not favorably received by customers could damage our reputation or brand name. Expansion of our services could also require significant additional expenses and may strain our management, financial and operational resources.

ACQUISITION STRATEGIES

        Our business could be hurt if we make acquisitions that are not successful. We may in the future broaden the scope and content of our business through the acquisition of existing complementary businesses. We may not be successful in overcoming problems encountered in connection with such acquisitions, and our inability to do so could hurt our business. We may consider the acquisition of companies providing similar services in other markets or in other sectors of the travel industry in the future. Future acquisitions would expose us to increased risks. These include risks associated with:

        - the assimilation of new operations, sites and personnel; the diversion of resources from our existing businesses, sites and technologies;

        - the inability to generate revenues from new sites or content sufficient to offset associated acquisition costs;

        - the maintenance of uniform standards, controls, procedures and policies; and

        - the impairment of relationships with employees and customers as a result of integration of new businesses.

        Acquisitions may also result in additional expenses associated with amortization of acquired intangible assets or potential businesses.


REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.


        Certain segments of the travel industry are heavily regulated by the United States and other governments. Accordingly, certain services offered by us are affected by such regulations. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could hurt our business.


        Our consumer finance business is regulated by federal, state and local government authorities and is subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. These requirements and restrictions include, among other things,


        -       regulating credit granting activities;

        -       establishing maximum interest rates and charges;

        -       requiring disclosures to customers;

        -       governing secured transactions;

        -       setting collection, repossession and claims handling procedures;
                and

        - regulating insurance claims practices and procedures, and other trade practices.

Although we believe that we are in compliance in all material respects with applicable local, state, and federal laws, rules and regulations, we cannot assure that more restrictive laws, rules and regulations will not be adopted in the future which may make compliance more difficult or expensive, restrict our ability to purchase or finance installment sales or small loans, further limited or restrict the amount of interest and other charges imposed in installment sales or small loans originated by retailers or Hispanic Express, or otherwise materially adversely affect our business or prospects. See "Supervision and Regulation."

PROPERTIES


        Our executive and administrative offices occupy approximately 30,000 square feet of a building (which is owned by an affiliate company, BCE Properties II, Inc.) located at 5480 East Ferguson Drive, Commerce, California 90022, for which we pay an annual rent of $300,000, plus pro-rata shares of common area charges and taxes, pursuant to a 15 year lease.


LEGAL PROCEEDINGS

        We are involved in certain legal proceedings arising in the normal course of our business. We do not believe the outcome of these matters will have a material adverse effect on us.

DIVIDENDS


        We have never paid and have no present intention of paying cash dividends on our Common Stock. We anticipate that we will retain all earnings for use in our business, and we do not anticipate paying cash dividends for the foreseeable future. Any determination in the future to pay dividends will depend on our financial condition, capital requirements, results of operations, contractual limitations, legal restrictions and any other factors our Board of Directors deems relevant.


SELECTED FINANCIAL DATA


        The following selected consolidated financial data with respect to our consolidated financial position as of December 31, 1999 and 1998 and our results of operations for the years ended December 31, 1999, 1998 and 1997 has been derived from our audited consolidated financial statements appearing elsewhere in this Information Statement. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The selected financial data with respect to our consolidated financial position as of December 31, 1997, 1996 and 1995 and our results of operations for the years ended December 31, 1996 and 1995 has been derived from our audited consolidated financial statements, which are not presented herein.



        The selected financial data with respect to our consolidated financial position as of September 30, 2000, and our results of operations for the nine months ended September 30, 2000 and 1999, respectively, have been derived from unaudited financial statements, which in our opinion reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods. The results of operations for the interim periods are not necessarily indicative of results of operations for the full calendar year.

                             HISPANIC EXPRESS, INC.
                      SELECTED FINANCIAL AND OPERATING DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                            NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                            SEPTEMBER 30,
                                        --------------------------------------------------------------     ---------------------
                                          1995          1996         1997          1998         1999         1999         2000
                                        --------      --------     --------      --------     --------     --------     --------
STATEMENTS OF INCOME DATA:
Revenues:
  Interest income                       $5,271        $10,652     $14,393        $15,010      $14,747      $11,251      $ 9,871
  Travel services                          371          2,449       8,716          8,961       14,270       10,241       11,173
  Other income(1)                        1,782          4,314       6,365          7,954       10,885        8,012        7,629
                                         -----         ------      ------         ------       ------       ------       ------
    Total Revenues                       7,424         17,415      29,474         31,925       39,902       29,504       28,673
                                         -----         ------      ------         ------       ------       ------       ------

Costs and Expenses:
  Operating expenses                     2,492          6,553      16,891         17,738       24,215       16,633       21,063
  Provision for credit losses            1,598          3,744       5,318          5,952        6,531        4,614        5,099
  Interest expense                       3,277          3,200       3,406          3,212        3,202        2,468        2,371
  Depreciation and amortization            341            147         750          1,151        1,556        1,025        1,284
                                         -----         ------      ------         ------       ------       ------       ------
Income (loss) before taxes                (284)         3,771       3,109          3,872        4,398        4,764       (1,144)
Provision (benefit) for income tax        (114)         1,508       1,217          1,549        1,759        1,908         (457)
                                         -----         ------      ------         ------       ------       ------       ------
  Net Income                            $ (170)       $ 2,263     $ 1,892        $ 2,323      $ 2,639      $ 2,856      $  (687)
                                         =====         ======      ======         ======       ======       ======       ======
PRO FORMA PER SHARE DATA:
Net income per common share:
  Basic                                                                                       $  0.37                   $ (0.10)
  Diluted                                                                                     $  0.37                   $ (0.10)
Shares used in calculating pro
  forma net income per common share
  Basic                                                                                         7,166                     7,166
  Diluted                                                                                       7,166                     7,166



(1) Other income includes administrative and membership fees charged on certain small loan contracts, late charges, revenue from the sale of insurance products and fees charged for check cashing.



                                                             DECEMBER 31,                                 SEPTEMBER 30,
                                   -------------------------------------------------------------     ---------------------
                                                                    (Dollars in thousands)
                                     1995          1996         1997         1998         1999         1999         2000
                                   -------       ------       -------      -------      --------     -------      -------
BALANCE SHEET DATA:
Cash                               $    57      $ 5,927       $ 5,003      $ 7,847      $ 5,208      $ 5,817      $ 5,141
Receivables, net                    30,881       50,370        54,795       60,613       54,962       52,864       47,747
Total assets                        35,174       74,099        85,460       91,458       86,190       83,669       79,830
Notes payable                       40,850       40,850        40,850       40,000       40,000       34,100       25,100
Stockholder's equity (deficit)      (8,752)      24,849        38,864       45,053       38,843       40,781       43,375

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - HISPANIC EXPRESS, INC.


        The following discussion should be read in conjunction with the information under "Selected Financial Data" and our Consolidated Financial Statements and Notes thereto and other financial data, included elsewhere in this Information Statement. Certain statements under this caption constitute "forward-looking statements" under Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference, include but are not limited to, credit quality, economic conditions, airline relationships and commissions, technology, competition in the geographic and business areas in which we conduct our operations, fluctuations in interest rates and government regulation. For additional information concerning these factors and others, see "Business -- Business Considerations and Certain Factors that May Affect Future Results of Operations and Stock Price."

OVERVIEW

        In pursuit of our business strategy since 1992, we have grown by introducing financial products and travel services we felt would well serve the Hispanic community. In December of 1992, we began offering, our unsecured, closed-end, small loans, generally ranging from $350 to $1,500, for personal, family or household purposes. On June 1995, we commenced our travel services business and began offering financing for the travel tickets we sold.

        In 1996, we expanded our travel business by assuming the leases to 70 retail locations, which had previously offered travel services.

        In May 1997, we introduced a new financial product involving the issuance of a card, called an "Efectiva Card." The Efectiva Card provides our customers with the ability to access their established lines of credit with us by withdrawing cash from our cash dispensing machines. Our cash dispensing machines are proprietary and are not part of any network system.


        In October 1997, we entered into an agreement with Kmart to install our cash dispensing machines at 10 Kmart locations in Southern California. In January 1998, Kmart and we agreed to expand the relationship and install cash dispensing machines in additional Kmart stores. We had machines in 35 Kmart locations and in 26 other locations which we own or operate, at the end of December 31, 1999. At certain times of the year, we also place our employees at the Kmart stores in kiosks we provide to receive and process applications for our Efectiva Cards. The agreement, which can be terminated for any reason by either Kmart or us, upon 30 days written notice, requires us to pay a monthly license fee to Kmart for each location, plus certain monetary incentives for each loan we make, and to pay all costs and expenses related to the installation and maintenance of our cash dispensing machines and our on-site employees. In September, we made a decision to reduce the number of Kmart locations in which we have our cash dispensing machines to 20, and may make further reductions or curtail the program depending upon business conditions.



        Since December 31, 1998 our overall portfolio of net finance receivables has declined primarily as a result of a decrease in our Small Loan Portfolio reflecting more stringent credit approval guidelines and increased competition from major credit card companies seeking to penetrate the Hispanic market in the geographic areas in which we operate. The decline in the balance in our Small Loan Portfolio has resulted in a declining level of interest income earned on our finance receivables portfolio as shown under "Financial Trends."



        During the nine months ended September 30, 2000, our portfolio of net finance receivables continued to decline and amounted to $47.7 million at September 30, 2000 compared to $52.9 million at the end of September 30, 1999.


        Historically, we provided payroll check cashing services to our customers free of charge when they come into our finance centers to pay on their accounts. In mid-1998, however, we began to charge for such services and to offer cashing services in certain of our loan centers.

        In March 1999, we again expanded our travel business by assuming the leases to 24 retail locations, which had previously offered travel services. During the last six months of 1999, we began to significantly build our infrastructure to support our Internet travel business and in the first half of 2000 we increased our advertising expenditures for this business. In July 2000, in response to changing market conditions, we made a decision to curtail our Internet activities, including, reducing staff levels, advertising and other related costs, and we wrote-off approximately $0.2 million of in process software development costs which we decided not to complete, and recorded severance charges of approximately $0.3 million.



        In September 2000, we decided to reduce the number of Kmart locations in which we have our cash dispensing machines and to close 6 check cashing locations which were not performing satisfactorily, and recorded a charge of approximately $0.8 million, representing the write-off of leasehold improvements, fixed assets and future discounted rent at these locations. Also, in September 2000, certain of our loan and travel locations were negatively impacted by a bus strike in the Los Angeles area which lasted approximately five weeks.


        As a result of the changes in products and services offered and changes in distribution channels, results of operations are not readily comparable from year to year or from period to period, and are not necessarily indicative of future operating results.


                                FINANCIAL TRENDS


PORTFOLIOS

The following sets forth certain information relating to our portfolios for the periods indicated:



                                                                   SMALL LOAN PORTFOLIO
                                                  (DOLLARS IN THOUSANDS, EXCEPT AVERAGE CONTRACT BALANCE)
                                                                                       NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                 --------------------------------     -------------------
                                                   1997         1998        1999        1999        2000
                                                 --------     -------     -------     -------     -------
Gross receivable (at end of period)              $ 58,659     $62,248     $56,411     $53,656     $49,147
Deferred interest (at end of period)                1,414         445         674         319         652
                                                 --------     -------     -------     -------     -------
Net receivable (at end of period)                  57,245      61,803      55,737      53,337      48,495
Deferred administrative fees, ATM fees
   and insurance revenues (at end of period)        1,668       2,169       1,865       1,589       1,365
                                                 --------     -------     -------     -------     -------
Net carrying value                               $ 55,577     $59,634     $53,872     $51,748     $47,130
                                                 ========     =======     =======     =======     =======
Average net receivable (1)                       $ 51,496     $55,312     $56,640     $56,073     $49,911
Number of contracts (at end of period)(2)         111,000      95,403      87,118      86,227      79,519
Average net contract balance                     $    507     $   558     $   627     $   615     $   611




                                                                                       NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                                 --------------------------------    --------------------
                                                   1997        1998        1999        1999        2000
                                                 --------    --------    --------    --------    --------
Total interest income (3)                          13,056      13,792      13,584      10,395       9,049
Total administrative fee and ATM fee income         2,341       3,433       3,870       2,957       2,641
Late charge and extension fee income                  217          73       1,926       1,423       1,497

Provision for credit losses                         4,990       5,329       6,241       4,437       4,925
Provision for credit loss as a percentage
   of average net receivable (4)                      9.9%        9.6%       11.0%       10.6%       13.2%
Net write-offs                                      4,998       7,904       6,319       4,457       4,250

                                                                                                     NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                                         ------------------------------------      ----------------------
                                                           1997          1998          1999          1999          2000
                                                         --------      --------      --------      --------      --------
Net write-offs as a percentage of average net
   receivable (4)                                            9.7%        14.3%          11.6%         10.6%        11.4%
Average interest rate on average net receivable (4)         25.4%        24.9%          24.0%         24.7%        24.2%



(1) Average net receivable is defined as the average gross receivables less the average deferred interest and insurance.


(2) In 1997, the number of contracts is higher as a result of many customers having more than one account open in the portfolio that comprises the Small Loan Portfolio.



(3) Amounts represent interest on the small loan portfolio, excluding administrative and membership fees, late and other included in other income in the consolidated statement of income appearing elsewhere herein.



(4) Percentage for the nine months ended September 30, 1999 and 2000 is annualized.

                                                                           TRAVEL FINANCE PORTFOLIO
                                                            (DOLLARS IN THOUSANDS, EXCEPT AVERAGE CONTRACT BALANCE)
                                                                                                    NINE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                                        ------------------------------------      ----------------------
                                                          1997          1998          1999          1999          2000
                                                        --------      --------      --------      --------      --------
Gross receivable (at end of period)                     $  6,165      $  4,988      $  4,929      $  5,036      $  5,158
Deferred interest (at end of period)                         460           432           440           447           528
                                                        --------      --------      --------      --------      --------
Net receivable (at end of period)                       $  5,705      $  4,556      $  4,489      $  4,589      $  4,630
                                                        ========      ========      ========      ========      ========

Average net receivables (1)                                5,231         4,775         4,455         4,403         4,422
Number of contracts (at end of period)                    14,435        12,250        11,506        11,811        11,109
Average net contract balance                            $    395      $    365      $    375      $    370      $    400

Total interest income                                      1,338         1,235         1,163           856           822
Late charge and extension fee income                         279           176           216           153           158

Provision for credit losses                                  328           623           290           177           174
Provision for credit loss as a percentage of
   average net receivable (2)                                6.3%         13.0%          6.5%          5.4%          5.3%
Net write-off's                                              328           776           290           177           154
Net write-off's as a percentage of average net
   receivable (2)                                            6.3%         16.3%          6.5%          5.4%          4.6%

Average interest rate on average net receivable (2)         25.6%         25.9%         26.1%         25.9          24.8%




(1) Average net receivable is defined as the average gross receivables, less the average deferred interest.



(2) Percentage for the nine months ended September 30, 1999 and 2000 is annualized.

        The following sets forth certain information relating to our portfolios for the periods indicated.



ANALYSIS OF CHANGES IN NET INTEREST INCOME


        The following table separates the changes in net interest income between changes in average balances, or Volume, and average rates, or Rate, for the average net receivables of the small loan and travel portfolio (dollars in thousands) for the periods presented.


                                   YEARS ENDED                  YEARS ENDED                       YEARS ENDED
                                DECEMBER 31, 1997              DECEMBER 31, 1998                DECEMBER 31, 1999
                                     VERSUS                        VERSUS                            VERSUS
                                DECEMBER 31, 1996              DECEMBER 31, 1997                DECEMBER 31, 1998
                           --------------------------    ---------------------------      ---------------------------
                           VOLUME     RATE      TOTAL    VOLUME     RATE       TOTAL      VOLUME      RATE      TOTAL
                           ------     ----      -----    ------     ----       -----      ------      ----      -----
Increase (decrease) in
 interest income
Small Loan Portfolio       3,207       163     3,370       956       (215)       741        318       (526)      (208)
Travel Portfolio             351        21       372      (118)        15       (103)       (84)        12        (72)



                                 NINE MONTHS ENDED                  NINE MONTHS ENDED
                                 SEPTEMBER 30, 1999                 SEPTEMBER 30, 2000
                                       VERSUS                            VERSUS
                                 SEPTEMBER 30, 1998                 SEPTEMBER 30, 1999
                           ------------------------------      ------------------------------
                           VOLUME       RATE        TOTAL      VOLUME      RATE         TOTAL
                           ------      ------      ------      ------      ------      ------
Increase (decrease) in
 interest income
Small Loan Portfolio          141         (85)        226      (1,117)       (229)     (1,346)
Travel Portfolio              (79)         10         (69)         (4)        (37)        (33)


CREDIT QUALITY

        The provision for credit losses in our small loan and travel portfolios are made following the origination of loans over the period that the events giving rise to the credit losses are estimated to occur. Our portfolios comprise smaller-balance, homogenous loans that are evaluated collectively to determine an appropriate allowance for credit losses. The allowance for credit losses is maintained at a level considered adequate to cover losses in the existing portfolios. We pursue collection of past due accounts, and when the characteristics of an individual account indicate that collection is unlikely, the account is charged off and turned over to a collection agency. In 1998, we changed our policy to automatically charge-off delinquent accounts over 150 days past due. Prior to that, we generally charged off delinquent accounts when they were 181 days and beyond past due. We accrue interest up to the time we charge off an account.


        The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Our management's periodic evaluation of the adequacy of the allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay and current economic conditions.


        For information concerning our provisions for credit loses and charge-offs experienced in our small loan and travel portfolios, see "Financial Trends -- Portfolios" above.


PAYMENT AND COLLECTIONS

        Industry studies estimate that a significant percentage of the adult population in the United States do not maintain a checking account, which is a standard prerequisite for obtaining a consumer loan credit card or other form of credit from most consumer credit sources. Our customers are required to make their monthly payments using a payment schedule or statement that we provide to them. The vast majority of our customers make their payments in cash at our payment facilities in Banner's Central Electric's stores.

        We consider payments past due if a borrower fails to make any payment in full on or before its due date, as specified in the installment credit or small loan contract the customer signs. We currently attempt to contact borrowers whose payments are not received by the due date within 10 days after such due date. We contact these borrowers by both letter and telephone. If no payment is remitted to us after the initial contact, we make additional contacts every seven days, and, after a loan becomes 31 days delinquent, we generally turn over the account to our credit collectors. Under our guidelines, we generally charge off and turn over an account to a collection agency when we determine that the account is uncollectible, which is typically when the account is 150 days past due.


DELINQUENCY EXPERIENCE AND ALLOWANCE FOR CREDIT LOSSES

        Borrowers under our contracts are required to make monthly payments. The following sets forth our delinquency experience for accounts with payments 31 days or more past due and allowance for credit losses for our finance receivables.



                                                                              FINANCE RECEIVABLES (1)
                                                                               (DOLLARS IN THOUSANDS)
                                                                                                      NINE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                                          ------------------------------------      ----------------------
                                                            1997          1998          1999          1999          2000
                                                          --------      --------      --------      --------      --------
Past due accounts  31 days or more (gross receivable)       $5,218        $2,779        $3,113        $3,284        $3,893

Accounts with  payments 31 days or more past due as a
   percentage of end of period gross receivables               8.1%          4.1%          5.1%          5.6%          7.3%

Allowance for credit losses                                 $5,787        $3,059        $2,981        $3,039        $3,676

Allowance for credit losses as a percentage of net
   receivables                                                 9.2%          4.6%          4.9%          5.2%          6.9%



(1)     Includes receivables in our small loan and travel finance portfolios


        Beginning in 1996, delinquencies and net write-offs in our receivable portfolios increased to levels which were substantially higher than those we have historically experienced in such portfolios. These trends continued during 1997 and improved in 1998, but began to increase again in the twelve months ended December 31, 1999 and the nine months ended September 30, 2000. The increases occurred primarily with respect to our existing customers, rather than new credit customers. We believe these increases were a result of excessive credit burdens for some customers, due to an aggregate over extension of credit in the marketplace, coupled with uncertainty over legislative reforms potentially impacting our customers and their extended families. Additionally, delinquency trends were negatively impacted in the nine months ended September 30, 2000 by a five-week bus strike in the Los Angeles area. Both the accounts with payments 31 days or more past due as a percentage of end of period gross receivables, and the allowance for credit losses as a percentage of net receivables declined from 8.1% and 9.2% as of December 31, 1997 to 4.1% and 4.6% as of December 31, 1998, respectively, due to our decision in 1998 to write-off substantially all of the receivables at year-end which were more than 150 days past due. As of December 31, 1999 and September 30, 2000, the accounts with payments 31 days or more past due as a percentage of the end of period gross receivables, and the allowance for credit losses as a percentage of net receivables, increased to 5.1% and 4.9% at December 31, 1999 and to 7.3% and 6.9% at September 30, 2000. As a result of the increased delinquencies, we increased our allowance for credit losses to $3.1 million at the end of December 31, 1999 and further increased the allowance to $3.7 million at the end of September 30, 2000.


        In late 1996 and 1997, we took a number of steps to improve collections and credit quality. We hired a senior executive in the credit and collections field. In December 1996, we installed an autodialer to assist our collections personnel in successfully contacting past due borrowers. In November 1998, we completed installation of our Lexon, front-end credit scoring system. This system allows us to track new credit applications and capture and analyze customer credit data more effectively. This system also eliminated the need for expensive data lines and terminal which were replaced by fax machines to transmit applications to the central input location at our corporate headquarters. Notwithstanding these measures, we cannot assure that the trend in increased delinquencies and net write-offs will not continue.


RESULTS OF OPERATIONS

Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999


        Total revenues in the nine months ended September 30, 2000 decreased to $28.7 million from $29.5 million in the nine months ended September 30, 1999, a decrease of $0.8 million or 2.8%.


        Total interest income for the nine months ended September 30, 2000 decreased to $9.9 million from $11.3 million in the nine months ended September 30, 1999, a decrease of $1.4 million or 12.3%. This decrease was primarily due to a decrease of $1.3 million in the interest earned on the small loan portfolio as a result of a decrease in the average balance of the small loan portfolio, which averaged $49.9 million for the nine months ended September 30, 2000 compared to the average balance of $56.1 million for the nine months ended September 30, 1999.


        Revenues earned on the sales of travel services increased to $11.2 million for the nine months ended September 30, 2000 compared to $10.2 million in the nine months ended September 30, 1999, an increase of $1.0 million or 9.1%. This increase was primarily due to the full nine months of operation of 38 new travel stores in 2000 whose leases were assumed from outside parties at various times in 1999.


        Other income for the nine months ended September 30, 2000 decreased to $7.6 million from $8.0 million in the nine months ended September 30, 1999, a decrease of $0.4 million or 4.8%. Other income primarily includes administrative fees earned on the small loan portfolio, membership fees earned on the Efectiva Card, late charge income and extension fees and income earned on the sale of insurance products. This slight decrease was primarily due to a reduction in Efectiva membership and administrative fees earned on the small loan portfolio of $0.3 million, and a decrease of $0.7 million of income earned on our sale of credit insurance products, which were offset by an increase of $0.5 million in check cashing fees.


        The decrease in income in our Efectiva membership and administrative fees and insurance products was primarily due to a decrease in the average balance of the small loan portfolio in the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999. The average interest rate earned on the small loan portfolio was 24.2% for the nine months ended September 30, 2000 compared to 24.7% in the nine months ended September 30, 1999. The increase in check cashing fees was primarily attributable to increases in fees charged on this service and an increase in the number of locations offering this service.


        Operating expenses for the nine months ended September 30, 2000 increased to $21.1 million from $16.6 million in the nine months ended September 30, 1999, an increase of $4.5 million. Of this increase $2.2 was attributable to expenses related to the expansion of our travel business, $1.0 million was attributable to increased expenditures for advertising and other costs for our Internet travel business and $0.5 million was attributable to the write-off of software development and severance costs when we decided to curtail our Internet activities during the nine months ended September 30, 2000. The remaining $0.8 million was attributable to charges incurred in connection with our decision to eliminate our cash dispensing machines at 15 Kmart locations and shut down six check cashing locations which were not performing satisfactorily.


        The provision for credit losses in the nine months ended September 30, 2000 increased to $5.1 million from $4.6 million in the nine months ended September 30, 1999, an increase of $0.5 million or 10.5%. This increase was primarily attributable to increased delinquencies in the small loan portfolio.


        Interest expense for the nine months ended September 30, 2000 decreased to $2.4 million from $2.5 million in the nine months ended September 30, 1999, a decrease of $0.1 million or 3.9%. This decrease is primarily due to a declining average balance of debt outstanding for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999, offset by an increase in the cost of borrowings during the nine months ended September 30, 2000.

        Depreciation and amortization for the nine months ended September 30, 2000 increased to $1.3 million from $1.0 million in the nine months ended September 30, 1999, an increase of $0.3 million or 25.3% primarily due to increased amortization of goodwill resulting from the assumption of leases for our new travel stores.



        As a result of the foregoing factors, net loss in the nine months ended September 30, 2000 was $0.7 million compared to net income of $2.9 million in the nine months ended September 30, 1999.


Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

        Total revenues in the year ended December 31, 1999 increased to $39.9 million from $31.9 million in the year ended December 31, 1998, an increase of $8.0 million or 26.0%.



        Total interest income for the year ended December 31, 1999 decreased to $14.7 million from $15.0 million in the year ended December 31, 1998, a decrease of $0.3 million or 1.8%. This decrease was primarily due to a decrease in interest earned on the small loan portfolio as a result of a decrease in the average balance of the small loan portfolio for the year ended December 31,1999 compared to the average balance for the year ended December 31, 1998. The average interest rate we earned on the small loan portfolio was 24.0% in the year ended December 31, 1999 compared to 24.9% in the year ended December 31, 1998.


        Revenues earned on the sales of travel services increased to $14.3 million for the year ended December 31,1999 compared to $9.0 million for the year ended December 31, 1998, an increase of $5.3 million or 59.2%. This increase was primarily due to the operations of 38 travel locations on leases assumed during 1999, increases in revenues from existing travel stores and improvements in override commissions earned in 1999.

        Other income for the year ended December 31, 1999 increased to $10.9 million from $8.0 million in the year ended December 31, 1998, an increase of $2.9 million or 36.8%. Other income in the year ended December 31, 1999 includes an increase of $1.9 million in late fees we charged on the small loan portfolio. A change in the law, effective January 1, 1999, allowed us to charge late fees on a greater portion of our small loan portfolio. The remaining increase of $1.0 in other income for the year ended December 31, 1999 was primarily due to an increase in administration and membership fees of $0.4 million and an increase of $0.4 million in check cashing income as a result of increasing fees we charge and the volume of checks we cashed.


        Operating expenses for the year ended December 31, 1999 increased to $24.2 million from $17.7 million in the year ended December 31, 1998, an increase of $6.5 million or 36.5%. Of this increase, approximately $4.1 million was attributable to the expansion of the travel business, $0.6 million was due to increases in direct expenses relating to increased check cashing activities, $0.3 million was due to costs incurred in connection with our attempt to acquire Mission Savings and Loan and $1.5 million was due to increases in corporate overhead.

        The provision for credit losses in the year ended December 31, 1999 increased to $6.5 million from $6.0 million in the year ended December 31, 1998, an increase of $0.5 million or 10.6%. This increase was primarily attributable to increased delinquencies.

        Interest expense for the year ended December 31, 1999 of $3.2 million remained flat with the amount incurred for the year ended December 31, 1998.

        Deprecation and amortization for the year ended December 31, 1999 increased to $1.6 million from $1.2 million in the year ended December 31, 1998 an increase of $0.4 million or 35.2%. The increase was primarily due to increased amortization of goodwill resulting from assumption of leases for travel stores in 1999.


        As a result of the foregoing factors, net income in the year ended December 31, 1999 increased to $2.6 million compared to $2.3 million in the year ended December 31, 1998, an increase of $0.3 million.


Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

        Total revenues in the year ended December 31, 1998 increased to $31.9 million from $29.5 million in the year ended December 31, 1997, an increase of $2.4 million or 8.4%.

        Total interest income for the year ended December 31, 1998 increased to $15.0 million from $14.4 million in the year ended December 31, 1997, an increase of $0.6 million or 4.4%. This increase was attributable to an increase in interest income of $0.7 million in the small loan portfolio, which averaged $55.3 million in the year ended December 31, 1998 compared to $51.5 million in the year ended December 31, 1997. The majority of the increase was due to the growth of the Efectiva Card. The average interest rate earned on the small loan portfolio was 24.9% for the year ended December 31, 1998 compared to 25.4% for the year ended December 31, 1997 reflecting changes in the composition of the portfolio.

        Revenues earned on the sales of travel services increased to $9.0 million for the year ended December 31, 1998 compared to $8.7 million for the year ended December 31, 1997, an increase of $0.3 million or 2.8%. This net increase was primarily attributable to an increase in commission rates earned on airline ticket sales in 1998 as compared to 1997.

        Other income for the year ended December 31, 1998 increased to $8.0 million from $6.4 million in the year ended December 31, 1997 an increase of $1.6 million or 25.0%. Other income in the year ended December 31, 1998 includes a decrease of $1.2 million in administrative fee income earned on small loans, an increase of $2.3 million in membership fees from the Efectiva Card, a $0.2 million decrease in late charges, and an increase of $0.7 million in insurance product and other revenues.

        Operating expenses in the year ended December 31, 1998 increased to $17.7 million from $16.9 million in the year ended December 31, 1997, an increase of $0.8 million. This increase was primarily due to an increase in salary and other expenses incurred in connection with the increase in the small loan business and an increase in expenses attributable to the expansion of the check cashing business.


        The provision for credit losses in the year ended December 31, 1998 increased to $6.0 million from $5.3 million in the year ended December 31, 1997, an increase of $0.7 million or 11.9%. This increase was primarily due to an increase in the provision for credit losses of $0.3 million in the small loan portfolio as a result of the increase in the average balance of the portfolio and an increase of $0.3 million in the travel finance portfolio, as a result of increasing delinquencies.


        Interest expense in the year ended December 31, 1998 decreased to $3.2 million from $3.4 million in the year ended December 31, 1997, a decrease of $0.2 million or 5.7%. This decrease was primarily due to a decrease in the interest rate charged on the bank line of credit.

        Depreciation and amortization expense in the year ended December 31, 1998 increased to $1.2 million from $0.8 million in the year ended December 31, 1997, an increase of $0.4 million or 53.5%. The increase is primarily due to an increase in the amortization expense in connection with goodwill generated on the leases we assumed for our travel business.


        As a result of the foregoing factors, net income in the year ended December 31, 1998 increased to $2.3 million compared to $1.9 million in the year ended December 31, 1997, an increase of $0.4 million.


LIQUIDITY AND CAPITAL RESOURCES


        We have financed our operations primarily through cash flow generated from operations, borrowings under our lines of credit and periodic capital contributions made by Central Financial.



        Net cash provided from operations totaled $8.9 million and $14.2 million in the nine months ended September 30, 2000 and 1999, respectively. In each of these periods the source of cash primarily consisted of net operating income after non-cash items. Non-cash items in each of the periods included depreciation and amortization, provision for credit losses and deferred income taxes, and loss on disposal of fixed assets in 2000. Other items affecting cash flows from operating activities in each of the periods included cash flows from increases (decreases) in notes receivable, prepaid expenses and other assets, accrued expenses and other current liabilities, other intangible assets in 2000 and restricted cash in 1999.

        Net cash provided from operations totaled $15.5 million and $13.1 million for the years ended December 31, 1999 and 1998, respectively. Net cash used by operations totaled $0.3 million for the year ended December 31, 1997. In 1999 and 1998 the source of cash primarily consisted of net operating income after non-cash items. Non-cash items in 1999 and 1998 included depreciation and amortization, provision for credit losses and deferred income taxes. Other items affecting cash flows from operating activities in each of the years included cash flows from increases (decreases) in notes receivable, prepaid expenses and other assets, restricted cash, accrued expenses and other current liabilities, and other intangibles in 1998 and 1997.



        Net cash provided from investing activities totaled $0.8 million for the nine months ended September 30, 2000 and net cash used in investing activities totaled $3.2 million for the nine months ended September 30, 1999. Net cash provided by investing activities in each of the periods consisted of installment contracts and other contract receivables collected, offset by capital expenditures and the purchase of leasehold interests in 1999.



        Net cash used in investing activities totaled $9.2 million, $12.6 million and $12.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. Net cash used in investing activities in each of the years consisted of installment contracts and other contract receivables originated, capital expenditures and the purchase of leasehold interests in 1999 and 1997.



        Net cash used in financing activities totaled $9.7 million and $13.0 million for the nine months ended September 30, 2000 and 1999, respectively. Net cash used in financing activities in each of the periods consisted of repayment of notes payable totaling $14.9 million and $5.9 million and purchase of treasury stock totaling $0.1 million and $0.7 million for the nine months ended September 30, 2000 and 1999, respectively. In addition, net cash used in financing activities included capital contributions from Central Financial totaling $5.3 million for the nine months ended September 30, 2000 and capital distributions totaling $6.4 million to Central Financial for the nine months ended September 30, 1999.



        Net cash used in financing activities totaled $8.8 million in the year ended December 31, 1999 and net cash provided by financing activities totaled $3.0 million and $12.1 million for the years ended December 31, 1998 and 1997, respectively. Net cash used in financing activities consisted of capital distributions totaling $8.1 million to Central Financial and purchase of treasury stock totaling $0.7 million for the year ended December 31, 1999. Net cash provided by financing activities consisted of capital contributions from Central Financial in the amount of $3.9 million offset by the repayment of long-term debt of $0.9 million in the year ended December 31, 1998 and capital contributions from Central Financial in the amount of $12.1 million for the year ended December 31, 1997.



        We require substantial capital to finance our business. Consequently, our current level of operations and our ability to expand will be affected by the availability of financing and the terms thereof. Currently, we fund operations and receivable financing activities with borrowings made by Central Consumer, our 100% owned subsidiary, under the Line of Credit which expires August 11, 2003. Central Consumer and all of its significant subsidiaries are guarantors under the Line of Credit. At September 30, 2000, Central Consumer had total assets of $62 million and stockholders' equity of approximately $31 million. Central Consumer has pledged substantially all of its assets, including its receivables and the stock of all of its significant subsidiaries as collateral for the amounts it borrows under the Line of Credit. The maximum amount available under the Line of Credit is $55 million. However, the amount of credit available at any one time under the Line of Credit is limited to 70% of eligible contracts. As of September 30, 2000 the total amount available to us was $34.0 million, of which approximately $25.7 million was outstanding, including letters of credit. Central Consumer pays commitment fees to the lenders for the unused portion of the Line of Credit. These commitment fees are equal to 37.5 basis points per year times the average daily amount by which the maximum amount available under the Line of Credit exceed the amount we have borrowed under the line.



        Interest on amounts outstanding under the Line of Credit is, at the option of Central Consumer, equal to either (a) 87.5 basis points above the higher of the prime rate Union Bank of California, N.A. announces or the federal funds rate plus 50 basis points, or (b) 225 basis points above the interest rate per annum at which Union Bank of California, N.A., deposits in dollars to prime banks in the London Eurodollar market. Borrowings under the Line of Credit bore interest at the average rate of 8.8% in 2000.

        The Line of Credit restricts, among other things, Central Consumer's ability to (1) incur additional indebtedness; (2) pay indebtedness prior to the date when due; (3) pay dividends, make certain other restricted payments or consummate certain assets sales; (4) merge or consolidate with any other person;
(5) enter into certain transactions with affiliates; (6) incur indebtedness that is subordinate in priority and right of payment to amounts outstanding under the Line of Credit; and, (7) make future acquisitions in excess of an aggregate amount.


        The Line of Credit also contains certain restrictive covenants that require, among other things, Central Consumer to maintain specific financial ratios and to satisfy certain financial tests. These include: (a) Interest Coverage Ratio (as defined in the Line of Credit) as of the end of each quarter of not less than 1.75 to 1.00 for the period August 11, 2000 to July 31, 2001 and 1.75 to 1.00, thereafter; and, (b) Leverage Ratio (as defined in the Line of Credit) as of the end of each quarter of no more than 2.00 to 1.00. Central Consumer is also required to maintain a Tangible Net Worth (as defined in the Line of Credit) as of the end of each quarter of not less than $23.5 million, plus an amount equal to 75% of Net Income (as defined in the Line of Credit) earned in each quarter (with no deduction for a net loss in a quarter), plus an amount equal to 75% of the aggregate increases in stockholders' equity as a result of the sale of any of Central Consumer's capital stock. The breach of any of these covenants or other terms of the Line of Credit could result in a default under the Line of Credit, in which event the lenders could seek to declare all amounts outstanding under the Line of Credit, together with accrued and unpaid interest, to be immediately due and payable. At September 30, 2000, Central Consumer was in compliance with the financial ratios and tests.



        We expect that our existing capital resources will adequately satisfy our working capital requirements for the next 12 months. Future working capital requirements, however, depend on many factors, including our ability to execute on our business plan. Based on our current business plan, we expect our existing capital resources will adequately satisfy our long-term working capital requirements through the period of our Line of Credit which expires August 11, 2003.



        In addition, our inability at any time to renew or replace our Line of Credit or other senior credit facilities on acceptable terms could have a material adverse effect on our results of operations and financial condition. See " -- Business Considerations and Certain Factors that May Affect Future Results of Operations and Stock Price -- Restrictions Imposed by the Line of Credit," and " -- Business Considerations and Certain Factors that May Affect Future Results of Operations and Stock Price -- Need for Senior Credit Facility."



        Our Board of Directors has authorized open-market purchases of up to 3 million shares of our common stock, subject to applicable law and depending on market considerations and other considerations that may affect open market repurchases of such shares pursuant to authorization from time to time. Any decision to purchase such shares will be based on the price of such shares and whether we have capital available for such purchase.


RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS No. 133, which establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.


        The effective date of SFAS No. 133 was delayed by the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," until fiscal years beginning after June 15, 2000. We plan to adopt this statement on January 1, 2001. Management does not believe that adoption of this statement will have a material effect on our financial position or results of operations.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The risk management discussion and the estimated amounts generated from the analysis that follows are forward-looking statements of interest rate risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from these projected results due to changes in our debt mix and developments in the global financial markets. The analytical methods we use to assess and mitigate these risks should not be considered projections of future events or operating performances.


        We are exposed to interest rate risk in the form of variable interest rates on the Line of Credit held by our wholly owned subsidiary. For the nine months ended September 30, 2000 and the twelve months ended December 31, 1999, the average interest rate charged on the Company's lines of credit, which were $25.1 million at September 30, 2000 and $40.0 million at December 31, 1999, was 8.8% and 7.7%, respectively.



        For an immediate 1.0% increase in interest rates, projected after-tax earning would decline approximately $0.2 million in 2000 and $0.2 million in 2001. An immediate 1.0% rise in interest rates is a hypothetical rate scenario used to estimate risk, and does not currently represent management's expectations of future market developments.

                       MANAGEMENT - HISPANIC EXPRESS, INC.


DIRECTORS AND EXECUTIVE OFFICERS


        The following tables sets forth certain information at December 13, 2000 regarding our directors and executive officers, their ages and their positions and offices with us.




     NAME                              AGE      POSITION
     ----                              ---      --------
     Gary M. Cypres                    57       Chairman of the Board, President and
                                                Chief Executive Officer
     Steve J. Olmon                    45       President of Centravel, Inc.
     Ed Valdez                         48       Vice President of Operations
     Donald Keys                       47       Vice President of Credit and Collections
     Howard Weitzman                   38       Vice President and Chief Financial Officer
     Salvatore Caltagirone             57       Director
     William R. Sweet                  63       Director
     Jose de Jesus Legaspi             47       Director



GARY M. CYPRES has been our Chairman of the Board, Chief Executive Officer and President since our formation. Mr. Cypres has also served as Central Financial's Chairman of the Board, and Chief Executive Officer since its formation. Mr. Cypres has been Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer of Banner Holdings and Banner's Central Electric since February 1991, Chairman of the Board and Chief Executive Officer of Central Rents, Inc. since June 1994 and managing general partner of West Coast since March 1990. Prior to that, Mr. Cypres was a general partner of SC Partners, a private investment banking and consulting firm. From 1983 to 1985, Mr. Cypres was Chief Financial Officer of The Signal Companies. From 1973 to 1983, Mr. Cypres was Senior Vice President of Finance at Wheelabrator-Frye Inc. Mr. Cypres was a member of the Board of Trustees and a faculty member of The Amos Tuck School of Business at Dartmouth College.


It is contemplated that after the Distribution, Mr. Cypres will spend that portion of his business time as may be required to oversee our operations and to direct or implement our business strategies. Mr. Cypres will continue to spend a portion of his business time as the managing general partner of West Coast, as Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Banner's Central Electric, and as Chairman of the Board and Chief Executive Officer of Central Rents, Inc. See "Certain Relationships."


STEPHEN J. OLMON has been the President of our travel division, Centravel, Inc., since May 10, 1999. Prior to joining us, Mr. Olmon was Vice President and General Manager of Maritz Travel Company, Western Region from 1997 to 1998 and Vice President Maritz Travel Company from 1974 to 1997.

EDWARD VALDEZ has been our Senior Vice President of Operations since our formation and Central Financial's Vice President of Operations and Senior Credit Manager business since 1996. Prior to 1996, Mr. Valdez was Senior Credit Manager of Central's small loan business. Mr. Valdez has been working for Central Finance or its predecessors for over 30 years.

DONALD KEYS has been our Senior Vice President of Credit and Collections since our formation and held the same position since September 1998 for Central Consumer. Prior to that, he held the position of Vice President of Collections from February 1998 to September 1998 for Central Consumer. From April 1997 to February 1998 he was Director of Special Accounts for Sterling, Inc. From August 1996 to March 1997 he was Vice President of Credit for Barrys, Inc. and from July 1991 to July 1997 he was Director of Credit for Barrys, Inc.


HOWARD WEITZMAN has been our Chief Financial Officer since our formation and Chief Financial Officer of our travel division, Centravel, Inc. since December 1996. From October 1994 to December 1996, Mr. Weitzman was Controller of Central Rents, Inc., an affiliate of ours. From 1984 to 1994, Mr. Weitzman spent ten years as a certified public accountant with Coopers & Lybrand LLP in Los Angeles, California, most recently as Senior Manager.

SALVATORE J. CALTAGIRONE has been one of our directors since our formation and a director of Central Financial since September 1997. Mr. Caltagirone has been retired since October 1994. From the fall of 1990 to October 1994, he was an employee of G.M. Cypres & Company. From March 1987 to June 1990, he was employed as the Managing Director of Henley Group.

WILLIAM R. SWEET has been one of our directors since our formation and a director of Central Financial since September 1997. In July 1996, Mr. Sweet retired from his position of Executive Vice President -- Wholesale Banking at Union Bank of California, N.A., a position he had held since July 1985. Mr. Sweet currently serves as a trustee of CNI Charter Funds.

JOSE DE JESUS LEGASPI has been one of our directors since our formation and a director of Central Financial since July 1996. Since 1980, Mr. Legaspi has been a principal of and broker at The Legaspi Company, a full-service commercial real estate brokerage firm. In addition, since 1992, Mr. Legaspi has been a principal of the FINCA Property Management Company, a residential and commercial real estate management company. Mr. Legaspi is also a Commissioner of the Los Angeles Department of Water and Power.

OTHER SIGNIFICANT EMPLOYEES

MARVIN A. TORRES has been President of our travel finance business since December 1995. From April 1995 to December 1995, Mr. Torres was Vice President of Operations for our travel finance business. From 1984 to 1995, Mr. Torres was Vice President of Operations and General Manager at Solano Travel Service and Costa Rica Holiday Tours in Los Angeles, California.


COMMITTEES OF THE BOARD OF DIRECTORS


        The Board of Directors has established a Compensation Committee and an Audit Committee. The compensation Committee consists of Mr. Caltagirone and Mr. Sweet and will have the authority to determine compensation for our executive officers and to administer our 2000 Stock Option Plan. The Audit Committee consists of Mr. Caltagirone, Mr. Sweet and Mr. Legaspi, and has have the authority to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range, of the audit and non-audit fees and review the adequacy of our internal accounting controls.

COMPENSATION OF THE BOARD OF DIRECTORS


        We intend to pay our Board of Directors who are not also employees of Hispanic Express, referred to as the Non-Employee Directors, an annual fee of $15,000. Members of the Board of Directors who are our employees will not be paid any Directors' fees. In addition, we may reimburse members of the Board of Directors for expenses incurred in connection with their activities on our behalf. Non-Employee Directors will also each receive options to purchase 18,000 shares of Common Stock at an exercise price to be determined by the Board of Directors, under the 2000 Stock Option Plan. All options granted to the Non-Employee Directors will be 40% vested with remaining balance to vest in equal annual installments over 3 years beginning on the date of grant, subject to continued service on the Board of Directors; however, no option can be exercised until at least six months after the date of grant. We have entered into agreements with all directors pursuant to which we have agreed to indemnify them against certain claims arising out of their services as directors. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and Bylaws. See "Compensation Pursuant to Plans and Arrangements -- Stock Option Plan" and "Indemnification Arrangements."


EXECUTIVE COMPENSATION


        The following table summarizes the compensation for the year ended December 31, 1999 of our Chief Executive Officer and each of our other executive officers.

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                                AWARDS        ALL OTHER
NAME AND PRINCIPAL POSITION                          SALARY       BONUS      OPTIONS/SAR     COMPENSATION
---- --- --------- --------                         --------     --------   -------------    ------------
Gary M. Cypres (2)                                  $202,291     $30,000      180,000(8)      $ 77,000(7)
     Chairman of the Board, President
     and Chief Executive Officer
Steven J. Olmon (3)                                 $ 83,750     $ 5,000            -                -
     President of Travel Division
Edward Valdez (4)                                   $105,000     $15,000            -                -
     Vice President of  Operations
Donald Keys (5)                                     $ 94,125     $ 7,000            -                -
     Vice President of  Credit and
     Collections
Howard Weitzman (6)                                 $107,720     $17,000            -                -
     Vice President and Chief Financial Officer




(1) Certain of our executive officers receive benefits in addition to salary and cash bonuses. The aggregate amount of such benefits do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such Named Executive.


(2) Mr. Cypres became an executive officer of Hispanic Express upon its formation.


(3) Mr. Olmon became an executive officer of Hispanic Express upon its formation and joined Central Financial on May 10, 1999.


(4) Mr. Valdez became an executive officer of Hispanic Express upon its formation.

(5) Mr. Keys became an executive officer of Hispanic Express upon its formation.

(6) Mr. Weitzman became an executive officer of Hispanic Express upon its formation.

(7) Represents amounts accrued under the Supplemental Executive Retirement Plan for Mr. Cypres.


(8) Consists of 80,000 options granted on April 2, 1999 and 100,000 options granted on July 14, 1999, both at $5.00 per share, to purchase shares of common stock of Central Financial. Upon the consummation of the Plan, these options will terminate and be replaced with options to purchase shares of common stock of Hispanic Express. See "MANAGEMENT-Stock Option Plan." The market price on April 21, 1999 was $4.38 per share and the market price on July 14, 1999 was $4.00 per share.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        We have established a Compensation Committee. The Compensation Committee consists of Mr. Caltagirone and Mr. Sweet. Prior to the establishment of the Compensation Committee, decisions concerning the compensation of executive officers were made by the Board of Directors of Central Financial. None of our executive officers currently serves as a director or member of the Compensation Committee of another entity or of any other committee of the Board of Directors of another entity performing similar functions. See "Certain Relationships."


COMPENSATION PURSUANT TO PLANS AND ARRANGEMENTS


        Set forth below is information with respect to certain of our benefit plans and employment arrangements pursuant to which cash and non-cash compensation is proposed to be paid or distributed in the future to our directors and executive officers. Base compensation does not include compensation pursuant to any of the plans and arrangements described herein.

STOCK OPTION PLAN

        Concurrent with the Distribution, Central Financial will terminate its Stock Option Plan. The 2000 Stock Option Plan of Hispanic Express, or the 2000 Plan, has been approved by our Board of Directors and stockholders. The 2000 Plan provides that it is to be administered by a committee of the Board of Directors, referred to as the Option Committee, consisting of at least two independent directors. The Compensation Committee is expected to function as the Option Committee. The Option Committee has the authority, within limitations as set forth in the

2000 Plan, to establish rules and regulations concerning the 2000 Plan, to determine the persons to whom options may be granted, the number of shares of Common Stock to be covered by each option, and the terms and provisions of the option to be granted, provided, that such grants shall conform with Section
260.140.41 of the California Securities Code. Subject to the terms set forth in the 2000 Plan, the Option Committee has the right to cancel any outstanding options and to issue new options on such terms and upon such conditions as may be consented to by the optionee affected.


        A total of 1,100,000 shares are reserved for issuance under the 2000 Plan. No individual may be granted options under the 2000 Plan with respect to more than 550,000 shares during the duration of the 2000 Plan. Upon the consummation of the Plan, all options granted by Central Finance under its Stock Option Plan will be terminated and certain optionees under such Stock Option Plan will be granted options to purchase shares of common stock of Hispanic Express under the 2000 Plan. It is expected that options to purchase 764,000 shares of Common Stock of Hispanic Express will be granted to eligible participants under the 2000 Plan effective upon the consummation of the Distribution, including options to certain executive officers as set forth below. Options granted pursuant to the 2000 Plan would vest over two different time periods. Options granted which equal the number of options granted to executive officers and employees under the Central Financial Stock Option Plan will vest as they would have been vested under the Central Financial Stock Option Plan at the time of distribution, except for those officers and employees which had been with Central Financial or its predecessor company for a period in excess of 5 years, which shall be 60% vested in total options granted to them. Options granted to executive officers and employees which exceed the amounts granted to them under the Central Financial Stock Option Plan will vest in such options over a five-year period in equal annual amounts. Upon the effectiveness of these grants, 336,000 shares of Common Stock will remain available for future grants of options under the 2000 Plan.


        The number of shares which may be granted under the 2000 Plan or under any outstanding options will be proportionately adjusted in the event of any stock dividend or if the Common Stock shall be split up, combined, recapitalized, converted, exchanged, reclassified or in any way substituted. Subject to the terms of the 2000 Plan, and in the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in our corporate structure or outstanding shares, the Option Committee may make such equitable adjustments to the number and class of shares available under the 2000 Plan or to any outstanding options as it shall deem appropriate to prevent dilution or enlargement of rights. The maximum term of any option granted pursuant to the 2000 Plan is ten years. In general, shares subject to options granted under the 2000 Plan which expire, terminate or are canceled without having been exercised in full become available again for options grants.


        The class of eligible persons under the 2000 Plan will consist of directors and employees of, and consultants to, us or a parent or subsidiary of ours, as determined by the Option Committee, except that Non-Employee Directors can only receive fixed grants of options under the terms set forth in the 2000 Plan. See "Compensation of the Board of Directors." Options granted under the 2000 Plan may be incentive stock options, or ISOs, or non-qualified options, at the discretion of the Option Committee; however, ISOs can only be granted to our employees or a parent or subsidiary. The 2000 Plan provides that the exercise price of an option (other than Non-Employee Director's option) will be fixed by the Option Committee on the date of grant; however, the exercise price of an ISOs must be not less than the fair market value of the Common Stock on the date of the grant. The exercise price of an ISOs granted to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of our outstanding stock must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and the rate of exercise shall be at least twenty percent per year over five years. Any ISOs granted to such participants also must expire within five years from the date of grant. Additionally, options granted under the 2000 Plan will not be ISOs to the extent that aggregate fair market value of the shares with respect to which ISOs under the 2000 Plan (or under any other plan maintained by us or a parent or subsidiary of ours) first become exercisable in any year exceeds $100,000. No options shall be granted under the 2000 Plan or after the tenth anniversary of the adoption of the 2000 Plan.


        Options will be non-transferable and non-assignable except by will, the laws of descent and distribution, by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to "immediate family" as defined in 17 C.F.R. 240.16a-1(e). Options (other than Non-Employee Director's options) are exercisable by the holder thereof subject to terms fixed by the Option Committee. However, no option can be exercised until at least six months after the date of grant.

        Notwithstanding the above, an option will be exercisable immediately upon the happening of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option): (1) the holder's retirement on or after attainment of age 65; (2) the holder's disability or death; (3) a "change of control" (as defined in the 2000 Plan) of us while the holder is in the employ or service of Hispanic Express; or (4) the occurrence of such special circumstances or events as the Option Committee determines merits special consideration, except with respect to Non-Employee Directors' options, by such other method as the Option Committee may permit from time to time.

        If an option holder terminates employment with us or service as one of our directors or as our consultant while holding an unexercised option, the option will terminate 30 days after such termination of employment or service unless the option holder exercises the option within such 30-day period. However, all options held by an option holder will terminate immediately if the termination is a result of a violation of such holder's duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or such holder's successor-in-interest, as the case may be, is permitted to exercise any option within three months after retirement or within one year after disability or death.

        The 2000 Plan may be terminated and may be modified or amended by the Option Committee or the Board of Directors at any time; provided, however, that
(1) no modification or amendment either increasing the aggregate number of shares which may be issued under options or to any individual or modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of such amendment; and, (2) no such termination, modification or amendment of 2000 Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof.


NAME                                              NUMBER OF
                                                  SHARES
                                                  UNDER OPTIONS
                                                  TO BE GRANTED
                                                  TO CERTAIN
                                                  EXECUTIVE
                                                  OFFICERS
-------------------------------------------------------------
Gary M. Cypres ..............................      395,000
Steven J. Olmon .............................       50,000
Ed Valdez ...................................       50,000
Donald Keys .................................       25,000
Howard Weitzman .............................       50,000
William Sweet ...............................       18,000
Jose de Jesus Legaspi .......................       18,000
Salvatore Caltagirone .......................       18,000


EMPLOYMENT AGREEMENTS


        Mr. Cypres has entered into a new employment agreement with us and has terminated his employment agreement with Central Financial dated July 1999. Under the new employment agreement, Mr. Cypres will serve as our Chairman of the Board, Chief Executive Officer and President for a period of five years at a base salary of $325,000 for the period from January 1, 2001 to December 31, 2001, and then receive minimum yearly increases of $25,000 per annum until December 31, 2005. Mr. Cypres will spend that portion of his business time as is required. Mr. Cypres' agreement also provides that he will participate in the defined benefit Supplemental Executive Retirement Plan (as amended), or the SERP Plan, that we have assumed liability for from Central Financial.


If Mr. Cypres is terminated "for cause," which definition generally includes termination due to his willful gross failure to perform his duties under the employment agreement, Mr. Cypres' personal dishonesty or breach of his fiduciary duties or the employment agreement, then we will be obligated to pay him only his base salary up to the date upon which we notify him of his termination "for cause." If Mr. Cypres is terminated without "cause," becomes disabled or dies, then we will be obligated to pay him or his estate, commencing immediately, a lump sum payment equal to his base salary for the remaining term of the employment agreement and to pay him or his estate under the SERP Plan as if he had worked to his normal retirement date, which the employment agreement provides is December 31, 2000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        In June 1996, Central Financial adopted the SERP Plan, which provides supplemental retirement benefits to certain key management and employees. Concurrent with the Distribution, we will assume liability for Central Financial's SERP Plan, including increases in future compensation by us which will be reflected in the calculations of the final average compensation as defined under the SERP Plan.

        To vest in the SERP Plan, an employee must have at least 10 years of service with us, including five years subsequent to the adoption of the plan. In 1996, Mr. Cypres was credited with 10 years of service with us and was treated as having fulfilled his post-adoption service on December 31, 1997 by acting as President and Chief Executive Officer of Central Financial through such date. The Board of Directors determines participation in the SERP Plan. The SERP Plan benefits are a function of length of service with us and final average compensation (average monthly compensation during the 36 consecutive months of the last 60 months of the participant's employment that produces the highest average compensation, including salary and bonus).


        Benefits are equal to a targeted percentage of final average compensation as determined by the Board of Directors upon selection of the employee to participate in the SERP Plan. In no case will the rate exceed sixty percent (60%) of the final average compensation as of the date of the participant's retirement or termination of employment, multiplied by the ratio of the actual years of service as of the applicable event to the participant's years of service projected to the participant's normal retirement date (the first day of the month after the participant attains age 60). The SERP Plan also contains a cost of living adjustment not to exceed 6% per annum. A vested participant who terminates employment at or after his normal retirement date will receive the full targeted percentage of his final average compensation. The SERP Plan benefit is reduced, however, by the annuity value of the participant's benefit under the Profit Sharing Plan. At December 31, 1999, only Mr. Cypres was a participant in the SERP Plan.


        The following table shows the estimated annual retirement benefits that would be payable under the SERP Plan upon a participant's normal retirement date on a straight life annuity basis, before any applicable offset for benefits received under the Profit Sharing Plan.

                               PENSION PLAN TABLE


                                                                YEARS OF SERVICE
                                        -------------------------------------------------------------
REMUNERATION                                10          15            20          25      30 OR MORE
------------                            ----------   ---------   ----------   ---------   -----------
$250,000..............................  $  150,000   $150,000,   $  150,000   $ 150,000   $   150,000
  275,000.............................     165,000     165,000      165,000     165,000       165,000
  300,000.............................     180,000     180,000      180,000     180,000       180,000
  325,000.............................     195,000     195,000      195,000     195,000       195,000


As of December 31, 1999, Mr. Cypres was fully vested under the SERP Plan.

EXECUTIVE INCENTIVE BONUS PROGRAM

        The Compensation Committee may grant contingent performance bonuses to certain of our executive officers, including the Named Executive Officers. The amounts of most incentive bonuses will be payable to the extent that a recipient or we achieve performance goals established by our Board of Directors.

EXECUTIVE DEFERRED SALARY AND BONUS PLAN


        We have adopted the Executive Deferred Salary and Bonus Plan, or the EDP, which will cover the Named Executive Officers and certain other executives of Hispanic Express. Pursuant to the EDP, a participant may elect to defer up to 50% of the participant's base salary and up to 100% of any bonus awarded pursuant to our Executive Incentive Bonus Program. Elections under the EDP to defer base salary and bonus are made annually prior to the commencement of each year. Executives electing to participate in the program may invest deferred amounts in either of two accounts: (1) which earns interest based upon the prime rate; or (2) which mirrors the performance of our Common Stock price. Amounts deferred are generally payable in a lump sum within 30 days after the participant's termination of employment with us for any reason. Following the consummation of the Distribution, the EDP will be administrated by the Compensation Committee of the Board of Directors.


INDEMNIFICATION AGREEMENTS


        We entered into Indemnification Agreements pursuant to which we will agree to indemnify certain of our directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the Delaware General Corporation Law, or the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding. Our Certificate of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the DGCL. See "Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws -- Limitation of Liability."



DISCUSSION OF CAPITAL STOCK AND CERTAIN APPLICABLE CORPORATE LAW - HISPANIC EXPRESS, INC.


        Our authorized capital stock consists of 10,000,000 shares of common stock, $.01 par value, of the Common Stock.

COMMON STOCK


        Upon the consummation of the Distribution, we had 7,166,000 shares of Common Stock issued and outstanding. All shares of Common Stock to be issued in connection with the Distribution will be fully paid and nonassessable.

        The following summarizes the rights of holders of our Common Stock:

        - each holder of Common Stock is entitled to one vote per share on all matters to be voted upon by the stockholders, except as discussed in "Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws";

        - subject to preferences that may apply to shares of preferred stock that we may issue in the future, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors;

        - upon our liquidation, dissolution or winding up, the holders of shares of Common Stock are entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

        - there are no redemptive or sinking fund provisions applicable to our Common Stock; and

        - there are no preemptive, subscription or conversion rights applicable to our Common Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND
BYLAWS

        Some provisions of our certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. Such provisions may also render the removal of the current Board of Directors or management of Hispanic Express more difficult. These provisions include:


        Limitation of Liability. Our certificate of incorporation eliminates the personal liability of our directors to us and our stockholders to the fullest extent permitted by the DGCL; provided, however, that directors shall be liable to the extent provided by applicable law:


        - for any breach of the directors' duty of loyalty to us or our stockholders;

        - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

        -       under Section 174 of the DGCL; or


        - for any transaction from which the director derived any improper personal benefit.


        Our bylaws authorize us to provide indemnification to our directors and officers if they are made party to litigation by reason that such person was acting reasonably on our behalf and in good faith. These provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

        Calling Special Meeting and Action by Written Consent. Special meetings of our stockholders may be called only by our Board of Directors. This may make it more difficult to change the composition of our board of directors or to propose a transaction which could result in a change in control.

        No Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting for any purpose. This ensures that the holder or holders of a majority of our common shares entitled to vote in an election of directors are able to elect all of the directors. This could deter investors from acquiring a minority of our shares of our Common Stock in order to obtain a board seat and influence corporate policy.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

        Under Section 203 of the DGCL, we may not engage in a "business combination," which includes certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder," namely, any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with such an entity or person, for three years following the time that stockholder became an interested stockholder, unless;

        - prior to such date our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

        - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding for the purposed of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in a tender or exchange offer); or

        - on or subsequent to such date the business combination is approved by the Board of Directors and of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our Common Stock is U.S. Stock Transfer Corporation.

EFFECT OF QUASI-CALIFORNIA CORPORATION LAW


        Section 2115 of the California General Corporation Law, or the CGCL, provides that quasi-California corporations will be subject to certain substantive provisions in the CGCL notwithstanding comparable provisions in the law of the jurisdiction where the corporation is incorporated. Section 2115 is applicable to foreign corporations that have more than half of their stockholders residing in California and more than half of their business deriving from California. The determination of whether a corporation is a quasi-California corporation is based upon information contained in a certificate required to be filed within three months and fifteen days after the end of the corporation's fiscal year or within 30 days after the filings of its franchise tax return, if an extension of time to file such return was granted. Quasi-California corporations that are Large Public Corporations (i.e., that have securities listed on the New York or American stock exchanges, or securities designated for trading on the Nasdaq National Market, if the corporation has at least 800 holders of its equity securities as of the record date for its most recent annual meeting), are exempt from the application of
Section 2115.


        We have qualified to do business in the State of California because we have substantially all of our property, employees and operations in California. Therefore, absent an exemption, we would be deemed to be a quasi-California corporation.

        Because we will be deemed to be a quasi-California corporation, certain of the provisions for our Certificate of Incorporation and Bylaws would not be authorized by California law. In addition, under California law, cumulative voting for the election of directors is mandatory unless a corporation that is a Large Public Corporation has expressly eliminated cumulative voting in its articles of incorporation. Furthermore, California law with respect to the payment of dividends is more restrictive than Delaware law. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pretax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities. See "DIVIDENDS"

                     HISPANIC EXPRESS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                          PAGE
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...................................................52
CONSOLIDATED FINANCIAL STATEMENTS
  CONSOLIDATED BALANCE SHEETS..............................................................53
  CONSOLIDATED STATEMENTS OF INCOME........................................................54
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY..........................................55
  CONSOLIDATED STATEMENTS OF CASH FLOWS....................................................56
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................57

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders of Hispanic Express, Inc.:


We have audited the accompanying consolidated balance sheets of Hispanic Express, Inc., a Delaware corporation, and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, as restated, for the extension of the mortgage business -- see Note 3. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hispanic Express, Inc. as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP


Los Angeles, California
January 5, 2001

                     HISPANIC EXPRESS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                    DECEMBER 31,
                                                             ----------------------------      SEPTEMBER 30,
                                                                 1998*            1999*             2000
                                                                 -----            -----             ----
                                                                                                (Unaudited)
ASSETS
Cash                                                         $ 7,847,000      $ 5,208,000      $ 5,141,000
Restricted cash                                                1,195,000               --               --
Finance receivables, net                                      60,613,000       54,962,000       47,747,000
Prepaid expenses and other current assets                      1,707,000        1,148,000          780,000
Note receivable from affiliate                                 2,478,000          890,000        1,229,000
Deferred income taxes                                          1,883,000        1,501,000        1,815,000
Income taxes receivable                                        1,460,000        1,400,000        1,389,000
Property and equipment, net                                    6,350,000        8,413,000        8,931,000
Intangible and other assets, net                               7,925,000       12,668,000       12,798,000
                                                             -----------      -----------      -----------
TOTAL ASSETS                                                 $91,458,000      $86,190,000      $79,830,000
                                                             ===========      ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable                                                $40,000,000      $40,000,000      $25,100,000
Accrued expenses and other current liabilities                 6,405,000        7,347,000        8,762,000
Accounts payable to related party                                     --               --        2,593,000
                                                             -----------      -----------      -----------
TOTAL LIABILITIES                                             46,405,000       47,347,000       36,455,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Group equity                                                  45,053,000       38,843,000       43,375,000
                                                             -----------      -----------      -----------
Total stockholders' equity                                    45,053,000       38,843,000       43,375,000
                                                             -----------      -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $91,458,000      $86,190,000      $79,830,000
                                                             ===========      ===========      ===========




*Amounts in 1999 and 1998 have been restated for certain items more fully described in Note 3 -- Restatement of Financial Information.



        The accompanying notes are an integral part of these consolidated financial statements.

                     HISPANIC EXPRESS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                                                         NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                            SEPTEMBER 30,
                                           ------------------------------------------------      ------------------------------
                                                1997              1998*            1999*               1999              2000
                                                ----              -----            -----               ----              ----
                                                                                                             (Unaudited)
REVENUES
Interest income
  Small loan portfolio                     $ 13,056,000      $ 13,792,000      $ 13,584,000      $ 10,395,000      $  9,049,000
  Travel finance portfolio                    1,337,000         1,218,000         1,163,000           856,000           822,000
                                           ------------      ------------      ------------      ------------      ------------
Total interest income                        14,393,000        15,010,000        14,747,000        11,251,000         9,871,000
Travel services, net                          8,716,000         8,961,000        14,270,000        10,241,000        11,173,000
Other income                                  6,365,000         7,954,000        10,885,000         8,012,000         7,629,000
                                           ------------      ------------      ------------      ------------      ------------
Total revenues                               29,474,000        31,925,000        39,902,000        29,504,000        28,673,000
                                           ------------      ------------      ------------      ------------      ------------

COSTS AND EXPENSES
Operating expenses                           16,891,000        17,738,000        24,215,000        16,633,000        21,063,000
Provision for credit losses                   5,318,000         5,952,000         6,531,000         4,614,000         5,099,000
Interest expense                              3,406,000         3,212,000         3,202,000         2,468,000         2,371,000
Depreciation and amortization expense           750,000         1,151,000         1,556,000         1,025,000         1,284,000
                                           ------------      ------------      ------------      ------------      ------------
Total costs and expenses                     26,365,000        28,053,000        35,504,000        24,740,000        29,817,000
                                           ------------      ------------      ------------      ------------      ------------
Income (loss) before provision for
  income taxes                                3,109,000         3,872,000         4,398,000         4,764,000        (1,144,000)
Provision (benefit) for income taxes          1,217,000         1,549,000         1,759,000         1,908,000          (457,000)
                                           ------------      ------------      ------------      ------------      ------------
Net income (loss)                          $  1,892,000      $  2,323,000      $  2,639,000      $  2,856,000      $   (687,000)
                                           ============      ============      ============      ============      ============


UNAUDITED PRO FORMA NET INCOME PER SHARE: (NOTE 1)

Pro forma net income (loss) per common share
  (unaudited):
  Basic                                                                        $       0.37                        $      (0.10)
  Diluted                                                                      $       0.37                        $      (0.10)

Pro forma shares used in calculating
  pro forma
  Net income (loss) per common share (unaudited):
    Basic                                                                         7,166,000                           7,166,000
    Diluted                                                                       7,166,000                           7,166,000




*Amounts in 1999 and 1998 have been restated for certain items more fully described in Note 3 -- Restatement of Financial Information.



        The accompanying notes are an integral part of these consolidated financial statements.

                     HISPANIC EXPRESS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                              GROUP
                                                                                              EQUITY*
                                                                                           ------------
Balance, December 31, 1996                                                                 $ 24,849,000
Capital contribution from related party                                                      12,123,000
Net income for the year ended December 31, 1997                                               1,892,000
                                                                                           ------------
Balance, December 31, 1997                                                                   38,864,000
Capital contribution from related party                                                       3,866,000
Net income for the year ended December 31, 1998                                               2,323,000
                                                                                           ------------
Balance, December 31, 1998                                                                   45,053,000
Capital distribution to related party                                                        (8,143,000)
Equity adjustment for retirement of treasury stock of predecessor company                      (706,000)
Net income for the year ended December 31, 1999                                               2,639,000
                                                                                           ------------
Balance, December 31, 1999                                                                   38,843,000
Capital contribution from related party (Unaudited)                                           5,266,000
Equity adjustment for retirement of treasury stock of predecessor company (Unaudited)           (47,000)
Net loss for the nine months ended September 30, 2000 (Unaudited)                              (687,000)
                                                                                           ------------
Balance, September 30, 2000 (Unaudited)                                                    $ 43,375,000
                                                                                           ============




*Amounts have been restated for certain items more fully described in Note 3 -- Restatement of Financial Information.



        The accompanying notes are an integral part of these consolidated financial statements.

                     HISPANIC EXPRESS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                      NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                    ------------------------------------------   ---------------------------
                                                        1997           1998*          1999*          1999            2000
                                                    ------------   ------------   ------------   ------------   ------------
                                                                                                         (Unaudited)
CASH FLOWS FROM
OPERATING ACTIVITIES:
Net income (loss)                                   $  1,892,000   $  2,323,000   $  2,639,000   $  2,856,000   $   (687,000)
Adjustments to reconcile net income (loss)
  to net cash (used in) provided by
  operating activities:
  Loss on disposal of fixed assets                            --             --             --             --        414,000
  Depreciation and amortization                          750,000      1,151,000      1,556,000      1,025,000      1,284,000
  Provision for credit losses                          5,318,000      5,952,000      6,531,000      4,614,000      5,099,000
  Deferred income taxes                                  101,000      1,209,000        382,000         (5,000)      (314,000)
  Note receivable from affiliate, net                 (4,205,000)     2,514,000      1,588,000      2,478,000      2,254,000
  Changes in assets and liabilities:
     Prepaid expenses and other assets                 1,254,000       (633,000)       617,000       (361,000)       120,000
     Restricted cash                                    (930,000)      (265,000)     1,195,000      1,195,000             --
     Accrued expenses and other current
       liabilities                                    (3,438,000)       661,000        942,000      2,383,000      1,415,000
     Other intangible assets                          (1,058,000)       184,000             --             --       (728,000)
                                                    ------------   ------------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities                                            (316,000)    13,096,000     15,450,000     14,185,000      8,857,000
                                                    ------------   ------------   ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Installment contracts and other contract
  receivables (originated & acquired)
  collected, net of recoveries                        (9,743,000)   (11,189,000)      (878,000)     3,135,000      2,116,000
 Capital expenditures, net                            (2,838,000)    (1,449,000)    (2,920,000)    (1,950,000)    (1,359,000)
 Purchase of leasehold interests and other              (150,000)            --     (5,442,000)    (4,372,000)            --
                                                    ------------   ------------   ------------   ------------   ------------
 Net cash provided by (used in) investing
   activities                                        (12,731,000)   (12,638,000)    (9,240,000)    (3,187,000)       757,000
                                                    ------------   ------------   ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of long-term debt                                  --       (850,000)            --             --             --
 Repayment of notes payable, net                              --             --             --     (5,900,000)   (14,900,000)
Capital contribution from (distribution to)
   related party                                      12,123,000      3,866,000     (8,143,000)    (6,422,000)     5,266,000
 Purchase of treasury stock                                   --             --       (706,000)      (706,000)       (47,000)
Net cash provided by (used in) financing
  activities                                          12,123,000      3,016,000     (8,849,000)   (13,028,000)    (9,681,000)
                                                    ------------   ------------   ------------   ------------   ------------
NET (DECREASE) INCREASE IN CASH                         (924,000)     2,844,000     (2,639,000)    (2,030,000)       (67,000)
CASH, BEGINNING OF PERIOD                              5,927,000      5,003,000      7,847,000      7,847,000      5,208,000
                                                    ------------   ------------   ------------   ------------   ------------
CASH, END OF PERIOD                                 $  5,003,000   $  7,847,000   $  5,208,000   $  5,817,000   $  5,141,000
                                                    ============   ============   ============   ============   ============
CASH PAID DURING THE YEAR FOR:
INTEREST                                            $  3,445,000   $  3,201,000   $  3,362,000   $  2,001,000   $  1,919,000
INCOME TAXES                                        $  2,099,000   $  1,025,000   $  2,301,000   $    556,000   $      5,000



*Amounts in 1999 and 1998 have been restated for certain items more fully described in Note 3 -- Restatement of Financial Information.



        The accompanying notes are an integral part of these consolidated financial statements.

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      BASIS OF PRESENTATION AND NATURE OF OPERATIONS


        Basis of Presentation -- Hispanic Express, Inc. ("Hispanic Express" or the "Company") was formed in September 2000. On September 6, 2000 the Board of Directors of Central Financial Acceptance Corporation ("Central Financial") approved a Plan of Complete Dissolution, Liquidation and Distribution (the "Plan") under which Central Financial's subsidiaries have been reorganized into two public companies, Hispanic Express and Banner Central Finance Company ("Banner Central Finance"). The Plan was approved by the stockholders of Central Financial on September 29, 2000 and it is anticipated that it will be consummated on February 28, 2001. The Plan requires Central Financial to distribute to Central Financial's stockholders 100% of the outstanding Common Stock of Hispanic Express and Banner Central Finance. Pursuant to the Plan, Central Financial will contribute to Hispanic Express its investment subsidiaries, which are engaged in the small loan, travel finance and travel services businesses, and will contribute to Banner Central Finance, its businesses engaged in selling and financing of automobile insurance, its consumer products receivable portfolio and its mortgage business.



        In addition, pursuant to the Plan, Hispanic Express and Banner Central Finance have entered into certain agreements for the purpose of defining their ongoing relationship (See Note 10). The agreements entered into contain provisions for the allocation of certain costs and expenses. Management of Hispanic Express believes that such agreements provide for reasonable allocation of costs and expenses between the parties.



        The formation of Hispanic Express has been accounted for at historical cost, in a manner similar to a pooling of interest. The accompanying consolidated financial statements reflect the combined operations of Hispanic Express and its subsidiaries, as if they had been consolidated at the beginning of the periods presented. For accounting purposes, Hispanic Express has been allocated $40,000,000 of notes payable outstanding for each of the years ended December 31, 1998 and 1999 and $25,100,000 for the nine months ended September 30, 2000 (See Note 8).


        Unaudited pro forma net income per share is based on the number of common shares issued by the Company pursuant to the Plan that are assumed to be outstanding as of January 1, 1999.


        Nature of Operations -- The Company (i) provides unsecured small loans to its customers; (ii) provides travel services; (iii) originates and services consumer finance receivables generated by the Company's customers for the purchase of travel services sold by the Company; (iv) provides check cashing and money transfer services; and, (v) provides insurance products. The majority of the Company's business is focused in Southern California and the Company experiences the highest demand for its financial products and services between October and December.



        During the last six months of 1999, the Company began to significantly build its infrastructure to support its Internet travel business and in the first half of 2000 the Company increased its advertising expenditures for this business. In July 2000, in response to changing market conditions, the management of the Company made a decision to curtail the Company's Internet activities, including, reducing staff levels, advertising and other related costs, and the Company wrote-off approximately $0.2 million in process software development costs which management decided not to complete, and recorded severance charges of approximately $0.3 million.



        In September 2000, the management of the Company decided to reduce the number of Kmart locations in which the Company has its cash dispensing machines and to close 6 check cashing locations which were not performing satisfactory, and recorded a charge of approximately $0.8 million, representing the write-off of leasehold improvements, fixed assets and future discounted rent at these locations. Also, in September 2000, certain of the Company's loan and travel locations were negatively impacted by a bus strike in the Los Angeles area which lasted approximately five weeks.

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

2.      SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES



        Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of Hispanic Express and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.



        Interim Consolidated Financial Information (Unaudited) -- The interim consolidated financial statements as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 and related footnote information are unaudited and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the interim unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. The results for the nine months ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the entire year.



        Finance Receivables -- Finance receivables include receivables that arise from unsecured, small loans, (referred to herein as the "Small Loan Portfolio") and installment contracts that are originated when customers buy travel tickets, (referred to herein as the "Travel Finance Portfolio"). Administrative fees are charged on certain small loan contracts. The annual percentage rate varies depending on the length of the contract and the amount of administrative fees. The Small Loan Portfolio is comprised of closed-end loans that provide for scheduled monthly payments generally not to exceed 12 months and revolver type loans (referred to herein as "Efectiva") that require minimum monthly payments equal to 5% of the outstanding balance. The Travel Finance Portfolio is comprised of loans that provide for scheduled monthly payments generally not to exceed 12 months.



        The allowance for credit losses is provided for loans based on previous experience or when events giving rise to the credit losses are estimated to have occurred. The Company's portfolios are comprised of smaller-balance, homogeneous loans that are evaluated collectively to determine an appropriate allowance for credit losses. The allowance for credit losses is maintained at a level considered adequate by management to cover losses in the existing portfolios. Collection of past due accounts is pursued by the Company, and when the characteristics of an individual account indicates that collection is unlikely, the account is charged off and turned over to a collection agency. Accounts are generally charged off when they are 150 days past due.


        Allowance for credit losses is increased by charges to the provision for credit losses and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolios, adverse situations that may affect the borrower's ability to repay and current economic conditions. The Company's customers are typically between the ages of 21 and 45 and earn less than $25,000 per year, have little or no savings and limited short-term employment histories. In addition, the Company's customers typically have no prior credit histories and are unable to secure credit from traditional lending sources. The Company makes its credit decisions primarily on its assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, the Company generally considers a customer's income level, type and length of employment, stability of residence, personal references and prior credit history with the Company. As a result, the Company is more susceptible to the risk that its customers will not satisfy their repayment obligations than are less specialized consumer lending companies or consumer finance companies that have more stringent underwriting criteria. Because the Company relies on the creditworthiness of its customers for repayment and does not rely on collateral securing the debt, the Company experiences actual rates of losses higher than lenders who have collateral which they can repossess in the event of a borrower's default.


        Recoveries on charge-offs are recognized as an addition to the allowance for credit losses on the cash basis of accounting at the time the payment is received. Recoveries for the years ended December 31, 1997, 1998, and 1999 amounted to $222,000, $364,000, and $497,000, respectively, and for the nine months ended September 30, 1999 and 2000 amounted to $389,000 and $362,000, respectively.

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

        Deferred insurance revenue arises from the deferral of the recognition of revenue from certain credit insurance contracts. Insurance premium revenue is recognized over the life of the related contract using a method that approximates the effective interest method.



        Property and Equipment -- Property and equipment are carried at cost. Long-lived property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121 "Accounting for the Impairment of Long Lived Assets." If the carrying amount of the asset exceeds the estimated undiscounted future cash flows to be generated by the asset, an impairment loss would be recorded to reduce the asset's carrying value to its estimated fair value.


        Depreciation and amortization are computed primarily using the straight-line method over the estimated lives of the assets, as follows:

        Furniture, equipment and software..................  5 to 10 years

        Leasehold improvements.............................  Life of lease

        Building and improvements..........................  7 to 39 years


        Intangible and Other Assets -- Intangible and other assets primarily consists of goodwill which arose in connection with the Company's purchase of leasehold interests used for travel services and deferred line of credit costs related to the Company's Line of Credit (See Note 7). Goodwill is being amortized using the straight-line method over 30 years. The deferred line of credit costs are amortized over the 3 year life of the Line of Credit. The recoverability of goodwill is analyzed annually based on undiscounted future cash flows. If the carrying value of the intangible asset exceeds the estimated undiscounted future cash flows, an impairment loss would be recorded to reduce the asset's carrying value to its estimated fair value. No impairment loss has been recorded in the consolidated financial statements for the periods presented.



        Income Recognition -- Interest income on closed-end loans in the Small Loan Portfolio and the Travel Finance Portfolio is deferred (recorded as an off-set to finance receivables -- See Note 5) and recognized over the lives of the contracts using a method that approximates the interest method. Administrative fees are deferred and recognized over the estimated life of the Small Loan Portfolio using a method that approximates the interest method. Membership fees arising from the Efectiva revolver loans are deferred and recognized using the straight line method. Administrative fees and membership fees are included in other income in the consolidated statements of income. Premiums and commissions for credit life insurance are deferred and recognized as revenue using the interest method. Premiums and commissions for credit accident and health insurance are recognized over the terms of the contracts and are included in other income in the consolidated statements of income.


        Other income consists of:


                                                                                      NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                     -----------------------------------------    --------------------------
                                         1997           1998           1999           1999           2000
                                     -----------    -----------    -----------    -----------    -----------
                                                                                          (Unaudited)
Late charges                         $   496,000    $   249,000    $ 2,142,000    $ 1,582,000    $ 1,658,000
Membership and
administrative fees                    2,341,000      3,433,000      3,870,000      2,957,000      2,641,000
Insurance products and other           3,528,000      4,272,000      4,873,000      3,473,000      3,330,000
                                     -----------    -----------    -----------    -----------    -----------
                                     $ 6,365,000    $ 7,954,000    $10,885,000    $ 8,012,000    $ 7,629,000
                                     ===========    ===========    ===========    ===========    ===========

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

        Travel Services -- Revenues and commissions from the sale of travel tickets and services are recognized when earned, which is at the time the travel reservation is ticketed. Such revenues are reported net of an allowance for cancellations and refunds. Generally, ticket sales are nonrefundable and cancellations and refunds are not significant. Volume bonus and override commissions are recognized at the end of each monthly or quarterly measurement period once the specified target has been achieved.



        Insurance Liabilities -- The liability for losses and loss-adjustment expenses, included in accrued expenses and other current liabilities, is based on an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Such liabilities are based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings in the current period.



        Income Taxes -- The Company, Central Financial and Banner Central Finance have entered a Tax Sharing Agreement (See Note 9). The Company follows SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, income tax expense includes income taxes payable for the current year and the change in deferred income tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's consolidated financial statements or income tax returns. A valuation allowance is recognized to reduce the carrying value of the deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.



        Advertising -- The Company advertises primarily on Hispanic television and radio, and through newspapers and direct mail. All advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 were $1,580,000, $1,109,000 and $1,571,000, respectively, and for the nine months ended September 30, 1999 and 2000 amounted to $974,000 and $1,468,000, respectively.



        Concentration of Credit Risk -- The Company places its temporary cash and cash investments with high quality financial institutions. Management monitors the financial creditworthiness of these financial institutions. As of December 31, 1999 and September 30, 2000, such investments were in excess of insured limits. The Company's small loan business activity is with low-income customers located primarily in the greater Los Angeles area. A significant portion of the Company's customers' ability to repay their loans is dependent upon general economic factors within the geographical area in which the Company operates. The Company's loans are unsecured and, thereby, the Company's ability to be repaid is totally dependent upon the general financial strength of the Company's borrowers. To mitigate a portion of this risk, the Company generally limits the amount of a loan to a single customer to an amount not to exceed $1,500.



        Fair Value of Financial Instruments -- The carrying value of the Company's finance receivables approximates their fair value due to their short term nature and generally stable rates of interest currently being charged in comparison to the rates reflected in the existing portfolios. The carrying value of the Company's notes payable approximates their fair value, as these notes represent a series of short-term notes at floating interest rates not to exceed interest of 8.75% (LIBOR) for amounts outstanding of $40 million or less. Management believes that the fair value of the Company's financial instruments approximates their carrying values as of December 31, 1998 and 1999 and September 30, 2000.



        Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

        Restricted Cash -- At December 31, 1998, cash of $1,195,000 was held in a trust account, in accordance with statutory regulations for insurance companies. This cash balance was classified as restricted cash on the consolidated balance sheets. There were no restricted cash balances at December 31, 1999 and September 30, 2000.



        New Accounting Pronouncements -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.



        The effective date of SFAS No. 133 was delayed by the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," until fiscal years beginning after June 15, 2000. The Company plans to adopt this statement on January 1, 2001. Management does not believe that adoption of this statement will have a material effect on the Company's financial position or results of operations.



3.      RESTATEMENT OF FINANCIAL INFORMATION



        The Company has restated its financial statements for the years ended December 31, 1999 and 1998 to reflect the contribution of the mortgage business from Central Financial to Banner Central Finance, which was previously reported in the financial statements of the Company. The previously reported financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States and were restated to reflect the reclassification of the mortgage business from the Company to Banner Central Financial. The impact of these adjustments on the Company's financial results as originally reported is summarized below:



                           1998                          1999
                        AS REPORTED    AS RESTATED    AS REPORTED    AS RESTATED
                        -----------    -----------    -----------    -----------
Revenues
  Interest income       $15,028,000    $15,010,000    $15,103,000    $14,747,000
  Other income           16,915,000     16,915,000     25,154,000     25,155,000
                        -----------    -----------    -----------    -----------
  Total revenues        $31,943,000    $31,925,000    $40,257,000    $39,902,000
                        ===========    ===========    ===========    ===========

Net income              $ 2,334,000    $ 2,323,000    $ 2,822,000    $ 2,639,000
                        ===========    ===========    ===========    ===========

Net income per share                                  $      0.39    $      0.37
                                                      ===========    ===========

Retained earnings at
  end of year           $45,380,000    $45,053,000    $43,780,000    $38,843,000
                        ===========    ===========    ===========    ===========



4.      PURCHASE OF LEASEHOLD INTERESTS


        During 1999, the Company expanded its travel business through the purchase and assumption of 38 leases in retail locations located primarily in Southern and Central California and Dallas/Ft. Worth, Texas that were operating travel stores. The aggregate purchase price for the leasehold interests was approximately $5.0 million and has been accounted for under the purchase method of accounting, and the results of these new travel offices have been included in operations since the date the Company assumed the leases.

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

5.      FINANCE RECEIVABLES



        Finance receivables consist of:



                                                                    DECEMBER 31,           SEPTEMBER 30,
                                                             --------------------------    -------------
                                                                1998           1999           2000
                                                             -----------    -----------    -----------
                                                                                           (Unaudited)
Gross finance receivables:
Small loan portfolio                                         $62,248,000    $56,411,000    $49,147,000
Travel finance portfolio                                       4,988,000      4,929,000      5,158,000
                                                             -----------    -----------    -----------
                                                              67,236,000     61,340,000     54,305,000
Less:
Deferred interest                                                877,000      1,114,000      1,180,000
Allowance for credit losses                                    3,059,000      2,981,000      3,676,000
Deferred administrative, Efectiva membership and
  transaction fees and insurance revenues                      2,169,000      1,865,000      1,365,000
Credit insurance and reserves for policyholder's benefits        518,000        418,000        337,000
                                                             -----------    -----------    -----------
                                                               6,623,000      6,378,000      6,558,000
                                                             -----------    -----------    -----------
Finance receivables, net                                     $60,613,000    $54,962,000    $47,747,000
                                                             ===========    ===========    ===========


        Customers are required to make monthly payments on the Company's receivable contracts. The aggregate gross balance of accounts with payments 31 days or more past due are:


                                        DECEMBER 31,
                                  ------------------------   SEPTEMBER 30,
                                     1998          1999          2000
                                  ----------    ----------    ----------
                                                             (Unaudited)
Small loan portfolio:
   Past due 31 days plus          $2,649,000    $2,979,000    $3,729,000
                                  ==========    ==========    ==========

Travel finance portfolio:
   Past due 31 days plus          $  130,000    $  134,000    $  164,000
                                  ==========    ==========    ==========


        The allowance for credit losses includes the following:


                                                                                                NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                             -------------------------------------------     ---------------------------
                                                1997             1998           1999            1999            2000
                                             -----------     -----------     -----------     -----------     -----------
                                                                                                     (Unaudited)
Allowance for credit losses, beginning of
  the year                                   $ 5,795,000     $ 5,787,000     $ 3,059,000     $ 3,059,000     $ 2,981,000
Provision for credit losses                    5,318,000       5,952,000       6,531,000       4,614,000       5,099,000
Charge-offs, net of recoveries                (5,326,000)     (8,680,000)     (6,609,000)     (4,634,000)     (4,404,000)
                                             -----------     -----------     -----------     -----------     -----------
Allowance for credit losses, end of year     $ 5,787,000     $ 3,059,000     $ 2,981,000     $ 3,039,000     $ 3,676,000
                                             ===========     ===========     ===========     ===========     ===========

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

6.      PROPERTY AND EQUIPMENT



        Property and equipment, net consists of:



                                                    DECEMBER 31,        SEPTEMBER 30,
                                          --------------------------    -------------
                                             1998           1999            2000
                                          -----------    -----------    -----------
                                                                        (Unaudited)
Land                                      $1,936,000     $ 1,568,000    $ 1,936,000
Construction in progress                          --       1,937,000             --
Building and improvements                    254,000       1,441,000      4,326,000
Furniture, equipment and software          5,225,000       5,271,000      5,053,000
                                          ----------     -----------    -----------
                                           7,415,000      10,217,000     11,315,000
Less: accumulated depreciation             1,065,000       1,804,000      2,384,000
                                          ----------     -----------    -----------
                                          $6,350,000     $ 8,413,000    $ 8,931,000
                                          ==========     ===========    ===========



7.      INTANGIBLE AND OTHER ASSETS



        Intangible and other assets, net consists of:



                                                    DECEMBER 31,        SEPTEMBER 30,
                                          --------------------------    -------------
                                             1998           1999            2000
                                          -----------    -----------    -----------
                                                                        (Unaudited)
Goodwill                                  $8,483,000     $13,533,000    $13,533,000
Deferred loan costs                          764,000         764,000        690,000
Non-compete agreements                         8,000         408,000        408,000
Other                                          3,000           3,000          3,000
                                          ----------     -----------    -----------
                                           9,258,000      14,708,000     14,634,000
Less: accumulated amortization             1,333,000       2,040,000      1,836,000
                                          ----------     -----------    -----------
                                          $7,925,000     $12,668,000    $12,798,000
                                          ==========     ===========    ===========



8.      NOTES PAYABLE



        During 1997, Central Financial had a line of credit agreement with Bank of America National Trust and Savings Association (the "Bank of America Line of Credit") that provided for the issuance of notes up to $60,000,000 and a line of credit agreement with Wells Fargo Bank National Association (the "Old Wells Fargo Line of Credit") that provided for the issuance of notes up to $50,000,000. The Bank of America Line of Credit and Old Wells Fargo Line of Credit were repaid on June 13, 1997. Borrowings under the Bank of America Line of Credit and Old Wells Fargo Line of Credit facility bore interest at weighted average rates of 9.1% and 7.9%, respectively, in 1997.



        Central Financial entered into a new credit agreement with several banks and Wells Fargo Bank National Association, as Agent (the "Wells Fargo Line of Credit"), on June 13, 1997 that provided for the issuance of notes up to $100,000,000 subject to an allowable borrowing base. The Wells Fargo Line of Credit was repaid on August 11, 2000. Borrowings under the facility bore interest at a weighted average rate of 8.3%, 8.0%, and 7.7% in 1997, 1998 and 1999. Notes payable allocated to the Company was $40,000,000 at December 31, 1998, and 1999. (See Note 1). Central Financial had Letters of Credit outstanding for various purposes in the amount of $300,000, and $1,800,000 at December 31, 1998, and 1999, respectively.

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

        On August 11, 2000, the Company entered into a new credit agreement with several banks and Union Bank of California, N. A. as Agent ("Union Bank Line of Credit) that provided for the issuance of notes up to $55,000,000. Borrowings under the facility bore interest at a weighted average rate of 8.8% in 2000. Central Financial had Letters of Credit outstanding for various purposes in the amount of $550,000 at September 30, 2000. Borrowings under the Union Bank Line of Credit is limited to 70% of eligible receivable contracts as defined in the credit agreement. The total amount of available credit under the facility was limited to $34.0 million at September 30, 2000, of which $25.7 million was outstanding, including letters of credit. Substantially all of the assets and stock of Central Consumer Finance Company ("Central Consumer"), a wholly owned subsidiary of the Company, has been pledged as collateral for amounts borrowed under the Union Bank Line of Credit. The Union Bank Line of Credit requires, among other things, that the Company maintain specific financial ratios and satisfy certain financial covenants with respect to Central Consumer and restricts, among other things, Central Consumer's ability to incur additional indebtedness, pay dividends, make certain restricted payments or consummate certain asset sales. At September 30, 2000, Central Consumer and its subsidiaries had total assets of approximately $62 million and stockholders' equity of approximately $31 million. Interest on the Union Bank Line of Credit is determined at the Company's option, equal to either, (a) 87.5 basis points above the higher of the prime rate Union Bank of California announces or the federal funds rate plus 50 basis points or (b) 225 basis points above the interest rate per annum at which Union Bank of California offers deposits in dollars to prime banks in the London Eurodollar market.



        Central Financial was required to pay a commitment fee of 0.375% per annum for unused portions of its lines of credit. These fees totaled $150,000, $251,000 and $246,000 for the years ended December 31, 1997, 1998 and 1999 and $175,000 and $116,000 for nine months ended September 30, 1999 and 2000, respectively. These amounts have been allocated to the Company and are included in operating expenses in the consolidated statements of income for the periods presented.



9.      INCOME TAXES



        The Company, Central Financial and Banner Central Finance have entered a Tax Sharing Agreement (See Note 10). The income tax provisions as presented in the accompanying consolidated financial statements are based upon the amount the Company would have paid as if it filed separate income tax returns for the periods presented.

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

        The provision (benefit) for income taxes consists of the following:



                                                                                  NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                              -----------------------------------------     ---------------------------
                                  1997           1998           1999           1999             2000
                              -----------    -----------    -----------     -----------     -----------
                                                                                    (Unaudited)
CURRENTLY PAYABLE:
Federal                       $   767,000    $   259,000    $ 1,114,000     $ 1,468,000     $  (110,000)
State                             349,000         81,000        263,000         445,000         (33,000)
                              -----------    -----------    -----------     -----------     -----------
                                1,116,000        340,000      1,377,000       1,913,000        (143,000)
                              -----------    -----------    -----------     -----------     -----------
DEFERRED:
Federal                            88,000        970,000        294,000          (4,000)       (241,000)
State                              13,000        239,000         88,000          (1,000)        (73,000)
                              -----------    -----------    -----------     -----------     -----------
                                  101,000      1,209,000        382,000          (5,000)       (314,000)
                              -----------    -----------    -----------     -----------     -----------
Provision for income taxes    $ 1,217,000    $ 1,549,000    $ 1,759,000     $ 1,908,000     $  (457,000)
                              ===========    ===========    ===========     ===========     ===========



        A reconciliation of the provision (benefit) for income taxes to the statutory rate is as follows:



                                                                              NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                                   ------------------------     --------------
                                                   1997     1998     1999     1999     2000
                                                   ----     ----     ----     ----     -----
                                                                                (Unaudited)
Federal income taxes at statutory rate             35.0%    35.0%    35.0%    35.0%    (35.0%)
State franchise taxes, net of federal benefit       4.3%     4.5%     4.5%     4.5%     (4.5%)
Amortization of goodwill                            0.3%     0.3%     0.3%     0.3%     (0.3%)
Other                                              -0.5%     0.2%     0.2%     0.3%       --
                                                   ----     ----     ----     ----     -----
                                                   39.1%    40.0%    40.0%    40.1%    (39.8%)
                                                   ====     ====     ====     ====     =====



        The tax effects of temporary differences giving rise to the deferred income tax assets and liabilities are as follows:


                                                    DECEMBER 31,
                                           -----------------------------       SEPTEMBER 30,
                                              1998              1999              2000
                                           -----------       -----------       -----------
                                                                               (Unaudited)
Allowance for credit losses                $ 1,377,000       $ 1,244,000       $ 1,351,000
Deferred revenues                              942,000           869,000           869,000
Fixed assets                                  (378,000)         (713,000)         (818,000)
Other                                          (58,000)          101,000           413,000
                                           -----------       -----------       -----------
   Net deferred tax asset                  $ 1,883,000       $ 1,501,000       $ 1,815,000
                                           ===========       ===========       ===========




10.     RELATED PARTY TRANSACTIONS



        In connection with its formation, the Company, Central Financial and Banner Central Finance entered into certain agreements; the Operating Agreement; and the Tax Sharing Agreement for defining their ongoing relationships.


The Operating Agreement provides, among other things, that the Company and its subsidiaries are obligated to provide to Banner Central Finance, and Banner Central Finance is obligated to utilize, certain services, including receivable servicing and collection and payment processing, accounting, management information systems

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES
and employee benefits. The Operating Agreement also provides for the Company to guarantee up to $4,000,000 of bank or similar financing of Banner Central Finance, pursuant to certain conditions. If such services involve an allocation of expenses, such allocation shall be made on a reasonable basis. To the extent that such services directly relate to the finance portion of the consumer products business contributed by Central Financial to Banner Central Finance, or to the extent that other costs are incurred by the Company or its subsidiaries that directly relate to Banner Central Finance, Banner Central Finance is obligated to pay the Company and its subsidiaries the actual cost of providing such services or incurring such costs. The Operating Agreement continues until terminated by either the Company or Banner Central Finance upon one year's prior written notice. Termination may be made on a service-by-service basis or in total. Such allocated expenses to Banner Central Finance totaled $6,495,000, $5,529,000 and $4,373,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and $3,289,000 and $2,410,000 for the nine months ended September 30, 1999 and 2000, respectively.



        The Company, Central Financial and Banner Central Finance have entered into a Tax Sharing Agreement which provides, among other things, for the payment of federal, state and other income tax remittances or refunds for periods during which the Company was included in the same consolidated group for federal income tax purposes; the allocation of responsibility for the filing of such tax returns and various related matters. For periods in which the Company was included in Central Financial's consolidated federal income tax returns, the Company will be required to pay its allocable portion of the consolidated federal, state and other income tax liabilities of the group and will be entitled to receive refunds determined as if the Company had filed separate income tax returns. With respect to Central Financial's liability for payment of taxes for all periods during which the Company was so included in Central Financial's consolidated federal income tax returns, the Company will indemnify Central Financial for all federal, state and other income tax liabilities of the Company for such periods. The date of the consummation of the Plan will be the last day on which the Company will be required to be included in Central Financial's consolidated federal income tax returns.



        In connection with the adoption of the Plan, the Company entered into a new lease with BCE Properties II, Inc., an affiliated company, for its executive and administrative offices. The new lease is for a period of 15 years with annual rent of $300,000 per year subject to CPI increases. Additionally, the Company entered into a 15 year agreement to lease approximately 30,000 square feet of retail space to Banner's Central Electric, Inc., an affiliated company, with annual rent of $200,000 per year subject to CPI increases.



        For the twelve months ended December 31, 1997 and 1998, the Company received capital contributions from its parent company of $12,123,000 and $3,866,000 respectively, which was used to support receivable growth, fund capital assets, acquire leasehold interests and build cash reserves. For the twelve months ended December 31, 1999, the Company made a capital distribution to its parent company of $8,143,000 and for the nine months ended September 30, 2000, the Company received a capital contribution from its parent company of $5,266,000. The $5,266,000 capital contribution was used primarily to repay notes payable during the nine months ended September 30, 2000.



11.     STOCK OPTION PLAN



In connection with the Plan, the Company adopted the 2000 Stock Option Plan (the "2000 Plan"). Subject to the terms of the 2000 Plan, a total of 1,100,000 shares of authorized Common Stock have been reserved for issuance pursuant to terms and conditions as determined by the Board of Directors. During the duration of the 2000 Plan, no individual may be granted options of more than 550,000 shares. Upon the consummation of the Plan, all options granted by Central Finance under its Stock Option Plan will be terminated and certain optionees under such Stock Option Plan will be granted options to purchase shares of common stock of Hispanic Express under the 2000 Plan. Options to purchase 764,000 shares of Common Stock of Hispanic Express will be granted to eligible participants under the 2000 Plan. Upon consummation of the Plan, which is anticipated to be February 28, 2001, executive officers and employees receiving options will be vested in such options in an amount that they would have been vested under the Central Financial Stock Option Plan at the time of consummation of the Plan, except for those officers and employees which had been with Central Financial or its predecessor for a period in excess of five years,

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES
which shall be 60% vested in total options granted to them. Upon the effectiveness of these grants, 336,000 shares of Common Stock will remain available for future grants of options under the 2000 Plan. The options have a maximum duration of five years and are subject to certain vesting and cancellation provisions, and may not be granted at less than the market value of the Company's Common Stock on the date of grant of the option.


        None of the Options which will be granted have been included in the computation of diluted earnings per share reflected in the Consolidated Statements of Income. Upon issuance of the Options in future periods earnings per share may be diluted to the extent that the average market price of the Company's stock exceeds the Option exercise price.



12.     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



        During June 1996, Central Financial adopted a Supplemental Executive Retirement Plan (the "SERP Plan") which provides supplemental retirement benefits to certain key management employees. To vest in the SERP Plan, an employee must have at least ten years of service with the Company, including five years subsequent to the adoption of the SERP Plan. Concurrent with the adoption of the Plan, the Company will assume all liabilities of the SERP Plan. The unfunded SERP Plan expense for the years ended December 31, 1997, 1998 and 1999, amounted to approximately $77,000 each year, and for the nine months ended September 30, 1999 and 2000 amounted to $51,000 for each period.



13.     SEGMENT INFORMATION



        The Company has identified three reporting segments in accordance with SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information", the Consumer Finance Business, Travel Business and Corporate Overhead. The factors for determining the reportable segments were based on the distinct nature of their operations. The Consumer Finance Business and Travel Business are managed as separate business units because each requires and is responsible for executing a unique business strategy. The Consumer Finance Business includes the Small Loan Portfolio, Travel Finance Portfolio and insurance and other products provided to customers of the Consumer Finance Business. The Company's Travel Business is comprised of the retail travel stores and travel internet business. Corporate Overhead is comprised of unallocated corporate overhead expenses. Substantially all of the operations of the above businesses are concentrated in California.



        The accounting policies of these reportable segments are the same as those described in the summary of significant accounting policies. Information about these segments as of and for the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 is as follows:



                                                              CONSUMER                       CORPORATE
                                                              FINANCE          TRAVEL        OVERHEAD           TOTAL
                                                            ------------    ------------     ----------     ------------
For the Nine Months Ended September 30, 2000 (unaudited)
Interest income                                             $  9,871,000    $          -     $         -    $  9,871,000
Other income                                                   7,629,000      11,173,000               -      18,802,000
                                                            ------------    ------------     -----------    ------------
   Total revenue                                            $ 17,500,000    $ 11,173,000     $         -    $ 28,673,000
                                                            ============    ============     ===========    ============

Pre-tax segment earnings (loss)                             $  4,156,000    $   (206,000)    $(4,637,000)   $   (687,000)
Segment assets                                              $ 66,396,000    $ 13,434,000     $         -    $ 79,830,000

For the Nine Months Ended September 30, 1999
(unaudited)
Interest income                                             $ 11,251,000    $          -     $         -    $ 11,251,000

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

                                                              CONSUMER                       CORPORATE
                                                              FINANCE          TRAVEL        OVERHEAD           TOTAL
                                                            ------------    ------------     ----------     ------------
Other income                                                   8,012,000        10,241,000                --         18,253,000
                                                            ------------      ------------      ------------       ------------
   Total revenue                                            $ 19,263,000      $ 10,241,000      $         --       $ 29,504,000
                                                            ============      ============      ============       ============

Pre-tax segment earnings (loss)                             $  7,496,000      $  2,729,000      $ (5,461,000)      $  4,764,000
Segment assets                                              $ 70,053,000      $ 13,616,000      $         --       $ 83,669,000

For the Year Ended December 31, 1999
Interest income                                             $ 14,747,000      $         --      $         --       $ 14,747,000
Other income                                                  10,885,000        14,270,000                --         25,155,000
                                                            ------------      ------------      ------------       ------------
   Total revenue                                            $ 25,632,000      $ 14,270,000      $         --       $ 39,902,000
                                                            ============      ============      ============       ============

Pre-tax segment earnings (loss)                             $  8,549,000      $  2,868,000      $ (7,019,000)      $  4,398,000
Segment assets                                              $ 73,824,000      $ 12,366,000      $         --       $ 86,190,000

                    HISPANIC EXPRESS, INC. AND SUBSIDIARIES

        The Company is from time to time involved in routine litigation incidental to the conduct of its business. Management of the Company believes that litigation currently pending will not have a material adverse effect on the Company's financial position or results of operations.


                                   * * * * * *

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES



              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED




                                           CONSUMER                          CORPORATE
                                           FINANCE           TRAVEL           OVERHEAD          TOTAL
                                          -----------      -----------      ------------      -----------
For the Year Ended December 31, 1998
Interest income                           $15,010,000      $        --      $         --      $15,010,000
Other income                                7,954,000        8,961,000                --       16,915,000
                                          ===========      ===========      ============      ===========
   Total revenue                          $22,964,000      $ 8,961,000      $         --      $31,925,000
                                          ===========      ===========      ============      ===========

Pre-tax segment earnings (loss)           $ 8,856,000      $ 1,596,000      $ (6,580,000)     $ 3,872,000

Segment assets                            $82,922,000      $ 8,536,000      $         --      $91,458,000


For the Year Ended December 31, 1997
Interest income                           $14,393,000      $        --      $         --      $14,393,000

Other income                                6,365,000        8,716,000                --       15,081,000
                                          ===========      ===========      ============      ===========
    Total revenue                         $20,758,000      $ 8,716,000                        $29,474,000
                                          ===========      ===========      ============      ===========

Pre-tax segment earnings (loss)           $ 7,693,000      $   698,000      $ (5,282,000)     $ 3,109,000

Segment assets                            $78,861,000      $ 6,599,000      $         --      $85,460,000




14.     COMMITMENTS AND CONTINGENCIES



        The Company leases computer equipment under operating leases which expire at various times through 2002. The Company's finance and travel centers are leased under noncancelable operating leases that generally have two to five-year terms with options to renew. The aggregate minimum lease commitments under these leases are as follows:



                        YEARS ENDED DECEMBER 31,
                        ------------------------
                                  2000                      $ 3,058,000
                                  2001                        2,395,000
                                  2002                        1,219,000
                                  2003                          427,000
                                  2004                          175,000
                                                            -----------
                                                            $ 7,274,000
                                                            ===========



        Aggregate rental expense for the years ended December 31, 1997, 1998 and 1999 were $2,418,000, $2,268,000, and $3,141,000, respectively, and for the nine months ended September 30, 1999 and 2000 were $2,267,000 and $3,806,000, respectively.



        Concurrent with the Plan, the Company has entered into a new employment agreement with the Chairman of the Board of Directors for a period of five years, expiring December 31, 2005, at a base salary of $325,000 per year for the period from January 1, 2001 to December 31, 2002, and then receive yearly minimum increases of $25,000 per annum with eligibility to participate in the Company's executive compensation plans. Any changes to the agreement require approval of the Board of Directors.



        The Operating Agreement, as described in "Note 10 Related Party Transactions," provides that, so long as the Financing Agreement is in effect, the Company will guarantee up to $4 million of bank or similar financing which Banner Central Finance may borrow. At September 30, 2000, the Company has not guaranteed any amounts under this agreement.

                                  DISCUSSION OF
                         BANNER CENTRAL FINANCE COMPANY

INTRODUCTION


        Certain matters discussed in this Information Statement may constitute forward-looking statements under Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which Banner Central Finance and its subsidiaries operate in, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision. Our actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements. For discussion of the factors that might cause such a difference, see "Business -- Business Considerations and Certain Factors that May Affect Future Results of Operations and Stock Price." Banner Central Finance and its subsidiaries may be referred to collectively as "Banner Central Finance," "we," "our," or "us" in this "DISCUSSION OF BANNER CENTRAL FINANCE COMPANY" section and the following sections that relate to Banner Central Finance.


COMPANY OVERVIEW


        Banner Central Finance was incorporated in Delaware on September 5, 2000. Our principal executive offices are located at 5480 East Ferguson Drive, Commerce, California 90022, and our telephone number is (323) 720-8600. Our wholly-owned subsidiaries are Central Installment Credit Corporation, Central Financial Acceptance/Insurance Agency and Central Premium Finance Company. Through these subsidiaries, we will be engaged in two principal businesses: purchased consumer receivables and origination and sale of second trust mortgages.


PURCHASED CONSUMER RECEIVABLES


        We purchase consumer finance receivables referred to as the Consumer Products Portfolio, pursuant to a Financing Agreement with Banner's Central Electric, Inc., or Banner's Central Electric, an affiliate of ours, which has granted us the exclusive right to purchase the receivables its originates when it sells its inventory at its retail stores. Banner's Central Electric operates five retail stores in the greater Los Angeles area, and its inventory consists of consumer electronics, appliances and furniture. The consumer finance receivables we purchase are held until they mature and we earn interest income on them during the time they are outstanding. Pursuant to the Financing Agreement that we have entered into with Banner's Central Electric, we have agreed to acquire and have available to transfer to Banner's Central Electric up to $6 million of inventory which they sell to their customers.


        Our customers are typically low-income Hispanics, between the ages of 21 and 45, earn less than $25,000 per year, have little or no savings, and have limited or short term employment histories. In addition, our customers typically have no or limited prior credit histories and are generally unable to secure credit from traditional lending sources.

        We base our credit decisions on our assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, we generally consider a customer's income level, type, and length of employment, stability of residence, personal references, and prior credit history with us. We also obtain a credit bureau report and rating, if available, and seek to confirm other credit-related information. We, however, are more susceptible to the risk that our customers will not satisfy their repayment obligations than are less specialized consumer finance companies or consumer finance companies that have more stringent underwriting criteria.


MORTGAGE BUSINESS



        In mid-1998, we started to provide second trust mortgages on residential properties ranging from $5,000 to $12,000 to Hispanic customers primarily in the Los Angeles area. Our primary source of income on these mortgages is origination fees and the interest income we earn during the time the mortgage is outstanding. In August 2000, we temporarily suspended making second mortgage loans pending evaluations of whether we can obtain long-term financing from financial institutions to support future growth. We anticipate that by the end of March 2001, we should be able to complete our evaluation of whether we can obtain long-term financing for our mortgage business.


OTHER BUSINESS ACTIVITY

        We also provide financing to consumers for the purchase of products and services that independent retailers sell. Historically, we have had relationships with approximately 75 retailers in the greater Los Angeles area. However, in 1998 and 1999, we have phased out of substantially all of these independent relationships. From 1995 through March 31, 1999, we also financed the sale of used automobiles primarily sold by Banner's Central Electric. In May 1997, Banner's Central Electric discontinued the sale of used automobiles and currently we no longer provide financing for this business.


        We began to offer financing for the sale of automobile insurance in 1996 that we sell as a broker for major automobile insurers. In recent years, the large automobile insurance companies have started to offer direct financing, and accordingly, our premium financing activity has declined significantly. We currently continue to sell automobile insurance to low-income Hispanics and operate through 3 offices in the greater Los Angeles area.


BUSINESS STRATEGY


        Over the next eighteen months, we anticipate that interest income earned on our portfolio of purchased receivables and second trust mortgages will constitute substantially all of our revenue and that our levels of interest income will most likely decrease as these portfolios decline over this period. Corresponding to the decline in our receivables, we anticipate that our level of liquidity will increase providing funds to invest in the future business activities; although, we currently have not identified any business which we intend to invest these funds in.



        Historically, our major business activity has been providing financing to the low-income Hispanic customers purchasing consumer products from Banner's Central Electric. In 1997, Banner's Central Electric made a strategic decision to de-emphasize this business line. Accordingly, since 1997 Banner's Central Electric's retail sales have declined significantly with a corresponding decrease in the level of consumer receivables purchased by us from them. Although declining, we anticipate that interest income earned on the purchased receivables will continue to be a majority of our future income. See "Business Consideration and Certain Factors that May Affect Future Results of Operations and Stock Price -- Dependence of Consumer Finance Portfolio on Banner's Central Electric and Changing Business Focus."



        Since mid-1998, when we commenced our mortgage business, our portfolio of second trust mortgages has grown significantly and in August 2000, we temporarily suspended making any new second mortgage loans pending evaluation of whether we can obtain long-term financing from financial institutions to support future growth. In September 2000, we began to originate first and second mortgage loans for other financial institutions for which we earn an origination fee and will continue this business if we cannot obtain long-term financing to build our portfolio of second trust mortgages. Should we conclude that long-term financing is not available or otherwise decide not to build our mortgage business, we anticipate that we will let our portfolio liquidate over the life of the outstanding mortgages which generally have an average life of four years remaining.



        Our receivables portfolio relating to our financing of independent retailers has also experienced a significant decline as a result of our decision in 1998 and 1999 to phase out of substantially all of these relationships. Our receivables relating to our financing of automobile insurance premiums has also declined in recent years as a result of the insurance companies for which we act as brokers for offering financing directly to customers. We do not expect that our financing of independent retailers and automobile insurance premiums businesses will be a significant portion of our ongoing operations in the future. At December 31, 1998 and 1999, and September 30, 2000, the aggregate of these receivables portfolios was $791,000, $2,718,000, and $6,850,000, respectively.

COMPANY OPERATIONS

        In order to provide cost savings and operating efficiencies, we entered into the Operating Agreement with Hispanic Express under which Hispanic Express provides us with certain services, including, credit applications, receivable servicing, payment applications, accounting, legal and management information systems.

CREDIT PROCEDURES


        Purchased Finance Receivables -- We have developed uniform guidelines and procedures for evaluating credit applications. We take credit applications at each of the Banner's Central Electric stores and then generally transmit them electronically through our computer system or facsimile machines to our credit processing facility, where all credit approval and verification is centralized. We also take credit applications at each of the independent retail locations for which we provide financing, and generally transmit them to our credit processing facility via facsimile. We believe that our underwriting policies and procedures allow us to respond quickly to credit requests. We typically respond to credit applicants within one hour. We believe that because of our prompt response, many customers prefer to deal with us instead of our competitors.



        Our credit managers and credit approvers make their decisions on a case by case basis and are influenced by, among other things, whether an applicant is a new or existing customer. New applicants complete standardized credit applications which contain information concerning income level, employment history, stability of residence, driver's license or state identification card, social security number, capacity to pay and personal references. We also verify the applicant's employment and residence and depending on the relevant factors may verify other pertinent information. We also obtain a credit bureau report and rating, if available, and seek to confirm other credit-related information. For an established customer, the credit process currently includes a review of the customer's credit and payment history with us, and depending on the size of the transaction an updated verification of employment and residence. Because we offer multiple lines of credit, we review the aggregate amount that a customer owes. In cases where a customer makes a request for a substantial increase in his or her aggregate outstanding balance, we will obtain a credit bureau report and will seek to confirm employment. In instances where the applicant has no or limited credit history, we may require a co-signer with appropriate credit status to sign the contract and may, in the installment credit business, also require a down payment. See "Business Considerations and Credit Factors that May Affect Future Results of Operations and Stock Price -- Credit Risk Associated with Customers; Lack of Collateral."



        Mortgages -- We have developed uniform guidelines and procedures for evaluating mortgage applications. Our underwriting guidelines require a credit bureau report on each application, which is reviewed with the applicant's credit history in order to determine if the applicant's credit history meets our guidelines. A number of factors determine a loan applicant's creditworthiness, including, debt ratios, payment history, and the combined loan to value for all existing mortgages on a property. Our guidelines also require that we obtain independent appraisals on all mortgage properties prior to funding of a loan. See "Business Considerations and Certain Factors that May Affect Future Results of Operations and Stock Price -- Mortgage Portfolio Risks and Need for a Line of Credit."


PAYMENT AND COLLECTIONS

        Industry studies estimate that a significant percentage of the adult population in the United States does not maintain a checking account, which is a standard prerequisite for obtaining a consumer loan, credit card or other form of credit from most consumer credit sources. Our customers are required to make their monthly payments using a payment schedule that we provide to them. The vast majority of our customers make their payments in cash at our locations or at our payment facilities in Banner's Central Electric's stores. For our customers who are paid their wages by check but who do not maintain checking accounts, we cash such checks at no charge in order to facilitate account payments.


        We consider payments past due if a borrower fails to make any payment in full on or before its due date, as specified in our receivables contract that the customer signs. We currently attempt to contact borrowers whose payments are not received by the due date within 10 days after such due date. We contact these borrowers by both letter and telephone. If no payment is remitted to us after the initial contact, we make additional contacts every seven days, and, after a loan becomes 31 days delinquent, we generally turn over the account to our credit collectors. Under our guidelines, we generally charge off and turn over an account to a collection agency when we determine that the account is uncollectible, which is typically when the account is 150 days past due. We accrue interest income on our account until we charge it off.


FINANCE CONTRACTS


        Each of the finance contracts and mortgage loans is in Spanish and English and requires monthly financing payments. State and federal regulations govern many of the terms, conditions and disclosures in the finance contracts. See "Regulation of Banner Central Finance." When a qualifying customer with an open account finance contract balance increases the amount outstanding with an additional purchase or loan, the customer executes a new finance contract for the new aggregate balance and, with the proceeds, pays off the original contract.


INSURANCE

        We maintain various insurance policies of the type, and in the amounts, which are usual for our business. We maintain coverage for business interruptions, including interruptions resulting from computer failure. We believe that our insurance coverage is adequate.

MANAGEMENT INFORMATION SYSTEMS


        Under the Operating Agreement with Hispanic Express, we will use Hispanic Express's management information systems. Hispanic Express has invested significant resources to develop a proprietary system that integrates all major aspects of our business. The computer system uses a high-range IBM AS-400 as the Banner Central Finance server, which provides on-line, real-time information processing services to terminals located in each of Central's locations and in Hispanic Express's centralized credit-processing facility. The system allows for complete processing of our:



        - consumer product finance contracts, including application processing and credit approval;


        - acquisition of credit bureau reports, accessing the payment history of all active accounts;

        -       preparation of contracts;

        -       payment posting; and

        -       all other collection-monitoring activities.

In addition, the system provides customized reports to analyze each of our portfolios on a daily, weekly and monthly basis. We believe that the computer system is sufficient to maintain our business lines and portfolios without the need for a material additional investment in management information systems. Hispanic Express has adopted procedures designed to minimize the effect of systems failures and other types of potential problems, including routine backup and off-site storage of computer tapes, as well as redundancy and "mirroring" of certain computer processes.


ADVERTISING



        We actively advertise primarily in Hispanic television and radio, and through newspapers and direct mail targeting both our present and former customers, and potential customers who have used other sources of consumer credit. We believe that our advertising significantly increases our ability to compete effectively with other providers of credit.

EMPLOYEES


        At November 30, 2000, we employed a total of 39 full-time employees. None of our employees are represented by a union or are covered by a collective bargaining agreement. We believe that our relations with our employees are good.


REGULATION OF BANNER CENTRAL FINANCE

GENERAL

        Our finance operations are subject to extensive regulation. Violation of statutes and regulations applicable to us may result in actions for damages, claims for refunds of payments made, certain fines and penalties, injunctions against certain practices and the potential forfeiture of rights to repayment of loans. Changes in state and federal statutes and regulations may affect us. We, together with industry associations, actively lobby in the states in which we operate. Although we are not aware of any pending or proposed legislation that could have a material adverse effect on our business, we cannot assure that future regulatory changes will not adversely affect our lending practices, operations, profitability or prospects.

STATE REGULATION


        Consumer Product Portfolio. In California, the California Retail Installment Sales Act (the "Unruh Act") regulates our consumer product financing business. The Unruh Act requires us to disclose to our customers, among other matters:


        -       the conditions under which we may impose a finance change;

        - the method of determining the balance which is subject to a finance charge;

        -       the method used to determine the amount of the finance charge;
                and

        -       the minimum periodic payment required.

In addition, the Unruh Act provides consumer protection against unfair or deceptive business practices by:

        -       regulating the contents of retail installment sales contracts;

        - setting forth the respective rights and obligations of buyers and sellers; and

        - regulating the maximum legal finance rate or charge and limiting other fees on installment credit sales.


        Mortgage Business. We originate mortgages under the California Finance Lender's License issued by the Department of Corporations. We are monitored and regulated by the Department of Corporations and are subject to annual audits. Under the jurisdiction of the Department of Corporations we are regulated on such items as minimum loan amounts, restrictions on mortgage companies to which we can deliver loans, and certain fees and charges. These fees and charges include appraisal fees, escrow and reconveyance fees. Interest rate and finance charges are not regulated by the Department of Corporations.


        Insurance Premium Finance. The State of California Department of Financial Institutions regulates our insurance premium finance business. In general, state law and regulations set forth requirements and procedures for:

        - the cancellation of policies and collection of unearned premiums;

        -       regulating the form and content of premium finance agreements;

        - limiting the amount of finance, delinquency, cancellation and other fees we may charge; and

        - prescribing notice periods for the cancellation of policies for nonpayment.

FEDERAL REGULATION


        We are subject to extensive federal regulation as well, including the Truth-in-Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and the regulations thereunder and the Federal Trade Commission's Credit Practices Rule. These laws require us to provide full disclosure of the key terms of each loan to every prospective borrower, prohibit misleading advertising, protect against discriminatory lending practices and proscribe unfair credit practices. Among the key disclosure items under the Truth-in-Lending Act are the terms of repayment, the total finance charge and the annual rate of finance charge or "Annual Percentage Rate: on each loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status. Regulation B issued under the Equal Credit Opportunity Act requires creditors to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer-reporting agency. The Credit Practices Rule limits the types of property a creditor may accept as collateral to secure a consumer loan.


BUSINESS CONSIDERATIONS AND CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS AND STOCK PRICE

        Discussions of certain matters contained in this Information Statement may constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate in, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision. Our actual results, performance and achievements may differ significantly from the results, performance or achievements expressed or implied in such forward-looking statements. The following is a summary of some of the important factors that could affect our future results of operations and/or our stock price, and should be considered carefully.

ABSENCE OF OPERATING HISTORY


        Our company was formed on September 5, 2000 and we do not have an operating history as a separate stand-alone company. Our success will depend, in large part, of the ability of our management to implement its business strategy.


ABSENCE OF TRADING MARKET


        There is currently no public market for the shares of our common stock, and we do not know whether a trading market will develop on or after the date such shares are distributed to you. If we do become a publicly traded company, the price at which our common stock would trade cannot be predicted. The price at which our common stock would trade will be determined by the marketplace and may be influenced by many factors, including the limited amount of public float for our common stock, investors perception of our dividend policy (See "Absence of Dividend") and general economic and market considerations, particularly in California. Currently, we have approximately 138 initial beneficial holders and approximately six initial holders of record of our common stock, and that the public float is 1,939,000 common shares.


ABSENCE OF DIVIDEND

        We do not currently intend to pay regular cash dividends on our Common Stock. Our dividend policy will be reviewed from time to time by our Board of Directors in light of our earnings and financial position and other business considerations that our Board of Directors considers relevant.

LIABILITY FOR THIRD PARTY CLAIMS

        The Contribution Agreement provides for the indemnification of Central Finance by Hispanic Express against all liabilities, such as lawsuits or other claims by third parties. In addition, the Contribution Agreement provides for your indemnification at the Liquidation Date by Hispanic Express upon the dissolution and liquidation of Central Financial. However, there is always the possibility that Hispanic Express will cease to exist or that it will not have sufficient assets to fully indemnify Central Financial or you. There is also the possibility that the indemnification obligations of Hispanic Express may not be enforceable under applicable law. In any such case, there would be the possibility that you would be personally liable after the Liquidation Date for third party claims made against Central Financial, on a pro-rata basis and to the extent of the amount distributed to you in the Distribution.


CREDIT RISK ASSOCIATED WITH PURCHASED ACCOUNTS RECEIVABLE; LACK OF COLLATERAL


        Our customers are typically between the ages of 21 and 45, earn less than $25,000 per year, have little or no savings, and have limited or short-term employment histories. In addition, our customers typically have no prior credit histories and are unable to secure credit from traditional lending sources. We base our credit decisions primarily on our assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, we generally consider a customer's income level, type and length of employment, stability of residence, personal references and prior credit history with us. We, however, are more susceptible to the risk that our customers will not satisfy their repayment obligations than are less specialized consumer finance companies or consumer finance companies that have more stringent underwriting criteria.


        Because we rely on the creditworthiness of our customers for repayment and do not rely on collateral securing the debt, we experience actual rates of losses higher than lenders who have collateral which they can repossess in the event of a borrower's default. At September 30, 2000 and at December 31, 1999, net finance receivables of our consumer products portfolio, which accounts for substantially all of our net receivables, had accounts with payments 31 days or more past due as a percentage of end of period net receivables of 7.0%, and 5.9%, respectively. For the nine months ended September 30, 2000 and 1999, and the twelve months ended December 31, 1999 and 1998, the consumer products portfolio had net write-offs of $1.2 million, and $1.7 million and $2.5 million and $2.5 million, respectively. We cannot assure that we will not experience increases in delinquencies and net write-offs which would require additional increases in the provisions for credit losses. For information concerning our credit quality experience, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Consumer Products Portfolio Trend" and "Delinquency Experience and Allowance for Credit Losses."


GENERAL ECONOMIC RISK


        The risks associated with our business become more significant in an economic slowdown or recession. During periods of economic slowdown or recession we have experienced and may again experience a decreased demand for our financial products and services and an increase in rates of delinquencies and the frequency and severity of losses. Our actual rates of delinquencies and frequency and severity of losses have been in the past and may be in the future higher under adverse economic conditions than those generally experienced in the consumer finance industry. Any sustained period of economic slowdown or recession could materially adversely affect its financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Consumer Products Portfolio Trend" and "Delinquency Experience and Allowance for Credit Losses."


DEPENDENCE ON CALIFORNIA MARKET

        Substantially all of our businesses are located, and substantially all of our revenues are generated in California. To date, substantially all of our operations have been in Southern California. Therefore, our performance depends upon economic conditions in California, and in Southern California in particular, and may be adversely affected by social factors or natural disasters in California. During the early 1990's, California



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

experienced adverse economic conditions. A decline in the California economy could have a material adverse effect on our results of operations and financial condition.


DEPENDENCE ON CONSUMER FINANCE PORTFOLIO OF BANNER'S CENTRAL ELECTRIC AND CHANGING BUSINESS FOCUS



        Historically, our major source of revenue has been derived from the consumer finance receivables we purchase from Banner's Central Electric. The performance of the Consumer Products Portfolio and the ability to continue this business line, therefore, depends substantially upon the success of Banner's Central Electric's retail stores and its decision and ability to remain in business over which we have no control. Also, since 1997, Banner's Central Electric's sales have declined significantly with a corresponding decline in the level of receivables we purchase from them and, accordingly, we have begun to change our strategic business focus away from the purchase of these receivables toward our mortgage business.



MORTGAGE PORTFOLIO RISKS AND NEED FOR A LINE OF CREDIT



        The credit risks associated with our second mortgage loans, including applicable loan to value ratios, and the credit and income histories of the mortgagors are generally higher than in conventional conforming mortgage loans and may lead to higher delinquency rates. Also, our businesses may be materially and adversely affected by declining real estate values as our security interest in the property securing such loans is subordinated to the interest of the first mortgage holder. If the value of the property securing the second mortgage loan is not sufficient to repay the borrower's obligation to the first mortgage holder upon foreclosure, or if there is no additional value in such property after satisfying the borrower's obligation to the first mortgage loan holder, the borrower's obligation to us will likely not be satisfied. If we are to continue to grow our mortgage business we will require substantial capital to finance our future operations. Consequentially, our ability to expand our operations will be dependent upon obtaining financing and the terms thereof. To date, we have had preliminary discussions with financial institutions about obtaining a line of credit for our mortgage business, but there cannot be any assurance that we will be successful in obtaining such a line.


SEASONAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


        We historically experience the highest demand for our purchased finance receivables between October and December, and experience the lowest demand for our purchased finance receivables between January and March. These significant seasonal fluctuations in our business directly impact our operating results and cash needs.


COMPETITION


        The installment credit business is highly competitive. Through our relationship with Banner's Central Electric and other retailers, we compete with those department stores, discount stores and other retail outlets which also provide credit to low-income consumers. The largest national and regional competitors have significantly greater resources than we do. Competition may arise from new sources having the expertise and resources to enter our markets either through expansion of operations or acquisitions. Our competitors in the mortgage business include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, savings associations and insurance companies. The largest national and regional competitors have more capital, more locations and greater economic resources than we do.


IMPACT OF GOVERNMENT REGULATION

        Our operations are regulated by federal, state and local government authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. These requirements and restrictions include, among other things:

        -       regulating credit granting activities;

        -       establishing maximum interest rates and charges;

        -       requiring disclosures to customers;

        -       governing secured transactions;

        -       setting collection repossession and claims handling procedures;
                and

        - regulating insurance claims practices and procedures, and other trade practices.


Although we believe that we are in compliance in all material respects with applicable local, state and federal laws, rules and regulations, we cannot assure that more restrictive laws, rules and regulations will not be adopted in the future which may make compliance more difficult or expensive, restrict our ability to purchase or finance installment sales, further limit or restrict the amount of interest and other charges imposed in installment sales originated by retailers or Banner Finance Company, or otherwise materially adversely affect our business or prospects. See "Business -- Regulation of Banner Central Finance."


DEPENDENCE UPON KEY PERSONNEL

        Our success depends substantially on certain members of our senior management, in particular Mr. Cypres, our Chairman of the Board, Chief Executive Officer, and Chief Financial Officer. The loss of the services of Mr. Cypres could materially adversely affect our business and financial condition. We do not maintain key man life insurance.

PROPERTIES


        Our executive and administrative offices occupy 5,000 feet of a building which is owned by an affiliate of West Coast. We do not pay any rent for their space. We believe that our executive and administrative offices are adequate for current and future needs. We lease certain facilities for our automobile insurance operations under month to month contracts.


LEGAL PROCEEDINGS

        We are involved in certain legal proceedings arising in the normal course of business. We do not believe the outcome of these matters will have a material effect on us.


DIVIDENDS


        We have never paid and have no present intention of paying cash dividends on our Common Stock. We anticipate that we will retain all earnings for use in our business, and we do not anticipate paying cash dividends for the foreseeable future. Any determination in the future to pay dividends will depend on our financial condition, capital requirements, results of operations, contractual limitations, legal restrictions and any other factors our Board of Directors deems relevant.


MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - BANNER CENTRAL FINANCE COMPANY



        The following discussion should be read in conjunction with the information in our Consolidated Financial Statements and Notes thereto and other financial data included elsewhere in this Information Statement. Certain statements under this caption constitute "forward-looking statements" under
Section 27A of the Securities Act and Section 21E of the Exchange Act which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference, include but are not limited to, credit quality, economic conditions competition in the geographic and business areas in which we conduct our operations, fluctuations in interest rates and government regulation. For additional information concerning these factors see "Business -- Business Considerations and Certain Factors that May Affect Future Results of Operations and Stock Price."




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


OVERVIEW



        Our aggregate portfolio of gross receivables from which we derived the majority of our revenues declined to $29.8 million at September 30, 2000 compared to $35.5 million and $41.0 million at December 31, 1999 and 1998, respectively, primarily reflecting continued decline in our Consumer Products Portfolio. In 1997, West Coast made a strategic decision to de-emphasize Banner's Central Electric's business and since then Banner's Central Electric retail sales have declined significantly with a corresponding decrease in the level of consumer receivables that we purchased from them. Our gross receivables of the Consumer Products Portfolio declined to $22.8 million at September 30, 2000 compared to $27.8 million and $33.9 million at December 31, 1999 and 1998, respectively. Our Consumer Products Portfolio historically increases from the period between October through December reflecting higher holiday retail credit sales at Banner's Central Electric stores, which we subsequently purchase. Our portfolio of receivables, which we generate from customers of independent retailers, has also experienced significant decline as a result of our decision in 1998 and 1999 to phase out substantially all of these relationships. Our portfolio of automobile insurance premiums, which we finance, has also declined in 1998 and 1999, and in the nine months ended September 30, 2000, as a result of the insurance companies that we act as brokers for offering financing directly to its customers.



        Our Mortgage Portfolio increased to $6.3 million at September 30, 2000 compared to $5.0 million and $0.3 million at December 31, 1999 and 1998, respectively. In August 2000, we made a decision to temporarily suspend making any new mortgage loans pending evaluation of whether we can obtain long-term financing from financial institutions to support future growth. In September 2000, we began to originate first and second mortgage loans for other financial institutions for which we earn an origination fee.

RESULTS OF OPERATIONS


                        CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                            YEARS ENDED            NINE MONTHS ENDED
                                            DECEMBER 31,             SEPTEMBER 30,
                                       --------------------      --------------------
                                        1998         1999         1999         2000
                                       -------      -------      -------      -------
REVENUES:
   Interest income                     $ 9,960      $ 7,821      $ 6,006      $ 5,232
   Other income                          4,070        2,804        2,245        1,663
   Transaction fee from affiliate          933          799          519           --
                                       -------      -------      -------      -------
      Total Revenue                     14,963       11,424        8,770        6,895
                                       -------      -------      -------      -------

COSTS AND EXPENSES:
   Operating expenses                    8,639        6,713        4,988        4,698
   Provision for credit losses           2,862        2,719        1,859        1,422
                                       -------      -------      -------      -------
      Total Costs and Expenses          11,501        9,432        6,847        6,120
                                       -------      -------      -------      -------

   Income before taxes                   3,462        1,992        1,923          775

   Income tax expenses                   1,384          797          769          310
                                       -------      -------      -------      -------
      Net Income                       $ 2,078      $ 1,195      $ 1,154      $   465
                                       =======      =======      =======      =======

PRO FORMA PER SHARE DATA:
Basic earnings per share                            $  0.17                   $  0.06
Diluted earnings per share                          $  0.17                   $  0.06

Weighted average number of
   Common shares outstanding                          7,166                     7,166

CONSUMER PRODUCTS PORTFOLIO TREND


                           CONSUMER PRODUCTS PORTFOLIO
             (DOLLARS IN THOUSANDS, EXCEPT AVERAGE CONTRACT BALANCE)



                                                         YEARS ENDED             NINE MONTHS ENDED
                                                         DECEMBER 31,              SEPTEMBER 30,
                                                     1998          1999          1999          2000
                                                    -------       -------       -------       -------
Gross receivable (at end of period)                 $33,886       $27,788       $26,153       $22,771
Deferred interest (at end of period)                  3,333         2,787         2,395         2,244
                                                    -------       -------       -------       -------
Net receivable (at end of period)                    30,553        25,001        23,758        20,527
Deferred insurance revenues (at end of period)           94            69            71            50
                                                    -------       -------       -------       -------
Net carrying value                                  $30,459       $24,932       $23,687       $20,477
                                                    =======       =======       =======       =======
Average net receivable                              $30,655       $26,359       $27,035       $22,805
Number of contracts (at end of period)               62,897        56,010        52,051        43,908
Average net contract balance                        $   496       $   471       $   470       $   470

Total interest income                                 7,224         6,477         4,985         4,268
Late charge and extension fee income                  1,343         1,283           985           889

Provision for credit losses                           2,404         2,475         1,727         1,395
Provision for credit loss as a percentage
    of average net receivable (1)                       7.8%          9.4%          8.5%          8.2%
Net write-offs                                        2,541         2,474         1,727         1,245
Net write-offs as a percentage of average
    net receivable (1)                                  8.3%          9.4%          8.5%          7.3%

Average interest rate on average net
    Receivable (1)                                     23.6%         24.6%         24.6%         25.0%



(1) Percentages for the nine months ended September 30, 1999 and 2000 are annualized.




MORTGAGE PORTFOLIO



        At September 30, 2000 and December 31, 1999 and 1998, the gross receivables of the mortgage portfolio was $6.3 million, $5.0 million and $0.3 million, respectively. The number of mortgage loans outstanding at September 30, 2000, and December 31 1999 and 1998 were 737, 505 and 18, respectively. The average interest rate on the portfolio for the nine months ended September 30, 2000 and years ended December 31, 1999 and 1998, was 15.6%, 14.7% and 14.5%,
respectively.



        At September 30, 2000, and December 31, 1999, there was $0.3 million and $0.2 million of receivables with balances over 31 days past due.



DELINQUENCY EXPERIENCE AND ALLOWANCE FOR CREDIT LOSSES



        Borrowers under our contracts are required to make monthly payments. The following sets forth our delinquency experience for accounts with payments 31 days or more past due and allowance for credit losses for our finance receivables.

                                                                          FINANCE RECEIVABLES (1)
                                                                          (DOLLARS IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                                              1998           1999           1999           2000
                                                            --------       --------       --------       --------
Past due accounts 31 days or more (gross receivable):       $  2,334       $  2,205          2,210       $  1,502

Accounts with  payments 31 days or more past due as a
   percentage of end of period gross receivables                 5.7%           7.2%           7.5%           6.4%

Allowance for credit losses                                 $  1,590       $  1,619       $  1,590       $  1,441

Allowance for credit losses as a percentage of net
   receivables                                                   4.3%           5.9%           5.9%           6.8%



(1) Includes our consumer products, independent retailer and premium finance portfolios.



        Our finance receivables accounts which were 31 days or more past due decreased to $1.5 million at the end of September 30, 2000 compared to $2.2 million at the end of September 30, 1999 and $2.2 million at the end of December 31, 1999. These declines primarily reflect the decline in the aggregate level of our finance receivables portfolios during these periods. As a percentage of the end of period gross finance receivables, accounts with 31 days or more past due decreased to 6.4% at September 30, 2000 from 7.2% at December 31, 1999, reflecting more stringent credit guidelines which were implemented following a rise in this percentage at the end of December 31, 1999 as compared to December 31, 1998. We believe the rise experienced in this percentage during 1999 was a result of excessive credit burdens for some customers due to an aggressive over extension of credit in the market place in which we compete. Although the allowance for credit losses at September 30, 2000 decreased to $1.4 million from $1.6 million at December 31, 1999, expressed as percentage of net receivables the allowance for credit losses increased to 6.8% at September 30, 2000 compared to 5.9% at December 31, 1999, primarily as a result of the continuing decline of the aggregate receivables portfolios.



NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1999



        Total revenue in the nine months ended September 30, 2000 decreased to $6.9 million from $8.8 million in the nine months ended September 30, 1999, a decrease of $1.9 million.



        Interest income for the nine months ended September 30, 2000 decreased to $5.2 million from $6.0 million in the nine months ended September 30, 1999, a decrease of $0.8 million. This decrease was primarily due to a decrease in our Consumer Products Portfolio as a result of a decreased level of receivables purchased from Banner's Central Electric, reflecting Banner's Central Electric's declining retail sales. For the nine months ended September 30, 2000, our net consumer products portfolio averaged $22.8 million compared to $27.0 million in the nine months ended September 30, 1999. Also contributing to the decline was a decrease in interest income earned on our independent retailers and premium finance portfolio, as a result of our decision to phase out of substantially all of our independent retailer relationships and insurance companies (for which we act as broker) because they are offering financing directly to customers.



        Other income for the nine months ended September 30, 2000 declined to $1.7 million from $2.2 million in the nine months ended September 30, 1999, a decrease of $0.5 million. Other income primarily includes late charges and other fees charged on the receivables portfolio and the sale of automobile insurance. Of the decrease approximately $0.2 million was due to a decline in late charges and other fees primarily reflecting the decrease level of the finance receivables portfolio and $0.3 million was due to a decrease in the level of automobile insurance sold. The agreement under which we charged a transaction fee to Banner's Central Electric was terminated effective January 1, 2000.

        Operating expenses for the nine months ended September 30, 2000 decreased to $4.7 million from $5.0 million in the nine months ended September 30, 1999, a decrease of $0.3 million. Of this decrease, approximately $1.3 was due to a reduction in salary and overhead expenses corresponding to the decrease in revenues in the nine months ended September 30, 2000, offset by a charge of approximately $1.0 million for the early termination of a lease. As a percentage of interest and other income, operating expenses (net of the lease termination charge) were 53.7% and 60.5% in the nine months ended September 30, 2000 and 1999, respectively.



        The provision for credit losses decreased to $1.4 million in the nine months ended September 30, 2000 compared to $1.9 million in the nine months ended September 30, 1999. This decrease was primarily due to a decrease in the average receivable portfolio in the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999, and to decreased delinquencies.



        As a result of the foregoing factors, net income in the nine months ended September 30, 2000 decreased to $0.5 million from $1.2 million in the nine months ended September 30, 1999.



YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998



        Revenues in the year ended December 31, 1999 decreased to $11.4 million from the $15.0 million in the year ended December 31, 1998, a decrease of $3.6 million.



        Interest income for the year ended December 31, 1999 decreased to $7.8 million compared to $10.0 million in the year ended December 31, 1998, a decrease of $2.2 million. Of this decrease, $0.8 million was due to a decrease in interest income earned on our consumer products portfolio as a result of the decreased level of receivables we purchased from Banner's Central Electric, reflecting Banner's Central Electric's declining retail sales. For the year ended December 31, 1999 our gross consumer products portfolio averaged $26.4 million compared to $30.7 million in the year ended December 31, 1998. The remaining decrease was primarily attributable to a $0.8 million and $0.6 million decrease in interest income earned on our independent retailer and premium finance portfolios, respectively, reflecting the declining trends in these portfolios. Also contributing to the decline was a decrease in interest income earned on our independent retailers and premium finance portfolios as a result of our decision to phase out of substantially all of our independent retailer relationships and insurance companies (for which we act as broker) because they are offering financing directly to customers.



        Other income for the year ended December 31, 1999 decreased to $2.8 million from $4.1 million in the year ended December 31, 1998. A decline of $1.3 million in the income primarily includes late charges and other fees charged on the receivables portfolio and the sale of automobile insurance. Of the decrease, approximately $0.2 million was due to a decline in late charges and other fees primarily reflecting the decreased level of the finance receivables portfolio and $1.1 million due to a decrease in the level of automobile insurance sold.



        Transaction fees from an affiliate decreased to $0.8 million in the year ended December 31, 1999 compared to $0.9 million in the year ended December 31, 1998. Banner's Central Electric paid transaction fees to us based upon the level of receivables we purchased from them. The decline in transaction fees of $0.1 million reflected the decline in the level of receivables purchased and a decline in the rate charged on each transaction.



        Operating expenses for the year ended December 31, 1999 decreased to $6.7 million from $8.6 million in the year ended December 31, 1998, a decrease of $1.9 million. This decrease was due to reductions in direct expenses and corporate overhead reflecting the decreased level of business activity. As a percentage of revenue, excluding transaction fees, operating expenses were 63.2% in the year ended December 31, 1999 compared to 61.6% in the year ended December 31, 1998.


        The provision for credit losses in the year ended December 31, 1999 was $2.7 million compared to $2.9 million in the year ended December 31, 1998. This decrease was due to a decreasing balance in the receivables portfolio.


        As a result of the foregoing factors, net income in the year ended December 31, 1999 declined to $1.2 million compared to $2.1 million in the year ended December 31, 1998, a decrease of $0.9 million.

LIQUIDITY AND CAPITAL RESOURCES



        We primarily finance our operations through the cash flow generated from operations and the liquidation of our receivables portfolios and from capital contributions from Central Financial.



        Net cash flow provided from operations totaled $3.5 million and $0.2 million in the nine months ended September 30, 2000 and 1999, respectively. In each of these periods the source of cash primarily consisted of net operating income after non-cash items. Non-cash items in each of the periods included depreciation and amortization, provision for credit losses and deferred income taxes. Other items affecting cash flows from operating activities in each of the periods included cash flows from increases (decreases) in prepaid expenses and other current assets, inventory and accounts payable and accrued expenses.



        Net cash flow used in operations for the year ended December 31, 1999 totaled $0.9 million, while net cash flow provided from operations in the year ended December 31, 1998 was $5.3 million. In each of the years the source of cash primarily consisted of net operating income after non-cash items. Non-cash items in each of the periods included depreciation and amortization, provision for credit losses and deferred income taxes. Other items affecting cash flows from operating activities in each of the periods included cash flows from increases (decreases) in prepaid expenses and other current assets and accounts payable and accrued expenses, and inventory in 1999.



        Net cash provided from investing activities totaled $3.5 million and $5.0 million for the nine months ended September 30, 2000 and 1999, respectively. Net cash provided by investing activities in each of the periods consisted of installment contracts and other contract receivables, offset by capital expenditures and cash flows from installment contracts returned to Central in 1999.



        Net cash provided from investing activities totaled $2.6 million and $9.2 million for the years ended December 31, 1999 and 1998, respectively. Net cash provided by investing activities in each of the years consisted of installment contracts and other contract receivables collected, installment contracts returned to Central, offset by capital expenditures.



        Net cash used in financing activities totaled $7.1 million and $5.6 million for the nine months ended September 30, 2000 and 1999, respectively. Net cash used in financing activities in each of the periods consisted of repayment of notes payable totaling $1.8 million and $12.0 million for the nine months ended September 30, 2000 and 1999, respectively. In addition, net cash used in financing activities included capital distributions totaling $5.3 million to Central Financial for the nine months ended September 30, 2000 and capital contributions from Central Financial totaling $6.4 million for the nine months ended September 30, 1999.



        Net cash used in financing activities totaled $2.1 million and $13.9 million for the years ended December 31, 1999 and 1998, respectively. Net cash used in financing activities consisted of repayment of notes payable totaling $10.2 million and $10.0 million for the years ended December 31, 1999 and 1998, respectively, and capital contributions totaling $8.1 million from Central Financial for the year ended December 31, 1999 and capital distributions totaling $3.9 million for the year ended December 31, 1998.



        We presently do not have a bank line of credit. Pursuant to an operating agreement with Hispanic Express, Hispanic Express has agreed to guarantee up to $4 million of bank borrowings to acquire consumer receivables that we may purchase from Banner's Central Electric. Should we decide to expand our mortgage business, we will need to obtain a bank line of credit.



        We expect that our existing capital resources will adequately satisfy our working capital requirements for the next 12 months. We anticipate that the level of receivables we purchase from Banner Central Electric will continue to decline in the future and will provide us with capital resources in excess of our working capital requirements. Our capital resources will be further enhanced should we liquidate our portfolio of second trust mortgages. To date we have not identified any other businesses in which to invest our excess capital resources.



        Our Board of Directors has authorized open-market purchases of up to 3 million shares of our common stock, subject to applicable law and depending on market considerations and other considerations that may affect open market repurchases of such shares pursuant to authorization from time to time. Any decision to purchase such shares will be based on the price of such shares and whether we have capital available for such purchase.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


        Historically, we have been exposed to interest rate risk in the form of variable interest rates on our Line of Credit. For the nine months ended September 30, 2000 and the twelve months ended December 31, 1999, the average interest rate charged on our previous Line of Credit was 8.7% and 7.7%, respectively. At September 30, 2000, we had no borrowings outstanding and no line of credit.

                   MANAGEMENT - BANNER CENTRAL FINANCE COMPANY



DIRECTORS AND EXECUTIVE OFFICERS


        The following tables set forth certain information at December 13, 2000 regarding our directors and executive officers, their ages and their positions and offices with us.



       NAME                            AGE    POSITION
       -------------------------------------------------------------------------------
       Gary M. Cypres                  57     Chairman of the Board, Chief Executive
                                              Officer and Chief Financial Officer
       Alejandro Ochoa                 39     President
       Salvatore Caltagirone           57     Director
       William R. Sweet                63     Director


GARY M. CYPRES has been our Chairman of the Board and Chief Financial Officer since our formation and Chairman of the Board, Chief Executive Officer and President of Hispanic Express since its formation. Mr. Cypres has been Chairman of the Board, and Chief Executive Officer of Central Financial Acceptance Corporation since its formation in 1996, Chairman of the Board of Central since February 1991, Chairman of the Board and Chief Executive Officer of Central Rents, Inc. since June 1994 and managing general partner of West Coast since March 1990. Prior to that, Mr. Cypres was a general partner of SC Partners, a private investment banking and consulting firm. From 1983 to 1985, Mr. Cypres was Chief Financial Officer of The Signal Companies. From 1973 to 1983, Mr. Cypres was Senior Vice President of Finance at Wheelabrator-Frye Inc. Mr. Cypres was a member of the Board of Trustees and a faculty member of The Amos Tuck School of Business at Dartmouth College.

It is contemplated that after the Distribution, Mr. Cypres will spend that portion of his business time as may be required to oversee our operations and to direct or implement our business strategies. Mr. Cypres will continue to spend a portion of his business time as the managing general partner of West Coast, as Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Banner's Central Electric, and as Chairman of the Board and Chief Executive Officer of Central Rents, Inc. See "Certain Relationships."

ALEJANDRO J. OCHOA, has been our President since our formation. Since August 1998, Mr. Ochoa has been President of Central Financial's mortgage business. Prior to joining Central Financial, Mr. Ochoa was Area Manager and then Regional Vice President with Home Savings of America. From 1983 to 1992 he served as a District Manager with Transamerica Financial Services. Mr. Ochoa graduated from the University of Southern California, School of Business.

SALVATORE J. CALTAGIRONE has been one of our directors since our formation and director of Central Financial since September 1997. Mr. Caltagirone has been retired since October 1994. From the fall of 1990 to October 1994, he was an employee of G.M. Cypres & Company. From March 1987 to June 1990, he was employed as the Managing Director of Henley Group.

WILLIAM R. SWEET has been one of our directors of the since our formation and director of Central Financial since September 1997. In July 1996, Mr. Sweet retired from his position of Executive Vice President -- Wholesale Banking at Union Bank of California, N.A., a position he had held since July 1985. Mr. Sweet currently serves as a trustee of CNI Charter Funds.


COMMITTEES OF THE BOARD OF DIRECTORS


The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee consists of Mr. Caltagirone and Mr. Sweet and will have the authority to determine compensation for our executive officers and to administer our 2000 Stock Option Plan. The Audit Committee consists of Mr. Caltagirone and Mr. Sweet, who have the authority to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range, of the audit and non-audit fees and review the adequacy of our internal accounting controls.

COMPENSATION OF THE BOARD OF DIRECTORS


        We intend to pay to our Board of Directors who are not also our employees, or the Non-Employee Directors, an annual fee of $5,000. Members of the Board of Directors who are our employees will not be paid any Directors' fees. In addition, we may reimburse members of the Board of Directors for expenses incurred in connection with their activities on our behalf. Non-Employee Directors will also each receive options to purchase 18,000 shares of Common Stock at an exercise price to be determined by the Board of Directors under the 2000 Stock Option Plan. All options granted to the Non-Employee Directors will be 40% vested with remaining balance to vest in equal annual installments over 3 years beginning on the date of grant, subject to continued service on the Board of Directors; however, no option can be exercised until at least six months after the date of grant. We will enter into agreements with all directors pursuant to which we will agree to indemnify them against certain claims arising out of their services as directors. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and Bylaws. See "Compensation Pursuant to Plans and Arrangements
- Stock Option Plan" and "Indemnification Arrangements."


EXECUTIVE COMPENSATION

        The following table summarizes the compensation for the year ended December 31, 1999 of our Chief Executive Officer and each of our other executive officers.

                          SUMMARY COMPENSATION TABLE(1)


                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
        NAME AND PRINCIPAL POSITION                   SALARY         BONUS      OPTIONS/SARS
        ---------------------------                  --------       -------     ------------
        Gary M. Cypres (2)                           $ 25,000       $    --           --
                Chairman of the Board, Chief
                Executive Officer and Chief
                Financial Officer

        Alejandro Ochoa (3)                          $140,000       $20,000           --
                President


            (1) Certain of our executive officers receive benefits in addition to salary and cash bonuses. The aggregate amount of such benefits, do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such Named Executive.

            (2) Mr. Cypres became an executive officer of Banner Finance Company upon its formation. In 1999, $25,000 of Mr. Cypres' total compensation paid by Central Financial was allocated to Banner Central Finance. Concurrent with the Distribution, Mr. Cypres will receive a yearly compensation of $75,000.

            (3) Mr. Ochoa became an executive officer of Banner Finance Company upon its formation.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


        We established a Compensation Committee. The Compensation Committee consists of Mr. Caltagirone and Mr. Sweet. Prior to the establishment of the Compensation Committee, decisions concerning the compensation of executive officers were made by the Board of Directors of Central Financial. None of our executive officers currently serves as a director or member of the Compensation Committee of another entity or of any other committee of the Board of Directors of another entity performing similar functions. See "Certain Relationships."

EXECUTIVE INCENTIVE BONUS PROGRAM

        The Compensation Committee may grant contingent performance bonuses to certain of our executive officers, including the Named Executive Officers. The amounts of most incentive bonuses will be payable to the extent that a recipient or we achieve performance goals established by our Board of Directors.

COMPENSATION PURSUANT TO PLANS AND ARRANGEMENTS

        Set forth below is information with respect to certain of our benefit plans and employment arrangements pursuant to which cash and non-cash compensation is proposed to be paid or distributed in the future to our directors and executive officers. Base compensation does not include compensation pursuant to any of the plans and arrangements described herein.

STOCK OPTION PLAN


        Concurrent with the Distribution, Central Financial will terminate its Stock Option Plan. The 2000 Stock Option Plan, or the 2000 Plan, has been approved by our Board of Directors and stockholders. The 2000 Plan provides that it is to be administered by a committee of the Board of Directors, referred to as the Option Committee, consisting of at least two independent directors. The Compensation Committee is expected to function as the Option Committee. The Option Committee has the authority, within limitations as set forth in the 2000 Plan, to establish rules and regulations concerning the 2000 Plan, to determine the persons to whom options may be granted, the number of shares of Common Stock to be covered by each option, and the terms and provisions of the options to be granted, provided, that such grants shall conform with Section 260.140.41 of the California Securities Code. Subject to the terms set forth in the 2000 Plan, the Option Committee has the right to cancel any outstanding options and to issue new options on such terms and upon such conditions as may be consented to by the optionee affected.



        A total of 1,100,000 shares are reserved for issuance under the 2000 Plan. No individual may be granted options under the 2000 Plan with respect to more than 550,000 shares during the duration of the 2000 Plan. Upon the consummation of the Plan, all options granted by Central Finance under its Stock Option Plan will be terminated and certain optionees under such Stock Option Plan will be granted options to purchase shares of common stock of Banner Central Finance under the 2000 Plan. It is expected that options to purchase 491,000 shares of Common Stock of Banner Central Finance will be granted to eligible participants under the 2000 Plan effective upon the closing of the Distribution, including options to certain executive officers as set forth below. Options granted pursuant to the 2000 Plan would vest over two different time periods. Options granted which equal the number of Options granted to executive officers and employees under the Central Financial Stock Option Plan will vest as they would have been vested under the Central Financial Stock Option Plan at the time of distribution, except for those officers and employees which had been with Central Financial or its predecessor company for a period in excess of 5 years, which shall be 60% vested in total options granted to them. Options granted to executive officers and employees which exceed the amounts granted to them under the Central Financial Stock Option Plan will vest in such Options over a five-year period in equal annual amounts. Upon the effectiveness of these grants, 609,000 shares of Common Stock will remain available for future grants of options under the 2000 Plan.


        The number of shares which may be granted under the 2000 Plan or under any outstanding options will be proportionately adjusted in the event of any stock dividend or if the Common Stock shall be split, reverse split, recapitalized, converted, exchanged, reclassified or in any way substituted. Subject to the terms of the 2000 Plan, and in the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in our corporate structure or outstanding shares, the Option Committee may make such equitable adjustments to the number and class of shares available under the 2000 Plan or to any outstanding options as it shall deem appropriate to prevent dilution or enlargement of rights. The maximum term of any option granted pursuant to the 2000 Plan is ten years. In general, shares subject to options granted under the 2000 Plan which expire, terminate or are canceled without having been exercised in full become available again for options grants.

        The class of eligible persons under the 2000 Plan will consist of directors and employees of, and consultants to, us or a parent or subsidiary of us, as determined by the Option Committee, except that Non-

Employee Directors can only receive fixed grants of options under the terms set forth in the 2000 Plan. See "Compensation of the Board of Directors." Options granted under the 2000 Plan may be incentive stock options, or ISOs, or non-qualified options, at the discretion of the Option Committee; however, ISOs can only be granted to our employees or a parent or subsidiary. The 2000 Plan provides that the exercise price of an option (other than Non-Employee Director's option) will be fixed by the Option Committee on the date of grant; however, the exercise price of an ISO must be not less than the fair market value of the Common Stock on the date of the grant. The exercise price of an ISO granted to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of our outstanding stock must be at least equal to 110% of the fair market value of the Common Stock on the date of grant. Any ISOs granted to such participants also must expire within five years from the date of grant and the rate of exercise shall be at least twenty percent per year over five years. Additionally, options granted under the 2000 Plan will not be ISOs to the extent that aggregate fair market value of the shares with respect to which ISOs under the 2000 Plan (or under any other plan maintained by us or a parent or subsidiary of ours) first become exercisable in any year exceeds $100,000. No options shall be granted under the 2000 Plan or after the tenth anniversary of the adoption of the 2000 Plan.


        Options will be non-transferable and non-assignable except by will, the laws of descent and distribution, by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to "immediate family" as defined in 17 C.F.R. 240.16a-1(e). Options (other than Non-Employee Director's options) are exercisable by the holder thereof subject to terms fixed by the Option Committee. However, no option can be exercised until at least six months after the date of grant.

        Notwithstanding the above, an option will be exercisable immediately upon the happening of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option): (1) the holder's retirement on or after attainment of age 65; (2) the holder's disability or death; (3) a "change of control" (as defined in the 2000 Plan) of Banner Central Finance while the holder is in the employ or service of Banner Finance Company; or (4) the occurrence of such special circumstances or events as the Option Committee determines merits special consideration, except with respect to Non-Employee Directors' options, by such other method as the Option Committee may permit from time to time.


        If an option holder terminates employment with us or service as one of our directors or as our consultant while holing an unexercised option, the option will terminate 30 days after such termination of employment or service unless the option holder exercises the option within such 30-day period. However, all options held by an option holder will terminate immediately if the termination is a result of a violation of such holder's duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or such holder's successor-in-interest, as the case may be, is permitted to exercise any option within three months after retirement or within one year after disability or death.


        The 2000 Plan may be terminated and may be modified or amended by the Option Committee or the Board of Directors at any time; provided, however, that
(1) no modification or amendment either increasing the aggregate number of shares which may be issued under options or to any individual or modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of such amendment; and, (2) no such termination, modification or amendment of 2000 Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof.

                                                       NUMBER OF
                                                       SHARES
                                                       UNDER OPTIONS
                                                       TO BE GRANTED
                                                       TO CERTAIN
                                                       EXECUTIVE
       NAME                                            OFFICERS
       ----                                            -------------
       Gary M. Cypres................................  395,000

       Alejandro Ochoa...............................   50,000

       William Sweet.................................   18,000

       Salvatore Caltagirone.........................   18,000



INDEMNIFICATION ARRANGEMENTS


        We have entered into Indemnification Agreements pursuant to which we agree to indemnify certain of our directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements will also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding. Our Certificate of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the DGCL. See "Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws -- Limitation of Liability."



DISCUSSION OF CAPITAL STOCK AND CERTAIN APPLICABLE CORPORATE LAW - BANNER CENTRAL FINANCE COMPANY


        Our authorized capital stock consists of 10,000,000 shares of Common Stock, $.01 par value, or the Common Stock.

COMMON STOCK

        Upon the consummation of the Distribution, we will have 7,166,000 shares of Common Stock issued and outstanding. All shares of Common Stock to be issued in connection with the Distribution will be fully paid and nonassessable.


        The following summarizes the rights of holders of our Common Stock:


        - each holder of Common Stock is entitled to one vote per share on all matters to be voted upon by the stockholders, except as discussed in "Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws";

        - subject to preferences that may apply to shares of preferred stock that we may issue in the future, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors;

        - upon our liquidation, dissolution or winding up, the holders of shares of Common Stock are entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

        - there are no redemptive or sinking fund provisions applicable to our Common Stock; and

        - there are no preemptive, subscription or conversion rights applicable to our Common Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND
BYLAWS

        Some provisions of our certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. Such provisions may also render the removal of the current Board of Directors or management of Hispanic Express more difficult. These provisions include:


        Limitation of Liability. Our certificate of incorporation eliminates the personal liability of our directors to us and our stockholders to the fullest extent permitted by the DGCL; provided, however, that directors shall be liable to the extent provided by applicable law:


        - for any breach of the directors' duty of loyalty to us or our stockholders;

        - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

        -       under Section 174 of the DGCL; or

        - for any transaction from which the director derived any improper personal benefit.

        Our bylaws authorize us to provide indemnification to our directors and officers if they are made party to litigation by reason that such person was acting reasonably on our behalf and in good faith. These provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

        Calling Special Meeting and Action by Written Consent. Special meetings of our stockholders may be called only by our Board of Directors. This may make it more difficult to change the composition of our board of directors or to propose a transaction which could result in a change in control.


        No Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting for any purpose. This ensures that the holder or holders of a majority of our common shares entitled to vote in an election of directors are able to elect all of the directors. This could deter investors from acquiring a minority of our shares of our Common Stock in order to obtain a board seat and influence corporate policy.


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

        Under Section 203 of the DGCL, we may not engage in a "business combination," which includes certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder," namely, any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with such an entity or person, for three years following the time that stockholder became an interested stockholder, unless;

        - prior to such date our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

        - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding for the purposed of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in a tender or exchange offer); or

        - on or subsequent to such date the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.


TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our Common Stock is U.S. Stock Transfer Corporation.

EFFECT OF QUASI-CALIFORNIA CORPORATION LAW

        Section 2115 of the CGCL provides that quasi-California corporations will be subject to certain substantive provisions in the CGCL notwithstanding comparable provisions in the law of the jurisdiction where the corporation is incorporated. Section 2115 is applicable to foreign corporations that have more than half of their stockholders residing in California and more than half of their business deriving from California. The determination of whether a corporation is a quasi-California corporation is based upon information contained in a certificate required to be filed within three months and fifteen days after the end of the corporation's fiscal year or within 30 days after the filings of its franchise tax return, if an extension of time to file such return was granted. Quasi-California corporations that are Large Public Corporations (i.e., that have securities listed on the New York or American stock exchanges, or securities designated for trading on the Nasdaq National Market, if the corporation has at least 800 holders of its equity securities as of the record date for its most recent annual meeting), are exempt from the application of
Section 2115.

        We have qualified to do business in the State of California because we have substantially all of our property, employees and operations in California. Therefore, absent an exemption, we would be deemed to be a quasi-California corporation.


        Because we will be deemed to be a quasi-California corporation, certain of the provisions for our Certificate of Incorporation and Bylaws would not be authorized by California law. In addition, under California law, cumulative voting for the election of directors is mandatory unless a corporation that is a Large Public Corporation has expressly eliminated cumulative voting in its articles of incorporation. Furthermore, California law with respect to the payment of dividends is more restrictive than Delaware law. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pretax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities. See "DIVIDENDS"

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                  PAGE
                                                                                  ----
Report of Independent Public Accountants...........................................95
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets......................................................96
  Consolidated Statements of Income................................................97
  Consolidated Statements of Stockholders' Equity..................................98
  Consolidated Statements of Cash Flows............................................99
  Notes to Consolidated Financial Statements......................................100

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders of Banner Central Finance Company:


We have audited the accompanying consolidated balance sheet of Banner Central Finance Company, a Delaware corporation, and subsidiaries, (the "Company") as of December 31, 1999, as restated, for the extension of the mortgage business -- see Note 3, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Banner Central Finance Company as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



ARTHUR ANDERSEN LLP


Los Angeles, California
January 5, 2001

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                           DECEMBER 31,         SEPTEMBER 30,
                                                               1999*                 2000
                                                           ------------         -------------
                                                                                 (Unaudited)
ASSETS
  Cash                                                     $    72,000            $    27,000
  Finance receivables, net                                  30,231,000             25,304,000
  Prepaid expenses and other current assets                     99,000                 14,000
  Inventory                                                  4,893,000              4,282,000
  Deferred income taxes                                        560,000                484,000
  Property and equipment, net                                  235,000                216,000
  Intangible and other assets, net                             693,000                668,000
                                                           -----------            -----------
     TOTAL ASSETS                                          $36,783,000            $30,995,000
                                                           ===========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Notes payable                                            $ 1,800,000            $        --
  Accounts payable and accrued expenses                        554,000              1,367,000
                                                           -----------            -----------
     TOTAL LIABILITIES                                       2,354,000              1,367,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Group equity                                              34,429,000             29,628,000
                                                           -----------            -----------
     Total stockholders' equity                             34,429,000             29,628,000
                                                           -----------            -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $36,783,000            $30,995,000
                                                           ===========            ===========





* Amounts in 1999 have been restated for certain items more fully described in
Note 3 -- Restatement of Financial Information.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                                                         NINE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                           -------------------------------         -----------------------------
                                                               1998*              1999*               1999               2000
                                                           -----------         -----------         ----------         ----------
                                                                                                             (Unaudited)
REVENUES
          Interest income                                  $ 9,960,000         $ 7,821,000         $6,006,000         $5,232,000
          Other income                                       5,003,000           3,603,000          2,764,000          1,663,000
                                                           -----------         -----------         ----------         ----------
          Total revenues                                    14,963,000          11,424,000          8,770,000          6,895,000
                                                           -----------         -----------         ----------         ----------

COSTS AND EXPENSES
          Operating expenses                                 8,639,000           6,713,000          4,988,000          4,698,000
          Provision for credit losses                        2,862,000           2,719,000          1,859,000          1,422,000
                                                           -----------         -----------         ----------         ----------
          Total costs and expenses                          11,501,000           9,432,000          6,847,000          6,120,000
                                                           -----------         -----------         ----------         ----------
          Income before provision for income taxes           3,462,000           1,992,000          1,923,000            775,000
          Provision for income taxes                         1,384,000             797,000            769,000            310,000
                                                           -----------         -----------         ----------         ----------
          Net income                                       $ 2,078,000         $ 1,195,000         $1,154,000         $  465,000
                                                           ===========         ===========         ==========         ==========

UNAUDITED PRO FORMA DATA: (NOTE 1)
Pro forma net income per common share
(Unaudited):
          Basic                                                                $     0.17                             $     0.06
          Diluted                                                              $     0.17                             $     0.06

Pro forma shares used in calculating pro
forma net income per common share
(Unaudited):
          Basic                                                                 7,166,000                              7,166,000
          Diluted                                                               7,166,000                              7,166,000




        * Amounts in 1999 and 1998 have been restated for certain items more fully described in Note 3 -- Restatement of Financial Information.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                GROUP EQUITY*
                                                                ------------
Balance, December 31, 1997                                      $ 26,879,000
Capital distribution to related party                             (3,866,000)
Net income for the year ended December 31, 1998                    2,078,000
                                                                ------------
Balance, December 31, 1998                                        25,091,000
Capital contribution from related party                            8,143,000
Net income for the year ended December 31, 1999                    1,195,000
                                                                ------------
Balance, December 31, 1999                                        34,429,000
Capital distribution to related party (Unaudited)                 (5,266,000)
Net income for the nine months ended September 30, 2000
(Unaudited)                                                          465,000
                                                                ------------
Balance, September 30, 2000 (Unaudited)                         $ 29,628,000
                                                                ============




* Amounts have been restated for certain items more fully described in Note 3 -- Restatement of Financial Information.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                         NINE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                             -------------------------------       ------------------------------
                                                                 1998*              1999*              1999              2000
                                                             ------------       ------------       ------------       -----------
                                                                                                             (Unaudited)
CASH FLOWS FROM
OPERATING ACTIVITIES:
           Net income                                        $  2,078,000       $  1,195,000       $  1,154,000       $   465,000

           Adjustments to reconcile net income
             to net cash provided by (used in)
             operating activities:
             Depreciation and amortization                        103,000            180,000             80,000            56,000
             Provision for credit losses                        2,862,000          2,719,000          1,859,000         1,422,000
             Deferred income taxes                                194,000             (1,000)             5,000            76,000
           Changes in assets and liabilities:
             Prepaid expenses and other current assets            318,000            (99,000)           (49,000)           85,000
             Inventory                                                 --         (4,893,000)        (3,655,000)          611,000
             Accounts payable and accrued expenses               (256,000)            (2,000)           842,000           813,000
                                                             ------------       ------------       ------------       -----------
             Net cash provided by (used in)
                operating activities                            5,299,000           (901,000)           236,000         3,528,000
                                                             ------------       ------------       ------------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
           Installment contracts and other
            contract receivables (originated
            and acquired) collected, net of recoveries          7,123,000          2,368,000          4,781,000         3,505,000
           Installment contracts returned to Central            2,138,000            262,000            245,000                --
           Capital expenditures, net                              (37,000)           (48,000)           (72,000)          (12,000)
                                                             ------------       ------------       ------------       -----------
              Net cash provided by investing activities         9,224,000          2,582,000          4,954,000         3,493,000
                                                             ------------       ------------       ------------       -----------

          CASH FLOWS FROM FINANCING ACTIVITIES:
           Repayment of notes payable, net                    (10,000,000)       (10,200,000)       (12,000,000)       (1,800,000)
           Capital (distribution to)
            contribution from related party                    (3,866,000)         8,143,000          6,422,000        (5,266,000)
                                                             ------------       ------------       ------------       -----------
             Net cash used in financing activities            (13,866,000)        (2,057,000)        (5,578,000)       (7,066,000)
                                                             ------------       ------------       ------------       -----------

NET INCREASE (DECREASE) IN CASH                                   657,000           (376,000)          (388,000)          (45,000)
CASH, BEGINNING OF PERIOD                                        (209,000)           448,000            448,000            72,000
                                                             ------------       ------------       ------------       -----------
CASH, END OF PERIOD                                          $    448,000       $     72,000       $     60,000       $    27,000
                                                             ============       ============       ============       ===========
CASH PAID DURING THE PERIOD FOR:
           INTEREST                                          $    656,000       $    144,000       $    105,000       $        --
           INCOME TAXES                                      $    908,000       $    825,000       $    523,000       $     9,000





* Amounts in 1999 and 1998 have been restated for certain items more fully described in Note 3 -- Restatement of Financial Information.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      BASIS OF PRESENTATION AND NATURE OF OPERATIONS


        Basis of Presentation -- Banner Central Finance Company ("Banner Central Finance" or the "Company") was formed in September 2000. On September 6, 2000 the Board of Directors of Central Financial Acceptance Corporation ("Central Financial") approved a Plan of Complete Dissolution, Liquidation and Distribution (the "Plan") under which Central Financial's subsidiaries have been reorganized into two public companies, Hispanic Express, Inc. ("Hispanic Express") and Banner Central Finance. The Plan was approved by the stockholders of Central Financial on September 29, 2000 and it is anticipated that the Plan will be consummated on or about February 28, 2001. The Plan requires Central Financial to distribute to Central Financial's stockholders 100% of the outstanding Common Stock of Hispanic Express and Banner Central Finance. Pursuant to the Plan, Central Financial will contribute to Hispanic Express its investment subsidiaries, which are engaged in the small loan, travel finance and travel services businesses and will contribute to Banner Central Finance, its businesses engaged in selling and financing of automobile insurance, its consumer products receivable portfolio and its mortgage business.



        In addition, pursuant to the Plan, Hispanic Express and Banner Central Finance have entered into certain agreements for the purpose of defining the ongoing relationship among them (See Note 7). The transaction and agreements entered into contain provisions for the allocations of certain costs and expenses. Management of Banner Central Finance believes that such agreements provide for reasonable allocation of costs and expenses between the parties.



        The formation of Banner Central Finance has been accounted for at historical cost in a manner similar to a pooling of interest. The accompanying consolidated financial statements reflect the combined operations of Banner Central Finance and its subsidiaries, as if they had been consolidated at the beginning of the periods presented. For accounting purposes, Banner Central Finance has been allocated $1,800,000 of notes payable for the year ended December 31, 1999 (See Note 5).


        Unaudited pro forma net income per share is based on the number of common shares issued by the Company pursuant to the Plan that are assumed to be outstanding as of January 1, 1999.


        Nature of Operations -- The Company (1) purchases and services consumer finance receivables generated by the Company's customers for purchases of high quality brand name consumer products, appliances and furniture sold by Banner's Central Electric, Inc. ("Central," an affiliated company) and by independent retailers; (2) provides automobile insurance products and insurance premium financing to its customers; and (3) originates second trust mortgages. The Company's purchased finance receivables business is dependent upon the business activity of Banner's Central Electric, Inc., or Central, which is focused in Southern California. Central is an affiliate of the Company that has granted the Company the exclusive right to purchase the receivables it originates when it sells its inventory at its retail stores. The Company generally experiences the highest demand for its financial products and services between October and December.


2.      SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES


        Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of Banner Central Finance and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.



        Interim Consolidated Financial Information (Unaudited) -- The interim consolidated financial statements as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 and related footnote information are unaudited and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the interim unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of these interim periods. The results for the nine months ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the entire year.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

        Finance Receivables -- Finance receivables include installment contracts that are purchased from Central, (referred to herein as the "Consumer Product Portfolio"), mortgage loan receivables originated by the Company (referred to herein as the "Mortgage Portfolio"), installment contracts that are originated when customers buy used cars, installment contracts purchased from unaffiliated third party retailers that sell products or services and receivables that arise from automobile insurance premium contracts, (collectively, referred to herein as the "Other Portfolio"). The annual percentage rate varies depending on the length of the contract and the amount of administrative fees. The contracts provide for scheduled monthly payments and mature generally from 1 to 24 months in the Consumer Product Portfolio, 48-60 months in the Mortgage Portfolio and from 8 to 60 months in the Other Portfolio.



        Certain direct loan origination costs are capitalized and recognized into expense over the life of the related loan using a method that approximates the interest method.



        The allowance for credit losses is provided for loans based on previous experience or when the events giving rise to credit losses are estimated to have occurred. The Company's portfolios comprise generally smaller-balance, homogeneous loans that are evaluated collectively to determine an appropriate allowance for credit losses. The allowance for credit losses is maintained at a level considered adequate by management to cover losses in the existing portfolios. Collection of past due accounts is pursued by the Company, and when the characteristics of an individual account indicates that collection is unlikely, the account is charged off and turned over to a collection agency. Accounts are generally charged off when they are between 91 and 150 days past due.



        Allowance for credit losses is increased by charges to the provision for credit losses and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay and current economic conditions. The Company's non-mortgage customers are typically between the ages of 21 and 45 and earn less than $25,000 per year, have little or no savings and limited short-term employment histories. In addition, the Company's customers typically have no prior credit histories and are unable to secure credit from traditional lending sources. The Company makes its credit decisions primarily on its assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, the Company generally considers a customer's income level, type and length of employment, stability of residence, personal references and prior credit history with the Company. As a result, the Company is more susceptible to the risk that its customers will not satisfy their repayment obligations than are less specialized consumer lending companies or consumer finance companies that have more stringent underwriting criteria. Because the Company relies on the creditworthiness of its customers for repayment and does not rely on collateral securing the debt, the Company experiences actual rates of losses higher than lenders who have collateral which they can repossess in the event of a borrower's default.



        Recoveries on charge-offs are recognized as an addition to the allowance for credit losses on the cash basis of accounting and at the time the payment is received. Expenses related to recoveries are included in operating expenses. Recoveries for the nine months ended September 30, 2000 and 1999, and the years ended December 31, 1999 and 1998, amounted to $514,000 and $663,000, and $848,000 and $961,000, respectively.


        Deferred insurance revenue arises from the deferral of the recognition of revenue from certain credit insurance contracts. Insurance premium revenue is recognized over the life of the related contract using a method that approximates the interest method.


        Pursuant to the terms of a financing agreement entered into in 1996 between Central and Central Installment Credit Company, a wholly owned subsidiary of Central Financial, Central Financial returned to Central purchased receivables with a book value, at the date of transfer, of $245,000 for the nine months ended September 30, 1999 and $262,000 and $2,138,000 for the years ended December 31, 1999 and 1998, respectively.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

        Inventories -- The Company purchases consumer product inventory which it holds under a consignment arrangement until sold by Central. Inventories are stated at the lower of cost or market. Cost is determined by the average cost method.



        Property and Equipment -- Property and equipment are carried at cost. Long-lived property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long Lived Assets." If the carrying amount of the asset exceeds the estimated undiscounted future cash flows to be generated by the asset, an impairment loss would be recorded to reduce the asset's carrying value to its estimated fair value.



        Depreciation and amortization are computed primarily using the straight-line method over the estimated lives of the assets, as follows:



               Furniture, equipment and software.......... 5 to 10 years
               Leasehold improvements..................... Life of lease



        Intangible Assets -- Intangible assets primarily arose in connection with the Company's acquisition of the net assets of an automobile insurance business during 1996. The excess of the purchase price over the fair value of net assets acquired is being amortized using the straight-line method over 30 years. The recoverability of the excess of the purchase price over the fair value of net assets acquired is analyzed annually based on undiscounted future cash flows. If the carrying value of the intangible asset exceeds the estimated undiscounted future cash flows, an impairment loss would be recorded to reduce the asset's carrying value to its estimated fair value. No impairment loss has been recorded to date. Accumulated amortization of intangibles as of September 30, 2000 and December 31, 1999 was $112,000 and $93,000, respectively.



        Income Recognition -- Interest income on the Consumer Product Portfolio is deferred (recorded as an off-set to finance receivables -- See Note 3) and recognized over the lives of the contracts using a method that approximates the interest method. Interest income on the Other Portfolio and our Mortgage Portfolio are deferred and recognized using the interest method. Transaction fees on contracts purchased from a related party and origination fees earned on mortgages are deferred and recognized using the interest method. Commissions income and broker fee income from the sale of automobile insurance products is deferred and recognized over the terms of the contracts, typically 12 months.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

Other income consists of:



                                                                        NINE MONTHS ENDED
                                     YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                    --------------------------      --------------------------
                                        1998           1999            1999            2000
                                    ----------      ----------      ----------      ----------
                                                                            (Unaudited)
Other Income
  Late and extension charges        $1,585,000      $1,408,000      $1,083,000      $  927,000
  Insurance products and other       3,418,000       2,195,000       1,681,000         736,000
                                    ----------      ----------      ----------      ----------
                                    $5,003,000      $3,603,000      $2,764,000      $1,663,000
                                    ==========      ==========      ==========      ==========



        Income Taxes -- The Company, Central Financial and Hispanic Express have entered into a Tax-Sharing Agreement (See Note 7). The Company follows SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, income tax expense includes income taxes payable for the current year and the change in deferred income tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or income tax returns. A valuation allowance is recognized to reduce the carrying value of the deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.



        Advertising -- The Company advertises primarily on Hispanic television and radio, and through newspapers and direct mail. All advertising costs are expensed as incurred. Advertising expense for the nine months ended September 30, 2000 and 1999, and the years ended December 31, 1999 and 1998 were $91,000 and $134,000, and $172,000 and $134,000, respectively.



        Concentration of Credit Risk -- The Company places its temporary cash and cash investments with high quality financial institutions. Management monitors the financial creditworthiness of these financial institutions. As of December 31, 1999, such investments were in excess of insured limits. The Company's purchased receivables business activity is with low-income customers located primarily in the greater Los Angeles area. A significant portion of the customers' ability to repay their loans is dependent upon general economic factors within the geographical area in which the Company operates. The Company's loans are unsecured and, thereby, the Company's ability to get repaid is totally dependent upon the general financial strength of the borrower. To mitigate a portion of this risk, the Company generally limits the amount it will loan to a single customer to an amount not to exceed $1,300. The Company's mortgage business is also with customers located primarily in the greater Los Angeles area. A significant portion of the customers' ability to repay their mortgage loans is dependent upon general economic factors within the area in which the Company operates. Although these loans are secured, the Company is still dependent upon the general financial strength of the borrowers and the value of the borrowers' residential property.



        Fair Value of Financial Instruments -- The carrying value of the Company's finance receivables approximates their fair value due to their short term nature and the generally stable rates of interest currently being charged in comparison to the rates reflected in the existing portfolios. Management believes that the fair value of the Company's financial instruments approximates their carrying values as of September 30, 2000 and December 31, 1999.



        The fair value of mortgages is estimated by utilizing discounted future cash flow calculations using interest rates currently being offered for similar loans to borrowers with similar credit risks and for the remaining estimated maturities. Substantially all of the Company's mortgages were issued after January 1, 1999. Management believes the carrying value of the mortgage portfolio approximates its carrying value as of September 30, 2000 and December 31, 1999.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

        Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



        New Accounting Pronouncements -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.



        The effective date of SFAS No. 133 was delayed by the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," until fiscal years beginning after June 15, 2000. The Company plans to adopt this statement on January 1, 2001. Management does not believe that adoption of this statement will have a material effect on the Company's financial position or results of operations. The Company does not currently own any derivative instruments.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES



              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED





3.      RESTATEMENT OF FINANCIAL INFORMATION



        The Company has restated its financial statements for the years ended December 31, 1999 and 1998 to reflect the contribution of the mortgage business from Central Financial to the Company, which was previously reported in the financial statements of Hispanic Express. The previously reported financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States and were restated to reflect the reclassification of the mortgage business from the Company to Banner Central Finance. The impact of these adjustments on the Company's financial results as originally reported is summarized below:




                                      1998                             1999
                          ----------------------------      ----------------------------
                          AS REPORTED      AS RESTATED      AS REPORTED      AS RESTATED
                          -----------      -----------      -----------      -----------
Revenues
     Interest income      $ 9,942,000      $ 9,960,000      $ 7,466,000      $ 7,821,000
     Other income           5,003,000        5,003,000        3,603,000        3,603,000
                          -----------      -----------      -----------      -----------
     Total revenues       $14,945,000      $14,963,000      $11,069,000      $11,424,000
                          ===========      ===========      ===========      ===========

Net income                $ 2,067,000      $ 2,078,000      $ 1,012,000      $ 1,195,000
                          ===========      ===========      ===========      ===========

Net income per share                                        $      0.14      $      0.17
                                                            ===========      ===========

Retained earnings at
     end of year          $24,764,000      $25,091,000      $29,492,000      $34,429,000
                          ===========      ===========      ===========      ===========




4.      FINANCE RECEIVABLES



                                                    DECEMBER 31,            SEPTEMBER 30,
                                           ----------------------------     ------------
                                               1998             1999             2000
                                           -----------      -----------      -----------
                                                                              (Unaudited)
Finance Receivables consist of:
Consumer Product Portfolio                 $33,886,000      $27,788,000      $22,771,000
Mortgage Portfolio                             327,000        4,986,000        6,256,000
Other Portfolios                             6,835,000        2,718,000          791,000
                                           -----------      -----------      -----------
                                            41,048,000       35,492,000       29,818,000

Less: deferred interest and insurance        3,807,000        3,056,000        2,370,000
Less: deferred loan origination fees            70,000          537,000          640,000
Less: allowance for credit losses            1,590,000        1,668,000        1,504,000
                                           -----------      -----------      -----------
                                           $35,581,000      $30,231,000      $25,304,000
                                           ===========      ===========      ===========

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

Customers are required to make monthly payments on installment contracts. The aggregate gross balance of accounts with payments 31 days or more past due are:


                                             DECEMBER 31,        SEPTEMBER 30,
                                 ---------------------------     -------------
                                     1998            1999            2000
                                 -----------      ----------      ----------
                                                                  (Unaudited)
Consumer Product Portfolio:
  Past due 31 days or more       $ 1,566,000      $1,470,000      $1,442,000
                                 ===========      ==========      ==========

Mortgage Portfolio:
  Past due 31 days or more       $        --      $  153,000      $  261,000
                                 ===========      ==========      ==========
Other Portfolios:
  Past due 31 days or more       $   768,000      $  735,000      $   60,000
                                 ===========      ==========      ==========



Included in the other portfolios are delinquencies on canceled automobile insurance premium contracts. Since the Company seeks recovery of unearned premiums from the insurance companies, which can take up to 90 days, loans are not considered delinquent until more than 90 days past due. The amount greater than 90 days was $303,000 at December 31, 1999. There were no amounts greater than 90 days at September 30, 2000.


The allowance for credit losses includes the following:


                                                                                          NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                -----------------------------       -----------------------------
                                                   1998               1999             1999               2000
                                                -----------       -----------       -----------       -----------
                                                                                             (Unaudited)
Allowance for credit losses, beginning of
  period                                        $ 2,048,000       $ 1,590,000       $ 1,590,000       $ 1,668,000
Provision for credit losses                       2,862,000         2,719,000         1,859,000         1,422,000
Charge-offs, Net                                 (3,320,000)       (2,641,000)       (1,859,000)       (1,586,000)
                                                -----------       -----------       -----------       -----------
Allowance for credit losses, end of period      $ 1,590,000       $ 1,668,000       $ 1,590,000       $ 1,504,000
                                                ===========       ===========       ===========       ===========



5.      NOTES PAYABLE



        Central Financial had a line of credit agreement with several banks and Wells Fargo Bank National Association, as Agent, (the "Wells Fargo Line of Credit"), that provided for the issuance of notes up to $100,000,000 subject to an allowable borrowing base. Borrowings under the facility bore interest at a weighted average rate of 8.0% and 7.7% in 1998 and 1999. Notes payable allocated to the Company at December 31, 1999 was $1,800,000 (See Note 1). The note was repaid in January 2000.



6.      INCOME TAXES



        The Company, Central Financial and Hispanic Express have entered into a Tax-Sharing Agreement (See Note 7). The income tax provision as presented in the accompanying consolidated financial statements are based upon the amount the Company would have paid as if it filed separate income tax returns for the periods presented.

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

        The provision for income taxes consists of the following:



                                          DECEMBER 31,                 SEPTEMBER 30,
                                ---------------------------       ----------------------
                                    1998             1999           1999           2000
                                -----------       ---------       --------      --------
                                                                       (Unaudited)
CURRENT:
Federal                         $ 1,041,000       $ 699,000       $669,000      $203,000
State                               149,000          99,000         95,000        31,000
                                -----------       ---------       --------      --------
                                  1,190,000         798,000        764,000       234,000
DEFERRED:
Federal                             170,000          (1,000)         4,000        66,000
State                                24,000              --          1,000        10,000
                                                  ---------       --------      --------
                                    194,000          (1,000)         5,000        76,000
                                -----------       ---------       --------      --------
Provision for income taxes      $ 1,384,000       $ 797,000       $769,000      $310,000
                                ===========       =========       ========      ========




        A reconciliation of the provision for income taxes to the statutory rates is as follows:


                                                       DECEMBER 31,             SEPTEMBER 30,
                                                   -------------------       -------------------
                                                    1998         1999         1999         2000
                                                   ------       ------       ------       ------
                                                                                  (Unaudited)
Federal income taxes at statutory rate               35.0%        35.0%        35.0%        35.0%
State franchise taxes, net of federal benefit         5.0%         5.0%         5.0%         5.0%
                                                   ------       ------       ------       ------
                                                     40.0%        40.0%        40.0%        40.0%
                                                   ======       ======       ======       ======



        The tax effects of temporary differences giving rise to the deferred income tax assets and (liabilities) are as follows:


                                DECEMBER 31,    SEPTEMBER 30,
                                    1999           2000
                                 ---------       ---------
                                                (Unaudited)
Allowance for credit losses      $ 647,000       $ 579,000
Amortization of goodwill           (37,000)        (45,000)
Other                              (50,000)        (50,000)
                                 ---------       ---------
  Net deferred tax asset         $ 560,000       $ 484,000
                                 =========       =========




7.      RELATED PARTY TRANSACTIONS



        In connection with its formation, the Company, Central Financial, Hispanic Express and Central entered into certain agreements (the "Financing Agreement," the "Tax-Sharing Agreement" and the "Operating Agreement").


        The Financing Agreement grants the Company the exclusive right to provide financing to Central customers for a term of ten years from the date of the Plan and provides that any contracts purchased pursuant to this agreement will be at face value. As part of the Financing Agreement, the Company has agreed to provide Central

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES with up to $6.0 million of inventory or inventory financing as long as the Financing Agreement remains in effect and Central has agreed to provide the Company, at no charge, an amount of floor space at Central's stores as the Company from time to time requests. In connection with this Financing Agreement, the Company purchased $13.8 million and $11.8 million of inventory during the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, of which $4.9 million and $4.3 million is included in inventory at December 31, 1999 and September 30, 2000, respectively. The Company can terminate the Financing Agreement at any time upon one year's prior written notice to Central. Prior to January 1, 2000, the Company purchased receivables from Central at face value less a transaction fee and could return to Central certain levels of purchased receivables. For the nine months ended September 30, 1999 and the years ended December 31, 1999 and 1998, the transaction fees amounted to $0.5 million, $0.8 million and $0.9 million, respectively, and the receivables returned to Central were $0.2 million, $0.3 million and $2.1 million, respectively.



        The Operating Agreement provides, among other things, that Hispanic Express or their affiliates are obligated to provide to the Company, and the Company is obligated to utilize, certain services, including receivables servicing, collections, payments, applications, accounting, management information systems and employee benefits. The Operating Agreement also provides for Hispanic Express to guarantee up to $4,000,000 of bank or similar financing of the Company, pursuant to certain conditions. To the extent that such services directly relate to the finance portion of the consumer products business contributed by Central Financial to the Company, or to the extent that other costs are incurred by Hispanic Express or its affiliates that directly relate to the Company, the Company is obligated to pay Hispanic Express or its affiliates the actual cost of providing such services or incurring such costs. The Operating Agreement continues until terminated by either the Company or Hispanic Express upon one year's prior written notice. Termination may be made on a service-by-service basis or in total. Allocated expenses totaled $2,410,000, and $3,289,000 for the nine months ended September 30, 2000 and 1999 and $4,373,000 and $5,529,000 for the years ended December 31, 1999, and 1998, respectively.



        The Company, Central Financial and Hispanic Express have entered into a Tax-Sharing Agreement which provides, among other things, for the payment of federal, state and other income tax remittances or refunds for periods during which the Company was included in the same consolidated group for federal income tax purposes; the allocation of responsibility for the filing of such tax returns and various related matters. For periods in which the Company was included in Central Financial's consolidated federal income tax returns, the Company will be required to pay its allocable portion of the consolidated federal, state and other income tax liabilities of the group and will be entitled to receive refunds determined as if the Company had filed separate income tax returns. With respect to Central Financial's liability for payment of taxes for all periods during which the Company was so included in Central Financial's consolidated federal income tax returns, the Company will indemnify Central Financial for all federal, state and other income tax liabilities of the Company for such periods. The date of the consummation of the Plan will be the last day on which the Company will be required to be included in Central Financial's consolidated federal income tax returns.



        For the twelve months ended December 31, 1998, the Company made a capital distribution to its parent company of $3,866,000 and received a capital contribution for the twelve months ended December 31, 1999 of $8,143,000. For the nine months ended September 30, 2000, the Company made a capital distribution to its parent company of $5,266,000. The capital transactions for the periods presented reflect contributions and distributions arising from the changing levels of the Company's receivables portfolios.



8.      STOCK OPTION PLAN



In connection with the Plan, the Company adopted the 2000 Stock Option Plan (the "2000 Plan"). Subject to the terms of the 2000 Plan, a total of 1,100,000 shares of authorized Common Stock have been reserved for issuance pursuant to terms and conditions as determined by the Board of Directors. During the duration of the 2000 Plan, no individual may be granted options of more than 550,000 shares. Upon the consummation of the Plan, all options granted by Central Finance under its Stock Option Plan will be terminated and certain optionees under such

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

Stock Option Plan will be granted options to purchase shares of common stock of Banner Central Finance under the 2000 Plan. Options to purchase 491,000 shares of Common Stock of Banner Central Finance will be granted to eligible participants under the 2000 Plan effective upon the consummation of the Plan. Executive officers and employees receiving options will be vested in such options in an amount that they would have been vested under the Central Financial Stock Option Plan at the time of consummation of the Plan, except for those officers and employees which had been with Central Financial or its predecessor for a period in excess of five years, which shall be 60% vested in total options granted to them. Upon the effectiveness of these grants, 609,000 shares of Common Stock will remain available for future grants of options under the 2000 Plan. The options have a maximum duration of five years and are subject to certain vesting and cancellation provisions, and may not be granted at less than the market value of the Company's Common Stock on the date of grant of the option.



        None of the options which will be granted have been included in the computation of diluted earnings per share reflected in the Consolidated Statement of Income. Upon issuance of the options in future periods, the earnings per share may be diluted to the extent that the average market value of the Company's stock exceeds the option exercise price.



9.      SEGMENT INFORMATION



        The Company's reportable segments are consumer receivables, mortgage loans, other and corporate overhead. Other includes primarily the automobile insurance and insurance premium financing operations. Information about these segments as of, or for the nine months ended September 30, 2000 and 1999, and for the years ended December 31, 1999 and 1998 is as follows:



                                      CONSUMER                                         CORPORATE
                                     RECEIVABLES       MORTGAGE          OTHER          OVERHEAD          TOTAL
                                     -----------      ----------      -----------       ---------      -----------
For the Nine Months Ended
September 30, 2000 (unaudited)

Interest income                      $ 4,483,000      $  715,000      $    34,000       $      --      $ 5,232,000
Other income                             936,000         155,000          572,000              --        1,663,000
                                     -----------      ----------      -----------       ---------      -----------
   Total revenue                     $ 5,419,000      $  870,000      $   606,000       $      --      $ 6,895,000
                                     ===========      ==========      ===========       =========      ===========

Pre-tax segment earnings (loss)      $   716,000      $  266,000      $   (32,000)      $(175,000)     $   775,000
Segment assets                       $24,323,000      $5,611,000      $ 1,061,000       $      --      $30,995,000

For the Nine Months Ended
September 30, 1999 (unaudited)

Interest income                      $ 5,530,000      $  184,000      $   292,000       $      --      $ 6,006,000
Other income                           1,602,000          55,000        1,107,000              --        2,764,000
                                     -----------      ----------      -----------       ---------      -----------
   Total revenue                     $ 7,132,000      $  239,000      $ 1,399,000       $      --      $ 8,770,000
                                     ===========      ==========      ===========       =========      ===========

Pre-tax segment earnings (loss)      $ 2,078,000      $   52,000      $   (69,000)      $(138,000)     $ 1,923,000

Segment assets                       $28,609,000      $3,555,000      $ 1,902,000       $      --      $34,066,000

For the Year Ended
December 31, 1999
Interest income                      $ 7,131,000      $  355,000      $   335,000       $      --      $ 7,821,000
Other income                           2,119,000          98,000        1,386,000              --        3,603,000
                                     -----------      ----------      -----------       ---------      -----------
   Total revenue                     $ 9,250,000      $  453,000      $ 1,721,000       $      --      $11,424,000
                                     ===========      ==========      ===========       =========      ===========

                 BANNER CENTRAL FINANCE COMPANY AND SUBSIDIARIES

                                      CONSUMER                                            CORPORATE
                                     RECEIVABLES       MORTGAGE            OTHER           OVERHEAD          TOTAL
                                     -----------      ----------        -----------       ---------      -----------
Pre-tax segment earnings (loss)      $ 2,106,000      $   163,000       $  (135,000)      $(279,000)      $ 1,992,000
Segment assets                       $30,659,000      $ 4,470,000       $ 1,654,000       $      --       $36,783,000

For the Year Ended
December 31, 1998
Interest income                      $ 9,075,000      $    18,000       $   867,000       $      --       $ 9,960,000
Other income                           3,230,000            3,000         1,770,000              --         5,003,000
                                     -----------      -----------       -----------       ---------       -----------
   Total revenue                     $12,305,000      $    21,000       $ 2,637,000       $      --       $14,963,000
                                     ===========      ===========       ===========       =========       ===========

Pre-tax segment earnings (loss)      $ 3,082,000      $   (67,000)      $   133,000       $(344,000)      $ 3,462,000
Segment assets                       $33,781,000      $   304,000       $ 3,563,000       $      --       $37,648,000



10.     COMMITMENTS AND CONTINGENCIES



        The Company leases office space for its automobile insurance business under operating leases which have expired and are currently on a month-to-month basis. Aggregate rental expense for the nine months ended September 30, 2000 and 1999 were $51,000 and $54,000, respectively, and for the years ended December 31, 1999 and 1998 were $72,000 and $73,000, respectively.



        In August 2000, the Company entered into an agreement which provides for the early termination of a lease with a third party where it was conducting a significant portion of its business. In connection therewith, the Company has recorded a charge of $997,000, which is included in operating expenses. The Company presently conducts these operations in a newly constructed facility and is provided space by Central in connection with the Financing Agreement.



        The Company has entered into an Guaranty Agreement with Hispanic Express pursuant to which it has agreed to assume all liabilities and responsibilities under the Central Financial Supplemental Executive Retirement Plan, or SERP, solely and exclusively for Mr. Cypres, should Hispanic Express default on its obligations to pay the benefits due Mr. Cypres under the SERP.



        The Company is from time to time involved in routine litigation incidental to the conduct of its business. Management of the Company believes that litigation currently pending will not have a material adverse effect on the Company's financial position or results of its operations.




                                    * * * * *

              FORWARD-LOOKING STATEMENTS AND AVAILABLE INFORMATION


        This Information Statement contains various forward-looking statements and includes statements concerning beliefs, plans, objectives, goals, expectations, estimates, intentions, operations, and prospects regarding Hispanic Express and Banner Central Finance, including statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions. These forward-looking statements are based upon current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Central Financial provides the following cautionary statement identifying important factors (some of which are beyond the control of Central Financial, Hispanic Express and Banner Central Finance) which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

        Such factors include the following:

        - the presence in Hispanic Express's and Banner Central Finance's market area of competitors with greater financial resources than Hispanic Express and Banner Central Finance;

        - the timely development of competitive new products and services by Hispanic Express and Banner Central Finance and the acceptance of those products and services by customers and regulators (when required);

        - the willingness of customers to substitute competitors' products and services for those of Hispanic Express and Banner Central Finance and vice versa;

        -      changes in consumer spending and savings habits;

        -      the effect of changing regional and national economic conditions;

        - the effects of trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

        -      significant changes in interest rates;

        -      inflation, stock and bond market, and monetary fluctuations;

        -      credit risks of consumer, and other lending activities;

        - changes in federal and state financial services laws and regulations;

        -      unanticipated regulatory or judicial proceedings; and

        - other external developments which could materially impact Hispanic Express' and Banner Central Finance's operational and financial performance.

The foregoing list of important factors is not exclusive, and neither such list nor any forward-looking statement takes into account the impact that any future acquisition may have on Hispanic Express and Banner Central Finance and on any such forward-looking statement.

AVAILABLE INFORMATION

        It is contemplated that when the shares of common stock of Hispanic Express and Banner Central Finance are distribution to you, Hispanic Express and Banner Central Finance will become publicly traded companies. In such event, each company will be subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, and proxy materials with the Securities and Exchange Commission. Central Financial currently is subject to the reporting requirements of the Exchange Act and, in accordance therewith, files reports and proxy materials with the Securities and Exchange Commission. Copies of such reports and materials, including the exhibits thereto, and the other information filed by Central Financial with the Securities and Exchange Commission can be inspected and copied at the public reference facilities of the Securities and Exchange Commission, 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Copies may also be obtained from the Securities and Exchange Commission's Web Site (http://www.sec.gov).